 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-265465
PROSPECTUS
CADRE HOLDINGS, INC.
(a Delaware corporation)
4,000,000 Shares
Common Stock

Cadre Holdings, Inc. is selling 2,250,000 shares of common stock. The selling stockholders identified in this prospectus are selling an additional 1,750,000 shares of common stock. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholders.
Our shares trade on The New York Stock Exchange under the symbol “CDRE.” On June 9, 2022, the last sale price of the shares as reported on the New York Stock Exchange was $24.63 per share.
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

	Per Share	Total
Public offering price	$23.50	$94,000,000(1)
Underwriting discounts(2)	$1.41	$5,640,000(1)
Proceeds, before expenses, to Cadre Holdings, Inc.	$22.09	$49,702,500(1)
Proceeds, before expenses, to selling stockholders	$22.09	$38,657,500(1)

(1)
Assumes no exercise of the underwriters’ option to purchase additional shares described below.

(2)
See the section titled “Underwriting” for additional information regarding the compensation payable to the underwriters.

The underwriters may also exercise their option to purchase up to an additional 600,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about June 14, 2022.
BofA Securities	Jefferies
B. Riley SecuritiesStephens Inc.
Co-Managers
Roth Capital PartnersLake StreetTexas Capital Securities
The date of this prospectus is June 9, 2022.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates.

None of us, the selling stockholders or the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus and any free writing prospectus we have prepared. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are offering to sell shares of common stock, and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.
For investors outside the United States: none of us, the selling stockholders or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless expressly indicated or the context requires otherwise, the terms “Cadre,” “Cadre Holdings,” “Company,” “we,” “us,” and “our” in this prospectus refer to Cadre Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.
Business Overview
For over 55 years, we have been a global leader in the manufacturing and distribution of safety and survivability equipment for first responders. Our equipment provides critical protection to allow its users to safely perform their duties and protect those around them in hazardous or life-threatening situations. Through our dedication to superior quality, we establish a direct covenant with end users that our products will perform and keep them safe when they are most needed. We sell a wide range of products including body armor, explosive ordnance disposal equipment and duty gear through both direct and indirect channels. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition. The majority of our manufactured product offering is governed by rigorous safety standards and regulations. Demand for our products is driven by technological advancement as well as recurring modernization and replacement cycles for the equipment to maintain its efficiency, effective performance and regulatory compliance.
As discussed below, we believe we have established leading market positions in our major product categories through high-quality standards, innovation and a direct connection to the end users, including being a leading provider of explosive ordnance disposal technician equipment globally as well as a leading provider of safety holsters and a top provider of soft body armor for first responders in the U.S. We service the ever-changing needs of our end users by investing in research and development for new product innovation and technical advancements that continually raise the standards for safety and survivability equipment in the first responder market. Our target end user base includes domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians (“EMT”), fishing and wildlife enforcement and departments of corrections, as well as federal agencies including the U.S. Department of State (“DoS”), U.S. Department of Defense (“DoD”), U.S. Department of Interior (“DoI”), U.S. Department of Justice (“DoJ”), U.S. Department of Homeland Security (“DHS”), U.S. Department of Corrections (“DoC”) and numerous foreign government agencies. We have a large and diverse customer base, with no individual customer representing more than 10% of our total revenue for the year ended December 31, 2021.
We are committed to honoring those who put their lives in danger through the SAVES CLUB®, which pays homage to first responders who experience a life-threatening incident in the line of work in which our armor or gear contribute to saving their lives. The club currently has over 2,000 members and counting. With the help of our suppliers, distributors and first responder end users, we strive to fulfill the Company creed: Together, We Save Lives.
Industry Overview
The market for safety and survivability equipment serving first responders focuses on providing a diverse set of protective and mission enhancing products and solutions to our target end users. The market is driven by multiple factors including customer refresh cycles, the growing number of personnel employed by first responder organizations, equipment replacement and modernization trends, greater emphasis on public and first responders’ safety and demographic shifts.
Body armor, explosive ordnance disposal equipment and duty gear comprise the core product areas in the safety and survivability equipment market and law enforcement personnel growth is a significant driver for our business. The U.S. Bureau of Labor Statistics projects the number of law enforcement personnel in the U.S. to increase at a faster rate than broader labor market growth over the 10-year period from 2019 to 2029, or 5%, from 813,500 in 2019 to 854,200 in 2029. Demand for first responder safety and survivability equipment is also fueled by increasing law enforcement budgets.
In addition to the macro industry trends, each of these product segments experiences unique drivers in and of themselves. Increasing mandatory body armor use and refresh policies, evolving technical standards and increases in tactical or special weapons and tactics (“SWAT”) law enforcement personnel act as tailwinds to the body armor market. Meanwhile, the explosive ordnance disposal equipment market is driven by the continued emergence of new global threats while duty gear is primarily driven by product use, firearms accessories (lights and red-dot sights) and replacement cycles.
Our management estimates the annual addressable market for soft body armor (including tactical soft armor) to be approximately $870 million. We also estimate explosive ordnance disposal equipment to have an addressable market of approximately $245 million over the seven-to-ten year life cycle of the products’ installed base. Finally, the annual addressable market for holsters for the global law enforcement and military and consumer markets is estimated to be approximately $380 million.
The international market is also poised for growth as foreign governments face increasingly complex safety challenges and seek to replace legacy equipment. Additionally, we foresee the demand for safety and survivability equipment from overseas markets to increase due to heightened awareness of the importance and effectiveness of such products as countries are exposed to new threats. Our management estimates our addressable number of total law enforcement personnel outside the U.S. to be approximately 9,658,000, representing a substantial market opportunity.
Our management team believes that the safety and survivability equipment industry for first responders represents a stable and growing market with long-term opportunities. Given our strong market standing, direct connection to the end users, extensive distribution network, long history of innovations and high-quality standards, we believe we are well positioned to capitalize on the positive market dynamics.
Competitive Strengths
Leading, independent global provider of safety and survivability equipment for first responders.   Our history as a leading provider of high-quality safety and survivability equipment dates back to 1964. Our differentiated value proposition is built on superior quality combined with an unwavering focus on critical safety standards, making us the trusted brand name for first responders. Our extensive product breadth allows us to serve as a one-stop shop for our end users and their safety and survivability equipment needs.
Strong market positions.   Based on data we collect related to end users and publicly available information on awarded contracts and purchases, we believe we have leading market positions across multiple product categories through superior quality and performance differentiating us from our competition. By way of reference, we sell concealable tactical, hard armor, or duty retention holsters to the majority of the top 50 police departments in the U.S. by size. Furthermore, we are a party to multi-year contracts for the largest bomb suit teams in the world including all branches of the U.S. military. Our products continually exceed stringent industry safety standards and are recognized for advancements in performance through innovation and technological enhancement.
Mission-critical products with recurring demand characteristics.   Our products provide critical protection to their end users as well as those around them, with limited or no room for error. As a result, stringent safety standards and customary warranty provisions create refresh cycles on over 80% of the equipment we manufacture, to ensure efficient and effective performance at all times. Demand associated with these refresh cycles drives a highly predictable recurring revenue stream. The majority of our remaining revenue is associated consumable products driving recurring sales based on replenishment needs.

Attractive macro-economic and secular tailwinds driving demand and visibility for our products.   The vast majority of our end markets are acyclical in nature, as their demand is driven primarily by the first responder budgets, and are relatively unaffected by economic cycles. Our business has benefitted from key shifts serving as tailwinds to our growth strategy including the increasing focus on safety, replacement and modernization trends as well as demographic shifts and urbanization.
Compelling organic and inorganic growth roadmap.   Leveraging our differentiated product development process and technical knowhow, leading domestic market position and first mover advantage with our suppliers, we plan to drive profitable organic revenue growth via new product development and geographic expansion. In particular, international expansion is an especially important initiative in our organic growth roadmap due to the significant market share opportunity and increasing investments in safety and survivability equipment in various key geographic markets. We expect to supplement our organic growth through a targeted M&A program spanning our existing core products and markets as well as attractive adjacencies.
Attractive financial profile with strong EBITDA margins and free-cash-flow generation.   We generate strong profitability through diligent portfolio management of customers and contracts, and continued focus on cost structure, to drive operating leverage. Our strong profitability combined with minimal capital expenditure requirements result in high free-cash-flow generation, which is a key driver for our internal research and development initiatives and targeted M&A program. Our Adjusted EBITDA Conversion Rate is consistently greater than 90%.
Tenured management with significant public company platforms.   Our management team is comprised of executive officers with extensive experience at public company platforms including Armor Holdings Inc., Danaher Corporation, General Electric Company and IDEX Corporation. Together they bring an established track record of strong performance operating and growing public companies both organically and via acquisitions. This experience has created a differentiated approach to our operating model through their expertise in building a culture of operational and cultural excellence, complexity reduction, and innovation.
Long-term customer relationships across diverse end markets and geographies.   We maintain long-term relationships with over 23,000 first responders and federal agencies both domestically and internationally, with top customer relationships averaging in excess of 15 years. Our global presence spans over 100 countries across North America, Europe and other regions.
Growth Strategy
Our growth plan consists of a multi-pronged approach that includes driving profitable core revenue growth through new product introductions and international market expansion combined with targeted acquisitions, enhanced through our operating model.
Profitable Core Revenue Growth.   We believe that our leading market positions across a range of core categories will continue to yield significant growth opportunities. Our management team is focused on delivering new product launches, increasing customer wallet share, executing on key new contract opportunities and expanding our high-margin e-commerce and direct-to-consumer capabilities to continue to drive revenue growth. Examples of recent product innovation include the development of a 3D body sizing solution for soft armor, introduction of our next generation holsters, and working with key suppliers on the use of emerging materials for utilization in new armor products. We are also seeking to expand our leadership in high-growth technologies through the development of our blast sensor equipment for soldier protection. We believe this opportunity could represent a total potential addressable market opportunity of up to $500 million based on the total size of the DoD branches ultimately participating in the program. The requirement for blast sensors and the potential market for all branches of the U.S. military is supported by the Blast Pressure Exposure Study Improvement Act, which was signed into law as part of the National Defense Authorization Act for Fiscal Year 2020.
International Market Expansion.   We are also committed to increasing our market share internationally. Given our leading domestic market position and our products’ high-quality standards and performance, we believe we are well positioned to take advantage of the growth in international demand for safety and survivability equipment for first responders. We intend to penetrate certain international markets through leveraging existing relationships, building local market teams and expansion into relevant market adjacencies.
Targeted M&A Program.   To supplement organic growth and internal research and development, our management team has historically undertaken a targeted M&A program, completing 14 transactions from 2012 to date. These strategic acquisitions have allowed us to expand our product and technology offerings, enter new markets and expand geographically to achieve attractive returns in our invested capital.
We maintain a robust pipeline of opportunistic M&A opportunities, spanning our existing core products and markets as well as attractive adjacencies within the safety and survivability landscape. We plan to utilize our relatively high free-cash-flow generation and historical success in acquisitions to drive favorable acquisition structures and efficient integration. Our operating model, passion around connecting with customers and expansive channel help maximize the value created from our acquisitions.
Continuous Margin Improvement Initiatives.   Our management team has shown a strong track record of achieving cost structure optimization to drive operating leverage, as evidenced by past years’ margin improvements. Our operating model starts with complexity reduction, then uses lean tools and methods to continuously improve operational and commercial processes. Strategic initiatives completed over the past few years include among others, rationalizing the Company’s manufacturing footprint, divesting non-core activities, enhancing our supply chain and optimizing customer relationships and key contracts. Together these activities have helped enhance the Company’s manufacturing and sales operations, ultimately driving profitability and growth.
Delivering on Our Growth Plan.   Our management team has continued to work diligently to deliver on all four pillars of our growth strategy despite the very challenging economic environment.
On January 11, 2022, we completed the acquisition of Radar Leather Division S.r.l. (“Radar”), a premiere family-owned duty gear business that specializes in the production of high-quality holsters, belts, duty belts, and other accessories. Radar generates the majority of its revenue in Europe, selling its products through distribution partners and directly to agencies.
On May 5, 2022, we completed the acquisition of Cyalume Technologies, Inc., CT SAS Holdings, Inc. and Cyalume Technologies SAS (collectively “Cyalume”), a leader in chemical light solutions, providing light sticks, chemi-luminescent ammunition and infra-red devices to the U.S. and NATO military forces, among other commercial and law enforcement markets. As a leading supplier of chemical light products to the DoD, NATO and Allied Nations, Cyalume is entrenched in combat and recurring military training applications and offers differentiated technological and engineering capabilities.
Radar and Cyalume are asset-light companies with an attractive return over invested capital profile. The companies have leading market position, strong brand recognition and mission-critical products that we expect to be resilient through market cycles. These transactions meet several of our key M&A criteria, and we believe these transactions further enhance our competitive strengths and our ability to execute on our four growth strategy pillars.
Risks Related to Our Business
Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business that are described under the section titled “Risk Factors” elsewhere in this prospectus. Among these important risks are the following:
•
The products we sell are inherently risky and could give rise to product liability, product warranty claims, and other loss contingencies.

•
Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.

•
Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.

•
We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

•
We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business; in addition, some of the businesses we acquire may incur significant losses from operations.

•
Our business and growth may suffer if we are unable to attract and retain key officers or employees, including our Chief Executive Officer, Warren B. Kanders, as well as any loss of officers or employees due to illness or other events outside of our control.

•
We are uncertain of our ability to manage our growth.

•
We have significant payment obligations under the terms of our long-term debt, $154.7 million of which was outstanding as of March 31, 2022.

•
The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Corporate Information
Cadre Holdings, Inc. was incorporated in the State of Delaware on April 12, 2012.
Our principal executive offices are located at 13386 International Pkwy, Jacksonville, Florida 32218 and our telephone number is (904) 741-5400. Our website address is www.cadre-holdings.com. The information on, or that may be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. Our principal material logos and trademarks include Safariland and Med-Eng, amongst others used for various niche product categories. Our logo and our other trade names, trademarks and service marks appearing in this prospectus are our property. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the ™ or ® symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Section 102 of the Jumpstart Our Business Startups Act (the “JOBS Act”), we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.
In addition, pursuant to Section 107 of the JOBS Act, an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we may not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

THE OFFERING
Issuer
Cadre Holdings, Inc.
Common stock outstanding before this offering
34,782,271 shares
Common Stock offered by us
2,250,000 shares (or 2,850,000 shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock).
Common stock offered by the selling stockholders
1,750,000 shares.
Total shares of common stock to be outstanding immediately after this offering
37,032,271 shares (or 37,632,271 shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock).
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $49.7 million (or approximately $63.0 million if the underwriters exercise their option to purchase additional shares of common stock in full), after deducting the underwriting discount and prior to paying any offering expenses, based on an offering price of $23.50 per share.
We intend to use the net proceeds that we receive in this offering to reduce outstanding indebtedness as well as for general corporate purposes.
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds” for further details.
Dividend policy
On November 11, 2021, we announced that our board of directors approved the initiation of a quarterly cash dividend program of $0.08 per share of our common stock or $0.32 per share on an annualized basis (the “Quarterly Cash Dividend”). See “Dividend Policy.”
Risk factors
Please read the section entitled “Risk Factors” beginning on page 9 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.
Underwriting (Conflicts of Interest)
BofA Securities, Inc. is a lender under the Revolving Loan that we expect to pay down with proceeds from this offering and will, as a result, receive more than 5% of the proceeds of this offering. This means that BofA Securities, Inc. has a “conflict of interest” as that term is defined in FINRA Rule 5121. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. BofA Securities, Inc. will not sell the securities to accounts over which it has discretion without prior written consent from the account holder.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2022 and 2021 and the summary consolidated balance sheet data as of March 31, 2022 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the years ended December 31, 2021 and 2020 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
Consolidated Statements of Operations Data:
(In thousands, except for share and per share amounts)
	Three months ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Net sales	$104,406	$110,536	$427,288	$404,642
Cost of goods sold	64,217	66,577	256,598	251,704
Gross profit	40,189	43,959	170,690	152,938
Operating expenses
Selling, general and administrative	53,950	28,051	114,962	106,627
Restructuring and transaction costs	599	321	3,430	5,822
Related party expense	122	153	579	1,635
Other general expense (income)	—	—	—	(10,950)
Total operating expenses	54,671	28,525	118,971	103,134
Operating (loss) income	(14,482)	15,434	51,719	49,804
Other expense
Interest expense	(1,490)	(5,044)	(16,425)	(24,388)
Loss on extinguishment of debt	—	—	(15,155)	(200)
Other (expense) income, net	(205)	(44)	(947)	2,659
Total other expense, net	(1,695)	(5,088)	(32,527)	(21,929)
(Loss) income before provision for income taxes	(16,177)	10,346	19,192	27,875
Benefit (provision) for income taxes	6,012	(3,482)	(6,531)	10,578
Net (loss) income	$(10,165)	$6,864	$12,661	$38,453
Net (loss) income per share:
Basic	$(0.30)	$0.25	$0.44	$1.40
Diluted	$(0.30)	$0.25	$0.44	$1.40
Weighted average shares outstanding:
Basic	34,446,318	27,483,350	28,598,692	27,483,350
Diluted	34,446,318	27,483,350	28,598,692	27,483,350

Consolidated Statements of Cash Flows Data:
(In thousands)
	Three months ended March 31,		Year ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Cash flows provided by operating activities	$8,916	$16,832	$40,094	$45,419
Consolidated Balance Sheet Data:
(In thousands)
As of March 31, 2022 (Unaudited)
Cash and cash equivalents	$9,877
Total assets	320,998
Total liabilities	225,053
Total shareholders’ equity	95,945
Non-GAAP and Other Financial Measures
We review the following non-GAAP and other financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Increases or decreases in our non-GAAP and other financial measures may not correspond with increases or decreases in our revenue and our non-GAAP and other financial measures may be calculated in a manner different than non-GAAP and other financial measures used by other companies. For additional information regarding these measures and for reconciliations to the most directly comparable U.S. GAAP financial measures, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”
	Three months ended March 31,		Year ended December 31,
(In thousands)	2022	2021	2021	2020
EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$(11,143)	$18,929	$49,335	$66,996
Adjusted EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . .	14,219	20,246	71,384	57,982
Capital expenditures . . . . . . . . . . . . . . . . . . . . . . . .	1,069	788	3,029	4,708
Adjusted EBITDA conversion rate . . . . . . . . . . . . . .	92%	96%	96%	92%

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, together with all of the other information contained in this prospectus, including our financial statements and related notes. Any of the following risks could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment.
Risk Factor Summary
•
The products we sell are inherently risky and could give rise to product liability, product warranty claims, and other loss contingencies.

•
Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.

•
Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.

•
We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

•
We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business; in addition, some of the businesses we acquire may incur significant losses from operations.

•
Our business and growth may suffer if we are unable to attract and retain key officers or employees, including our Chief Executive Officer, Warren Kanders, as well as any loss of officers or employees due to illness or other events outside of our control.

•
We are uncertain of our ability to manage our growth.

•
We have significant payment obligations under the terms of our long-term debt, $154.7 million of which was outstanding as of March 31, 2022.

•
We have broad discretion in the use of the net proceeds from this offering.

•
You will experience dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.

•
You may experience future dilution as a result of future equity offerings.

•
Future sales of our common stock in the public market could cause our stock price to fall.

Risks Related to Our Industry
The products we sell are inherently risky and could give rise to product liability, product warranty claims, and other loss contingencies.
The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death. Given this potential risk of injury, proper maintenance of our products is critical. Our products include: body armor and plates designed to protect against ballistic and sharp instrument penetration; explosive ordnance disposal products; police duty gear; and crowd control products.
Claims have been made, and are pending against certain of our subsidiaries, involving permanent physical injury and death allegedly caused by our products or arising from the design, manufacture or sale of such goods. If these claims are decided against us and we are found to be liable, we may be required to pay substantial damages and our insurance costs may increase significantly as a result, which could have a material adverse effect on our business, financial condition and results of operations. Also, a significant or extended lawsuit, such as a class action, could divert significant amounts of management’s time and attention.
We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers because, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition, results of operations and liquidity.
Furthermore, while our products are rigorously tested for quality, our products nevertheless do, and may continue to, fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. We have experienced such failures in the past, and remain exposed to such failures. In some cases, product redesigns and/or rework may be required to correct a defect, and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.
We are subject to extensive government regulations, and our failure or inability to comply with these regulations could materially restrict our operations and subject us to substantial penalties.
We are subject to federal licensing requirements with respect to the export of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our sales, operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, Defense, Justice, Treasury, State and Transportation, the Federal Aviation Administration, the U.S. Environmental Protection Agency, the U.S. Bureau of Alcohol, Tobacco and Firearms, and the Equal Employment Opportunity Commission. The U.S. Bureau of Alcohol, Tobacco and Firearms also regulates our manufacturing and distribution of certain destructive devices, firearms, and explosives. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. We are also required to comply with Controlled Goods Directorate Registration regime in Canada for explosive ordnance disposal products. Additionally, the failure to obtain applicable governmental approval and clearances could materially adversely affect our ability to continue to service the government contracts we maintain. Exports of some of our products to certain international destinations may require export authorization from U.S. export control authorities, including the U.S. Departments of Commerce and State, and authorizations may be conditioned on re-export restrictions. Failure to receive these authorizations may materially adversely affect our revenues and in turn our business, financial condition, results of operations and liquidity from international sales. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements.
While we continually work to enhance our international trade compliance programs, we cannot assure you that we are or will be in full compliance at all times with applicable laws and regulations governing the export and deemed export of defense articles, defense services, and dual-use products and services that are controlled by U.S. and/or foreign governments. In those instances where we have identified non-compliances with applicable laws or regulations, we have taken affirmative steps to correct or mitigate such identified failures and to self-report them to the cognizant U.S. or foreign government agencies. We also import significant volumes of foreign-made components and materials for use in our manufacturing processes, which may be subject to import duties and other regulations. Violations of international trade (export/ import) controls in the U.S. and elsewhere may result in severe criminal and/or civil penalties, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.
Like other companies operating internationally, we are subject to the U.S. Foreign Corrupt Practices Act and other laws that prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption.

Our extensive operations in such countries create risk of an unauthorized payment by one of our employees or agents, which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.
We have significant international operations and assets and, therefore, are subject to additional financial and regulatory risks.
We sell our products in foreign countries and seek to increase our level of international business activity. Our overseas operations are subject to various risks, including: U.S.-imposed embargoes and/or sanctions of sales to specific countries (which could prohibit sales of our products there); foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.
One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally had a large international base. We actively market our products in Europe, North and South America, the Middle East, Africa, and Asia. However, we may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their countries due to earlier established businesses in those countries, greater knowledge with respect to the cultural differences of consumers and businesses residing in those countries and/or their focus on a single market. In pursuing our international expansion strategy, we face several additional risks, including:
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foreign laws and regulations, which may vary by country, that may impact how we conduct our business;

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uncertain costs of doing business in foreign countries, including different employment laws;

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potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with our interpretation of various tax laws or our determinations as to the income and expenses attributable to specific jurisdictions, which could result in our paying additional taxes, interest and penalties;

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technological differences that vary by marketplace, which we may not be able to support;

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longer payment cycles and foreign currency fluctuations;

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economic downturns; and

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uncertainty of sustained revenue growth outside of the United States.

We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, a percentage of the payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs, which could reduce revenue or profits and have a material adverse effect on our business, financial condition, results of operations and liquidity.
We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition, results of operations and liquidity. One or more of these factors could adversely affect our future international operations and, consequently, could have a material adverse effect on our business, financial condition, results of operation and liquidity.
Changes in global cultural, political, and financial market conditions could impair our international operations and financial performance.
We are subject to risks generally associated with doing business internationally. Some of our operations are conducted or products are sold in countries where economic growth has slowed, or where economies have experienced, or are experiencing or may in the future experience, economic, social and/or political instability or hyperinflation. In addition, global economic uncertainty relating to the effects of fiscal and political crises and political and economic disputes, current or future ‘trade wars,’ changes in consumer spending, foreign currency exchange rate fluctuations, political unrest, wars, terrorist acts, and/or military operations, could have a material adverse effect on our financial condition, results of operations and cash flows.
Russian military action against Ukraine could have a material adverse effect on our operations, results of operations, financial condition, liquidity and business outlook.
In late February 2022, Russian military forces launched significant military action against Ukraine, and continued sustained conflict and disruption in the region is likely. As a result of the situation in Ukraine, new and stricter sanctions have been imposed by the U.S., Canada, the United Kingdom, the European Union, and other countries and organizations against officials, individuals, regions, and industries in Russia. Russia’s potential response to such sanctions, which may include cyber-attacks on our or any of our vendors’ respective systems and networks, as well as prolonged unrest or intensified military activities, and/or the implementation of more extensive sanctions impacting the region could have a material adverse effect on our operations, results of operations, financial condition, liquidity and business outlook.
Our business, financial condition and results of operations and cash flows, as well as the trading price of our common stock may be negatively impacted by the effects of a disease outbreak, epidemic, pandemic, or similar widespread public health concern, such as travel restrictions or recommendations or mandates from governmental authorities to avoid large gatherings or to self-quarantine, whether as a result of the COVID-19 or coronavirus global pandemic or otherwise.
A disease outbreak, epidemic, pandemic, or similar widespread public health concern, such as travel restrictions or recommendations or mandates from governmental authorities to avoid large gatherings or to self-quarantine, whether as a result of the COVID-19 or coronavirus global pandemic or otherwise, may adversely impact our business, financial condition and results of operations and cash flows, as well as the trading price of our common stock. These impacts may include, but are not limited to:
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Significant reductions in demand or significant volatility in demand for one or more of our products, which may be caused by, among other things: the temporary inability of consumers to purchase our products due to illness, quarantine or other travel restrictions, financial hardship or adverse economic conditions, or the closure of retail stores that market our products;

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Disruptions in our manufacturing and supply arrangements caused by constrained workforce capacity or the loss or disruption of other essential manufacturing and supply elements such as raw materials or other finished product components, transportation, or other manufacturing and distribution capability;

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Failure of third parties on which we rely, including our suppliers, manufacturers, distributors, customers, retailers or other service providers to meet their obligations to the Company;

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Significant changes in the political conditions in the markets in which we operate and/or manufacture, sell or distribute our products, including quarantines, import/export restrictions, price controls, or governmental or regulatory actions, closures or travel restrictions; or

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Our ability to maintain adequate liquidity and/or meet debt covenants contained in the Company’s lending arrangements if the Company is required to cease operations and is unable to resume normal operations in a timely fashion.

Our failure to effectively manage and remedy these impacts on the Company, could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as the trading price of our common stock.
The impacts of the COVID-19 pandemic have resulted in ongoing disruptions and delays in manufacturing, shipping and transportation of our products that has had an adverse effect on our business and results of operations, and we expect this adverse impact to continue.
The COVID-19 pandemic also has the potential to significantly impact our supply chain if the factories that manufacture our products, the distribution centers where we manage our inventory, or the operations of our logistics and other service providers are disrupted, temporarily closed or experience worker shortages. Current vessel, container and other transportation shortages, labor shortages and port congestion globally have delayed and are expected to continue to delay inventory orders and, in turn, deliveries to our customers. These supply chain and logistics disruptions have impacted our inventory levels and net revenues in 2022 and could impact our sales volumes in future periods. We have also incurred in 2022, higher freight and other distribution costs, including air freight, to mitigate these delays. We are also seeing negative impacts to pricing of certain components of our products as a result of the COVID-19 pandemic. In the event we increase prices of our products, there can be no assurance that consumers will accept such increases, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as the trading price of our common stock.
Risks Related to Our Business
Many of our customers have fluctuating budgets, which may cause substantial fluctuations in our results of operations.
Customers for our products include domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians, fishing and wildlife enforcement and departments of corrections, as well as federal agencies and numerous foreign government agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. In addition, first responder budgets have been the subject of increased discussions as a result of controversies relating to police reform. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. A reduction of funding for state, local, municipal as well as federal and foreign governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.
Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.
The markets in which we operate include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than us may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and customer preferences. If we are unable to differentiate our services from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address customer needs. As a result, new competitors or alliances amongst competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us. Any such development could have a material adverse effect on our business, financial condition, results of operations and liquidity.
There are limited sources for some of our raw materials and components, which may significantly curtail our manufacturing operations.
The raw materials and components that we use to manufacture our products, include SpectraShield®, a patented product of Honeywell, Inc.; Kevlar®, a patented product of E.I. du Pont de Nemours Co., Inc.;

Dyneema®, a patented product of Koninklijke DSM N.V.; and Twaron®, a patented product of Teijin Limited, amongst others, which we use in manufacturing ballistic resistant garments. We purchase the materials and components that we use in manufacturing ballistic resistant garments directly from these suppliers and also through five independent weaving companies. The supply of the materials and components that we use to manufacture our products may be constrained by a number of factors, including a supplier’s need to prioritize the manufacture of rated orders issued under the Defense Production Act of 1950 (the “DPA”). We cannot predict when the United States government will invoke the DPA, and in the past we have faced shortages from our sources of materials and components when the DPA has been invoked, including shortages in the raw materials and components that we use in manufacturing ballistic resistant garments.
Should these materials or components become unavailable for any reason, we would not necessarily be able to replace them with materials or components of like weight and strength, as our ballistic resistant garments must be manufactured to specific standards using specific materials and components that are not necessarily interchangeable based on metrics such as weight and strength. When we have faced shortages in the past, we have been able to ameliorate the issue by obtaining substitutable alternative materials and components from other commercially available sources. However, the use of alternative materials and components in our ballistic resistant garments requires research and development, recertification as well as customer acceptance of the new products utilizing these alternative materials and components, and there is no guarantee that any such recertification or acceptance will be obtained by us. Thus, if our supply of any of these materials or components were materially reduced or cut off or if there were a material increase in the prices of these materials or components, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition, results of operations and liquidity could be materially adversely affected.
Our resources may be insufficient to manage demand.
As we expand our operations, any growth may place significant demands on our management, administrative, operating and financial resources. The growth of our customer base, the types of services and products offered and the geographic markets we serve place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our products and systems. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to any growth in our business.
We are dependent on industry relationships.
A number of our products are components in our customers’ final products. Accordingly, to gain market acceptance, we must demonstrate that our products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that our products will be able to achieve any of these advantages for the products of our customers. Furthermore, even if we are able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate our products into their final products, or if they do, that our products will be able to meet such customers’ manufacturing requirements. Additionally, there can be no assurance that our relationships with our manufacturer customers will ultimately lead to volume orders for our products. The failure of manufacturers to incorporate our products into their final products could have a material adverse effect on our business, financial condition, results of operations and liquidity.
We may be unable to protect our proprietary technology.
We depend upon a variety of methods and techniques that we regard as proprietary trade secrets. We also depend upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. It is possible that our competitors may access our intellectual property and proprietary information and use it to their advantage. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition, results of operations and liquidity.
Furthermore, we cannot assure you that any pending patent application or trademark application made by us will result in an issued patent or registered trademark, or that, if a patent is issued, it will provide meaningful protection against competitors or competitor technologies. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties on unfavorable terms, or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.
Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.
Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers’ end products. Because of the complexity of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we are unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition, results of operations and liquidity.
We may be adversely affected by applicable environmental, health and safety laws and regulations.
We are subject to federal, state, local and foreign laws and regulations governing environment, health and safety (“EHS”) matters, including those regulating discharges to the air and water, the management of wastes, the control of noise and odors, and the maintenance of a safe and healthy operating environment for our employees. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies in our industry, we are subject to potentially significant fines or penalties if we fail to comply with various EHS requirements. Such requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you whether these requirements will change in a manner requiring material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. In addition, we are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if such contamination was caused by a third-party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that historic disposal practices may have been in accordance with all applicable requirements. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of our crowd control products, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Moreover, private parties may bring claims against us based on alleged adverse health impacts or property damage caused by our operations. The amount of liability for cleaning up contamination or defending against private party claims could be material and have a material adverse effect on our business, financial condition, results of operations and liquidity.
The effects of climate change and increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change and socially responsible activities, may adversely affect our business and financial results and damage our reputation.
Climate change is occurring around the world and may impact our business in numerous ways. Such change could lead to an increase in raw material and packaging prices, reduced availability, for example, due to water shortages which could adversely impact raw material availability. Increased frequency of extreme weather (storms and floods) could cause increased incidence of disruption to the production and distribution of our products and an adverse impact on consumer demand and spending.
Investor advocacy groups, certain institutional investors, investment funds, other market participants, shareholders, and stakeholders have focused increasingly on the environmental, social and governance (“ESG”) and related sustainability practices of companies. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet investor or other stakeholder expectations and standards, which continue to evolve, our brands, reputation and employee retention may be negatively impacted. It is possible that stakeholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices and/or requirements. Also, our failure, or perceived failure, to manage reputational threats and meet expectations with respect to socially responsible activities and sustainability commitments could negatively impact our credibility, employee retention, and the willingness of our customers and suppliers to do business with us.
We may lose money or generate less than expected profits on our fixed-price contracts.
Our direct government contracts are primarily fixed-price for a specified term. Under these contracts, we agree to perform a specific scope of work or deliver a certain quantity of end items for a fixed price. Typically, we assume more risk with fixed-price contracts since we are subject to rising labor costs and commodity price risk. Fixed-price contracts require us to price our contracts by forecasting our expenditures. When making proposals for fixed-price contracts, we rely on our estimates of costs and timing for completing these projects. These estimates reflect management’s judgments regarding our capability to complete projects efficiently and timely. Our production costs may, however, exceed forecasts due to unanticipated delays or increased cost of materials, components, labor, capital equipment or other factors. Therefore, we may incur losses on fixed price contracts that we had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.
As it relates to our Products segment, fixed-price contracts represented less than 10% of annual net sales in 2021. For our Distribution segment, fixed-price contracts represented approximately 55% of annual net sales in 2021.
Our business is subject to various laws and regulations favoring the U.S. government’s contractual position, and our failure to comply with such laws and regulations could harm our operating results and prospects.
As a direct and indirect contractor to the U.S. government, we must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which effect how we do business with our clients and may impose added costs on our business. These rules generally favor the U.S. government’s contractual position.
For example, these regulations and laws include provisions that subject contracts we have been awarded to:

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protest or challenge by unsuccessful bidders; and

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unilateral termination, reduction or modification by the government.

The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the DoD. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management’s attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.
Our Chief Executive Officer has divided responsibilities and is not required to devote any specified amount of time to our business.
Our Chief Executive Officer, Warren B. Kanders, is also the Executive Chairman of Clarus Corporation, which is in the business of designing, manufacturing, and marketing equipment for outdoor recreation activities. Our employment agreement with Mr. Kanders requires that he devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including provisions relative to non-competition. Mr. Kanders’ employment agreement does not require him to devote any specific amount of time to the Company. Accordingly, it is possible that Mr. Kanders will fail to devote the necessary time to our Company which could have a material adverse effect on our business, financial condition, results of operations and liquidity.
We may be subject to disruptions, failures or cyber-attacks in our information technology systems and network infrastructures that could have a material adverse effect on us.
We maintain and rely extensively on information technology systems and network infrastructures for the effective operation of our business. Techniques used to gain unauthorized access to private networks are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our customers, including credit card and debit card information and other personally identifiable information. Like all Internet services, our direct-to-consumer service, which is supported by our own systems and those of third-party vendors, is vulnerable to computer viruses, Internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our and third-party vendor computer systems, any of which could lead to system interruptions, delays or shutdowns, causing loss of critical data or the unauthorized access to personally identifiable information. If an actual or perceived breach of our systems or a vendor’s systems security occurs, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract customers, which could have a material adverse effect on our business. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.
Further, a disruption, infiltration or failure of our information technology systems or any of our data centers including the systems and data centers of our third-party vendors as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security and loss of critical data, which in turn could materially adversely affect our business. In addition, our ability to integrate, expand, and update our information technology infrastructure is important for our contemplated growth, and any failure to do so could have an adverse effect on our business.
We cannot fully control the actions of third parties who may have access to the customer data we collect and the customer data collected by our third-party vendors. We may be unable to monitor or control such third parties and the third parties having access to our other websites in their compliance with the terms of our privacy policies, terms of use, and other applicable contracts, and we may be unable to prevent unauthorized access to, or use or disclosure of, customer information. Any such misuse could hinder or prevent our efforts with respect to growth opportunities and could expose us to liability or otherwise adversely affect our business. In addition, these third parties may become the victim of security breaches or have practices that may result in a breach, and we could be responsible for those third-party acts or failures to act.
Any failure, or perceived failure, by us or the prior owners of acquired businesses to maintain the security of data relating to our customers and employees, to comply with our posted privacy policies, our predecessors’ posted policies, laws and regulations, rules of self-regulatory organizations, or industry standards and contractual provisions to which we or they may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose customers, revenue and employees.
Misuse of our products may adversely affect the Company’s reputation.
The target end users of the products that we sell, which include firearms, ammunition and body armor, are licensed professionals that include state and local law enforcement, federal agencies, foreign police, military agencies as well as private security firms. However, if any misuse of our products were to occur, the Company’s reputation could be harmed. The occurrence of any misuse of our products could seriously damage our reputation and the image of our brands or cause our customers to consider alternatives to the Company’s products, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.
Adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception, could negatively impact our business.
Negative claims or publicity involving us, our board of directors, our brands, our products, services and experiences, consumer data, or any of our key employees, or suppliers could seriously damage our reputation and the image of our brands, regardless of whether such claims are accurate. Social media, which accelerates and potentially amplifies the scope of negative publicity, can increase the challenges of responding to negative claims. Negative attention or scrutiny on the various products sold by our brands can also possibly result in negative publicity. For example, in 2021, heightened governmental scrutiny of the safety of crowd control products resulted in requests by two subcommittees of the U.S. House Committee on Oversight and Reform for information from major U.S. manufacturers, including us, relating to the production, sale, safety, and regulation of crowd control products. Congressional scrutiny and other similar inquiries by governmental bodies may damage our reputation and may also result in potential legislation designed to regulate the various products sold by our brands.
Adverse publicity could also damage our reputation and the image of our brands, undermine consumer confidence in us and reduce long-term demand for our products, even if such adverse publicity is unfounded or not material to our operations. If the reputation, culture or image of any of our brands is tarnished or receives negative publicity, then our business, financial condition, results of operations and liquidity could be materially adversely affected.
The terms of our outstanding long-term debt and any requirements to incur further indebtedness or refinance our outstanding indebtedness in the future could have a material adverse effect on our business and results of operations.
Our significant payment obligations under the terms of our long-term debt, $154.7 million of which was outstanding as of March 31, 2022, together with any additional indebtedness we may incur in the future (including under the New Credit Agreement (herein defined)), could adversely affect our business, financial condition, results of operations and prospects. For example, our indebtedness or any additional financing may:
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make it more difficult for us to pay or refinance debts as they become due;

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require us to use a larger portion of cash flow for debt service, reducing funds available for other purposes;

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limit our ability to pursue business opportunities, such as potential acquisitions, and to react to changes in market or industry conditions;

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reduce the funds available for other purposes, such as implementing our strategy, funding capital expenditures and making distributions to stockholders;

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increase our vulnerability to adverse economic, industry or competitive developments;

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affect our ability to obtain additional financing;

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decrease our profitability or cash flow, or require us to dispose of significant assets in order to satisfy debts and other obligations if we are not able to satisfy these obligations using cash from operations or other sources; and

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disadvantage us compared to competitors.

Any of the foregoing, alone or in combination, could have a material adverse effect on our business, financial condition, results of operations and prospects. A breach of, or the inability to comply with, the covenants in our term loan facility and revolving credit agreement could result in an event of default, in which case the lenders will have the right to declare all borrowings to be immediately due and payable, which would have a material adverse effect on our business, financial condition, results of operations and prospects and could lead to foreclosure on our assets
In the future, we may need to refinance our indebtedness. However, additional financing may not be available on favorable commercial terms to us, or at all. If, at such time, market conditions are materially different or our credit profile has deteriorated, the cost of refinancing such debt may be significantly higher than our indebtedness existing at that time. Furthermore, we may not be able to procure refinancing at all. Any failure to meet any future debt service obligations through use of cash flow, refinancing or otherwise, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks Related to our Acquisition Strategy
A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.
We compete with many other companies, and certain of them have greater financial resources than we do for pursuing and consummating acquisitions and to further develop and integrate acquired businesses. Our strategy of growing through the acquisition of businesses and assets relies on our ability to consummate acquisitions to develop and offer new products that foster the growth of our core business, and to establish ourselves in other geographic regions and related businesses in which we do not currently operate. Increased competition for acquisition opportunities may impede our ability to acquire these companies because they choose another acquirer. It could also increase the price that we must pay for these companies. Either of these outcomes could reduce our growth, harm our business and adversely impact our ability to consummate acquisitions.
We may be unsuccessful in identifying suitable acquisition candidates, which may negatively impact our competitive position and our growth strategy.
In addition to organic growth, our future growth will be driven by our selective acquisition of additional businesses, our competitors and complementary businesses. Our growth through acquisitions, to date, has consisted of 14 acquisitions and two divestitures. We may be unable to identify other suitable targets for future acquisition or acquire businesses at favorable prices, which would negatively impact our growth strategy. We may not be able to execute our growth strategy through organic expansion, and if we are unable to identify and successfully acquire new businesses complementary to ours, we may not be able to offer new products in line with industry trends.
The due diligence process that we undertake in connection with acquisitions may not reveal all facts that may be relevant in connection with an investment.
Before making acquisitions and other investments, we conduct due diligence of the target company that we deem reasonable and appropriate based on the facts and circumstances applicable to each acquisition.

The objective of the due diligence process is to assess the investment opportunities based on the facts and circumstances surrounding an investment or acquisition. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. The due diligence process may at times be subjective with respect to newly-organized companies for which only limited information is available. Accordingly, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding the controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.
We may face difficulty in integrating the operations of the businesses we have acquired and may acquire in the future.
Acquisitions have been and will continue to be an important component of our growth strategy; however, we will need to integrate these acquired businesses successfully in order for our growth strategy to succeed and for our Company to be profitable. We will implement, and the management teams of the acquired businesses will adopt, our policies, procedures and best practices. We may face difficulty with the integration of the businesses we acquire, such as coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Furthermore, we may fail in implementing our policies and procedures, or the policies and procedures may not be effective or provide the results we anticipate for a particular business. Further, we will be relying on these policies and procedures in preparing our financial and other reports as a public company, so any failure of acquired businesses to properly adopt these policies and procedures could impair our public reporting. Management of the businesses we acquire may not have the operational or business expertise that we require to successfully implement our policies, procedures and best practices.
We typically retain the management of the businesses we acquire and rely on them to continue running their businesses, which leaves us vulnerable in the event they leave our Company.
We seek to acquire businesses that have strong management teams that will continue to run the business after the acquisition. We often rely on these individuals to conduct the day-to-day operations, and pursue the growth, of these acquired businesses. Although we typically seek to sign employment agreements with the managers of acquired businesses, it remains possible that these individuals will leave our organization. This would harm the prospects of the businesses they manage, potentially causing us to lose money on our investment and harming our growth and financial results.
Risks Related to Ownership of our Common Stock
Although we are no longer a “controlled company” within the meaning of the NYSE rules and the rules of the SEC, we may qualify for and rely on exemptions from certain corporate governance requirements during certain transition periods.
A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” within the meaning of the NYSE rules and may elect not to comply with certain corporate governance requirements of the NYSE, including:

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the requirement that a majority of our board of directors consist of independent directors;

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the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

However, since our initial public offering on November 3, 2021, we have not relied on any of the exemptions listed above.
Following equity issuances in connection with compensation of the Company’s employees pursuant to and in accordance with the Company’s 2021 Stock Incentive Plan, the Safariland Group Amended and Restated 2021 Phantom Restricted Share Plan, and the Safariland Group Long-Term Incentive Plan, Warren B. Kanders, our Chief Executive Officer and Chairman of the board of directors, no longer beneficially owns a majority of our outstanding common stock and, as a result, we are no longer a “controlled company” within the meaning of the corporate governance rules of NYSE. Consequently, the NYSE rules require that (i) at least a majority of our board of directors be independent within one year of the date we no longer qualified as a “controlled company”; (ii) at least a majority of those serving on each of our compensation and nominating and corporate governance committees are independent within 90 days of the date we no longer qualified as a “controlled company” and that these committees be fully independent within one year of such date; and (iii) there be an annual performance evaluation of our nominating and corporate governance and compensation committees. During these transition periods, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the NYSE rules.
Although we currently adhere to each of the NYSE corporate governance mandates listed above, because we are not required to comply with these mandates during the transition periods, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
In addition, although we are no longer a “controlled company,” Mr. Kanders continues to be able to significantly influence our decisions, together with other executives and non-employee directors that own portions of our common stock. Given the magnitude of their holdings, together these persons may be able to control or significantly influence matters submitted to our stockholders for approval, as well as our management and affairs.
Our executive officers, directors and principal stockholders, if they choose to act together, will continue to have the ability to control all matters submitted to stockholders for approval.
Our executive officers, directors and stockholders who own more than 5% of our outstanding common stock and their respective affiliates held, in the aggregate, shares representing approximately 67% of our outstanding voting stock as of June 3, 2022. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:
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delay, defer or prevent a change in control;

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entrench our management and the board of directors (the “board of directors” or “Board”); or

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impede a merger, consolidation, takeover or other business combination involving the Company that other stockholders may desire.

An active trading market for our common stock may not continue.
Prior to our initial public offering, there was no public market for our common stock. Although our common stock is listed on the NYSE, if an active market for our common stock is not sustained, it may be difficult for you to sell shares without depressing the market price for the shares or at all.
Our stock price may be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors.
The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
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actual or anticipated fluctuations in our results of operations;

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the financial projections we provide to the public, any changes in these projections or our failure to meet these projections;

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failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

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announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, operating results or capital commitments;

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changes in operating performance and stock market valuations of other technology or retail companies generally, or those in our industry in particular;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

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changes in our board of directors or management;

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sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

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lawsuits threatened or filed against us;

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changes in laws or regulations applicable to our business;

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the expiration of contractual lock-up agreements;

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changes in our capital structure, such as future issuances of debt or equity securities;

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short sales, hedging and other derivative transactions involving our capital stock;

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general economic conditions in the United States and abroad;

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other events or factors, including those resulting from war, pandemics, incidents of terrorism or responses to these events; and

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the other factors described in the sections of the prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and materially adversely affect our business, financial condition and operating results.
Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.
Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.
All of our executive officers, directors, holders of substantially all of our outstanding capital stock and substantially all of our stock options and restricted stock units are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock for 180 days from the date of this prospectus. Subject to certain exceptions, the lock-up agreements limit the number of shares of capital stock that may be sold immediately following this offering. Subject to certain limitations, as of December 3, 2022, approximately 23,269,795 shares of common stock will become eligible for sale upon expiration of the 180-day lock-up period. The representatives of the underwriters may, in their sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.
If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:
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not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

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reduced disclosure obligations regarding executive compensation in our registration statements and periodic reports, including our annual report on Form 10-K; and

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exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company until December 31, 2026. Our status as an emerging growth company will end as soon as any of the following takes place:
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the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;

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the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

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the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

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the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering, which is December 31, 2026.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we may not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes- Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could materially adversely affect our business and results of operations. We will need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and has resulted in and could continue to result in higher costs necessitated by ongoing revisions to disclosure and governance practices. We have invested and intend to continue to invest resources to comply with evolving laws, regulations and standards, and this investment has resulted and may continue to result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be materially adversely affected.
We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially adversely affect our business, financial condition and operating results.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our Company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock, which may also have the consequence of depressing the market price of our common stock.
Our status as a Delaware corporation and the anti-takeover provisions of Delaware law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult, including the following:
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permitting the board of directors, and not stockholders, to establish the number of directors and fill any vacancies and newly created directorships;

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authorizing the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

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restricting the forum for certain litigation against us to Delaware;

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establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

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preventing stockholders from taking any action except at a formal meeting of stockholders;

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requiring certain amendments to our amended and restated certificate of incorporation to be approved by the holders of at least 66 2/3% of our then-outstanding common stock; and/or

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requiring that any special meeting of our stockholders will only be able to be called by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our President.

These provisions, alone or together, may (a) frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to select or replace members of our board of directors, which is responsible for appointing the members of our management; (b) discourage, delay, or prevent a transaction involving a change in control of our Company; and/or (c) discourage proxy contests, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the market price of our common stock.
Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction or the federal district court for the District of Delaware if no state court in the State of Delaware has jurisdiction) is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law. Our amended and restated bylaws provide that this choice of forum does not apply to any complaint asserting a cause of action under the Securities Act or the Exchange Act. Finally, our amended and restated

bylaws provide that the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders cannot waive our compliance with federal securities laws and the rules and regulations thereunder.
Our amended and restated bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Our payment of future quarterly dividends on our common stock is subject to the discretion and approval of our board of directors.
On November 11, 2021, the Company announced that its board of directors approved the initiation of a quarterly cash dividend program of $0.08 per share of the Company’s common stock or $0.32 per share on an annualized basis. While we intend to pay regular Quarterly Cash Dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared at the discretion and approval of our board of directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions under our New Credit Agreement on the payment of dividends, legal and regulatory restrictions on the payment of dividends, and other factors our board of directors deems relevant. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment. In addition, upon an event of default under our New Credit Agreement, we will be prohibited from declaring or paying any dividends on our common stock or generally making other distributions to our stockholders.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.
Our amended and restated certificate of incorporation authorizes the issuance of shares of blank check preferred stock.
Our amended and restated certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of us without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.
We may issue a substantial amount of our common stock in connection with future acquisitions, and the sale of those shares could adversely affect our stock price.
As part of our acquisition strategy, we anticipate issuing additional shares of common stock as consideration for such acquisitions. To the extent that we are able to grow through acquisitions and issue shares of our common stock as consideration, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.
Risks Related to this Offering
We have broad discretion in the use of the net proceeds from this offering.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for us.
You will experience dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.
This offering may have a dilutive effect on our earnings per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering will be based on numerous factors, particularly the use of proceeds and the return generated by such investment, and cannot be determined at this time. The per share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. As of June 3, 2022, 4,410,581 shares of our common stock were reserved for future issuance under the 2021 Stock Incentive Plan, 222,589 shares of our common stock were reserved for issuance under the LTIP, and 316,665 shares of our common stock were reserved for issuance under the Phantom Plan. You will incur additional dilution upon the grant of any shares under these plans or upon exercise of any outstanding or subsequently issued stock options. As of June 3, 2022, there were outstanding 357,479 options to purchase our common stock, which have not vested, and there were outstanding 16,000 options to purchase our common stock that have vested but have not been exercised.
Future sales of our common stock in the public market could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of June 3, 2022, we had 34,782,271 shares of common stock outstanding, all of which shares, other than shares held by our directors and certain officers, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144 promulgated under the Securities Act, or Rule 144, including the volume limitations and manner of sale requirements. In addition, shares of common stock issuable upon exercise of outstanding options and shares reserved for future issuance under our stock incentive plans will become eligible for sale in the public market to the extent permitted by applicable vesting requirements and subject in some cases to compliance with the requirements of Rule 144. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements in this prospectus, other than statements of historical fact, are forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions, and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “target,”, “contemplates,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.
Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These forward-looking statements are based on information available as of the date of this prospectus (or, in the case of forward-looking statements incorporated herein by reference, if any, as of the date of the applicable filed document) and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Moreover, we operate in a very competitive and rapidly changing regulatory environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. Our forward-looking statements do not reflect the potential impact of any future acquisitions, partnerships, mergers, dispositions, joint ventures, or investments we may make.
As a result of a number of known and unknown risks and uncertainties, our (or our industry’s) actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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the availability of capital to satisfy our working capital requirements;

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anticipated trends and challenges in our business and the markets in which we operate;

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our ability to anticipate market needs or develop new or enhanced products to meet those needs;

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our expectations regarding market acceptance of our products;

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the success of competing products by others that are or become available in the market in which we sell our products;

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the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception;

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changes in political, social, economic or regulatory conditions generally and in the markets in which we operate;

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our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

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our ability to retain and attract senior management and other key employees;

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our ability to quickly and effectively respond to new technological developments;

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the effect of the COVID-19 pandemic on the Company’s business;

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the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;

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the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes;

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our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems;

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our ability to protect our trade secrets or other proprietary rights and operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company;

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our ability to maintain a quarterly dividend;

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logistical challenges related to supply chain disruptions and delays;

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the impact of inflation;

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the increased expenses associated with being a public company; and

•
other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. Other risks and uncertainties are and will be disclosed in our prior and future filings with the Securities and Exchange Commission (the “SEC”). The following information should be read in conjunction with the consolidated financial statements included in this prospectus.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

INDUSTRY AND MARKET DATA
This prospectus contains statistical data, estimates, and forecasts that are based on independent industry publications, or other publicly available information, as well as other information based on our internal sources. Although we believe that the third-party sources referred to in this prospectus are reliable, neither we nor the underwriters have independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” and elsewhere in this prospectus.

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $49.7 million (or approximately $63.0 million if the underwriters exercise their option to purchase additional shares of common stock in full), after deducting the underwriting discount and prior to paying any offering expenses, based on an offering price of $23.50 per share. We intend to use the net proceeds of this offering to reduce outstanding indebtedness as well as for general corporate purposes.
With respect to reducing indebtedness, we expect to repay approximately $35.0 million of the Revolving Loan, which matures on July 23, 2026. As of June 3, 2022, there was $40.0 million outstanding under the Revolving Loan, with a weighted average interest rate of 2.825%. For additional information regarding the Revolving Loan, please see “Liquidity and Capital Resources—New Credit Agreement.”
BofA Securities, Inc. is a lender under the Revolving Loan that we expect to pay down with proceeds from this offering and will, as a result, receive more than 5% of the proceeds of this offering. This means that BofA Securities, Inc. has a “conflict of interest” as that term is defined in FINRA Rule 5121. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. BofA Securities, Inc. will not sell the securities to accounts over which it has discretion without prior written consent from the account holder.
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders that occur pursuant to this prospectus.

DIVIDEND POLICY
On November 11, 2022, we announced that our board of directors approved the initiation of the Quarterly Cash Dividend. On April 21, 2022, we announced that our board of directors approved the payment on May 13, 2022 of the Quarterly Cash Dividend to the record holders of shares of our common stock as of the close of business on May 2, 2022. We expect to continue pay the Quarterly Cash Dividend of $0.08 per share, or $0.32 on an annualized basis, on our common stock for the foreseeable future, but we may elect to retain all of our future earnings, if any, to finance the growth and development of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including the terms of our New Credit Agreement, our earnings, capital requirements, our overall financial condition and other factors that our board of directors considers relevant.

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2022. Such information is set forth on the following basis:
•
an actual basis;

•
a pro forma basis to give effect to the $35.0 million draw on the Revolving Credit Facility in connection with the purchase of Cyalume.

•
a pro forma as adjusted basis, giving effect to (1) the sale of the shares in this offering at the offering price of $23.50 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us and excluding any exercise of the underwriters’ over-allotment option and (2) the use of the net proceeds of this offering to repay a portion of outstanding borrowings on the Revolving Credit Facility.

The information discussed below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	As of March 31, 2022
(In thousands)	Actual	Pro Forma	Pro Forma as Adjusted
	(Unaudited)
Cash and cash equivalents	$9,877	$9,877	$21.99
Debt:
Revolver	$—	$35,000	$—
Current portion of long-term debt	11,700	11,700	11,700
Long-term debt	144,661	144,661	144,661
Total debt	156,361	191,361	156,361
Preferred Stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding actual, pro forma and pro forma as adjusted	—	—	—
Shareholders’ equity:
Common Stock, $0.0001 par value per share, 190,000,000 shares authorized, 34,782,271 shares issued and outstanding actual and pro forma; $0.0001 par value per share, 190,000,000 shares authorized, 37,032,271 shares issued and outstanding pro forma as adjusted	3	3	4
Additional paid-in capital	144,978	144,978	192,095
Accumulated other comprehensive loss	931	931	931
Accumulated deficit	(49,967)	(49,967)	(49,967)
Total shareholders’ equity	95,945	95,945	143,063
Capitalization	$252,306	$287,306	$299,424

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2022 and 2021 and the summary consolidated balance sheet data as of March 31, 2022 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the years ended December 31, 2021 and 2020 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
Consolidated Statements of Operations Data:
(In thousands, except for share and per share amounts)
	Three months ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Net sales	$104,406	$110,536	$427,288	$404,642
Cost of goods sold	64,217	66,577	256,598	251,704
Gross profit	40,189	43,959	170,690	152,938
Operating expenses
Selling, general and administrative	53,950	28,051	114,962	106,627
Restructuring and transaction costs	599	321	3,430	5,822
Related party expense	122	153	579	1,635
Other general expense (income)	—	—	—	(10,950)
Total operating expenses	54,671	28,525	118,971	103,134
Operating (loss) income	(14,482)	15,434	51,719	49,804
Other expense
Interest expense	(1,490)	(5,044)	(16,425)	(24,388)
Loss on extinguishment of debt	—	—	(15,155)	(200)
Other (expense) income, net	(205)	(44)	(947)	2,659
Total other expense, net	(1,695)	(5,088)	(32,527)	(21,929)
(Loss) income before provision for income taxes	(16,177)	10,346	19,192	27,875
Benefit (provision) for income taxes	6,012	(3,482)	(6,531)	10,578
Net (loss) income	$(10,165)	$6,864	$12,661	$38,453
Net (loss) income per share:
Basic	$(0.30)	$0.25	$0.44	$1.40
Diluted	$(0.30)	$0.25	$0.44	$1.40
Weighted average shares outstanding:
Basic	34,446,318	27,483,350	28,598,692	27,483,350
Diluted	34,446,318	27,483,350	28,598,692	27,483,350

Consolidated Statements of Cash Flows Data:
	Three months ended March 31,		Year ended December 31,
	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Cash flows provided by operating activities	$8,916	$16,832	$40,094	$45,419
Consolidated Balance Sheet Data:
(In thousands)
As of March 31, 2022
(Unaudited)
Cash and cash equivalents	$9,877
Total assets	320,998
Total liabilities	225,053
Total shareholders’ equity	95,945
Non-GAAP and Other Financial Measures
We review the following non-GAAP and other financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Increases or decreases in our non-GAAP and other financial measures may not correspond with increases or decreases in our revenue and our non-GAAP and other financial measures may be calculated in a manner different than non-GAAP and other financial measures used by other companies. For additional information regarding these measures and for a reconciliation to the most directly comparable U.S. GAAP financial measures, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”
	Three months ended March 31,		Year ended December 31,
(In thousands)	2022	2021	2021	2020
EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$(11,143)	$18,929	$49,335	$66,996
Adjusted EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . .	$14,219	$20,246	$71,384	$57,982
Less: Capital expenditures . . . . . . . . . . . . . . . . . . . .	(1,069)	(788)	(3,029)	(4,708)
Adjusted EBITDA less capital expenditures. . . . . . . . .	$13,150	$19,458	$68,355	$53,274
Adjusted EBITDA conversion rate . . . . . . . . . . . . . .	92%	96%	96%	92%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Cadre Holdings, Inc. (D/B/A The Safariland Group) (“Cadre,” “the Company,” “we,” “us” and “our”) should be read together with our unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and 2021 and our audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020 in each case together with related notes thereto, included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of Cadre’s control. Our actual results may differ significantly from those projected in the forward- looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Certain total amounts may not foot due to rounding.
Overview and Financial Highlights
Cadre is a global leader in the manufacturing and distribution of safety and survivability equipment for first responders. Our equipment provides critical protection to allow its users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations. Through our dedication to superior quality, we establish a direct covenant with end users that our products will perform and keep them safe when they are most needed. We sell a wide range of products including body armor, explosive ordnance disposal equipment and duty gear through both direct and indirect channels. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition. The majority of our manufactured product offering is governed by rigorous safety standards and regulations. Demand for our products is driven by technological advancement as well as recurring modernization and replacement cycles for the equipment to maintain its efficiency, effective performance and regulatory compliance.
We service the ever-changing needs of our end users by investing in research and development for new product innovation and technical advancements that continually raise the standards for safety and survivability equipment in the first responder market. Our target end user base includes domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians (“EMT”), fishing and wildlife enforcement and departments of corrections, as well as federal agencies including the U.S. Department of State (“DoS”), U.S. Department of Defense (“DoD”), U.S. Department of Interior (“DoI”), U.S. Department of Justice (“DoJ”), U.S. Department of Homeland Security (“DHS”), U.S. Department of Corrections (“DoC”) and numerous foreign government agencies in over 100 countries.
In January 2022, the Company acquired Radar Leather Division S.r.l. (“Radar”) for $19.8 million, net of cash acquired. We recorded a preliminary allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. These estimates are preliminary and subject to adjustments as we complete our valuation process.
In May 2022, the Company acquired Cyalume Technologies, Inc., CT SAS Holdings, Inc. and Cyalume Technologies SAS (collectively “Cyalume”) for approximately $35.0 million. The purchase accounting for this acquisition is in progress. In connection with the acquisition, the purchase price was funded with a draw on the Company’s Revolving Loan of $35.0 million.
The following table sets forth a summary of our financial highlights for the periods indicated:
	Three months ended March 31,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Net sales	$104,406	$110,536	$427,288	$404,642
Net (loss) income	$(10,165)	$6,864	$12,661	$38,453
Adjusted EBITDA(1)	$14,219	$20,246	$71,384	$57,982

(1)
Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Measures” below for our definition of, and additional information about, Adjusted EBITDA, and for a reconciliation to net income (loss), the most directly comparable U.S. GAAP financial measure.

Net sales decreased by $6.1 million for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, primarily as a result of a large U.S. Federal duty gear shipment in the prior year period, combined with stronger commercial demand and higher demand for crowd control products in the prior year period. Net sales increased by $22.6 million for the year ended December 31, 2021 as compared to December 31, 2020, primarily as a result of fulfilling a large international contract for structural armor, an overall increase in demand for explosive ordinance disposal products largely due to international customer refresh cycles, and higher demand for ammunition and firearm products through our Distribution segment.
Net (loss) income decreased by $17.0 million for the three months ended March 31, 2022 to a net loss of $10.2 million as compared to net income of $6.9 million for the three months ended March 31, 2021, primarily as a result of the change in year over year revenue and stock-based compensation expense. Net income decreased by $25.8 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020, primarily as a result of a loss on extinguishment of debt incurred from the execution of the New Credit Agreement, an increase in provision for income taxes due to the release of a valuation allowance on a portion of our deferred tax assets in December 2020 and the following non-recurring transactions recognized in the period ended December 31, 2020: a gain on the sale of a long-lived asset and receipt of earn-out stock payments, partially offset by improvements in gross profit due to increased sales, favorable pricing and product mix.
Initial Public Offering
On November 3, 2021, the Company completed its initial public offering (“IPO”) in which the Company issued and sold 6,900,000 shares of common stock, which included 900,000 shares that were offered and sold pursuant to the full exercise of the underwriters’ over-allotment option, at a public offering price of $13.00 per share. The Company’s net proceeds from the sale of shares in the IPO were $78.6 million after underwriter discounts and commissions, fees and expenses of $11.1 million, of which $2.3 million was paid to Kanders & Company, Inc., a company controlled by Warren Kanders, our Chief Executive Officer.
COVID-19
The global outbreak of COVID-19 was declared a pandemic by the World Health Organization and a national emergency by the U.S. and European governments in March 2020, with governments world-wide implementing safety measures restricting travel and requiring citizen lockdowns and self-confinements for quarantining purposes. The COVID-19 pandemic has negatively affected the U.S. and global economies, disrupted global supply chains, and resulted in significant transport restrictions and disruption of global financial markets.
The COVID-19 pandemic has significantly impacted the global supply chain, with restrictions and limitations on related activities causing disruption and delay, along with increased raw material, storage, and shipping costs. These disruptions and delays have strained domestic and international supply chains, which have affected and could continue to negatively affect the flow or availability of certain critical raw materials and finished good products that the Company relies upon. Furthermore, any negative impacts on our logistical operations, including our fulfillment and shipping functions, could result in periodic delays in the delivery of our products.

FACTORS AFFECTING RESULTS of OPERATIONS
The below factors have been important to our business and we anticipate them to impact our results of operations in future periods:
Broad-based, Public Sector Customer Base
We have a large and diverse customer base, with no individual customer representing more than 10% of our total revenue. We believe our business is resilient to varying economic cycles, as our customers’ demand for many of our products is non-discretionary. In addition, technological developments and manufacturers’ warranties contribute to relatively steady equipment replacement rates. For example, domestically we offer five-year warranties for soft armor, an important product for domestic law enforcement, and our customers typically replace their equipment before the related warranties expire. We have a dedicated sales force and third-party distributors that maintain longstanding relationships with our end users, providing training and information on the effective use of our products. We will continue to invest in our marketing and sales teams at similar levels to maintain those relationships.
On the other hand, demand for our products, as well as the timing of that demand, may be subject to governmental budget constraints at the national (including U.S. federal) and local government levels. Government spending levels, as well as political conditions, electoral agendas and public opinion, can have a direct impact on appropriations decisions and demand for specific Personal Protective Equipment. Our business has in the past been both positively and negatively affected by such trends and may be impacted in the future.
Diverse Supplier Base
We depend on certain domestic and international suppliers for the delivery of components used in the manufacturing of our products. Our reliance on third-party suppliers creates risks, including but not limited to our potential inability to obtain an adequate supply of raw materials or components, and reduces our control over pricing and timing of delivery of components and sub-assemblies.
Specifically, we depend on suppliers for materials such as ballistic fabrics, customized metals and plastics, sub-assemblies and machined parts. We seek to preserve access to necessary materials through long-term supply agreements with select suppliers and the diversification of our supplier base. For the three months ended May 31, 2022 and the year ended December 31, 2021, no supplier made up more than 10% of total purchases. We will maintain a diverse supplier base and continue to evaluate our suppliers and implement long-term supply agreements as necessary to mitigate our risk.
Business Optimization Initiatives
As part of our productivity initiatives, we have in the past and continue to take advantage of opportunities to enhance margins through productivity, including the rationalization of manufacturing facilities, asset sales and other productivity initiatives to drive efficiencies. The costs of these initiatives, which are typically incurred before we internalize projected benefits, may distort our underlying financial performance in a given period. For example, over the last three years, we implemented programs aimed at making our manufacturing facilities more productive, consolidating select manufacturing facilities and making more efficient use of our raw materials and inventory, among others. We also practice as part of our operating system, a practice often referred to as root-cause/countermeasure (“RCCM”) whereas we identify root causes that unlock efficiencies and implement sustainable long term countermeasures to ensure we capture the opportunity. All of these practices allow us to more effectively manage our manufacturing efficiency and cost base. We anticipate continuing to invest in our business optimization initiatives to offset inflation and expand margins in the future.
Research and Development
Research and Development (“R&D”) is a critical component of our business strategy as a means of differentiating our products from competitors. R&D primarily consists of personnel costs, employee benefits, certification, and testing fees. Our continued investment in R&D allows us to market and patent innovative solutions to address our customer’s needs in a rapidly changing environment. These investments allow us to be innovative in the industry and ensure our law enforcement and military personnel have the safest and most secure solutions. We also engage with government agencies for funded R&D programs that allow us to work directly with end users so that we ensure we understand all the challenges they face in the field. We anticipate our investment in R&D excluding government funding to be relatively stable in as a percentage of sales, but could increase due to government mandated certification changes or as we explore new technologies. These investments will further differentiate our business and products, providing accelerated sales growth and margin expansion.
Targeted Mergers & Acquisition program
To supplement business growth and internal research and development, our management team has historically undertaken a targeted M&A program, completing 14 business acquisitions between 2012 and 2022. These strategic acquisitions have allowed us to expand our product and technology offerings, enter new markets and expand geographically to achieve attractive returns on our invested capital.
Leveraging our successful track record of acquisitions, we maintain a robust pipeline of M&A opportunities, spanning our existing core products and markets as well as attractive adjacencies within the safety and survivability landscape. We plan to utilize our relatively high Adjusted EBITDA Conversion1 and historical success in acquisitions to drive favorable acquisition structures and seamless integration. Our experience and operating model allow us to optimize operations, scale appropriately, leverage our direct connection with end users and distribution partners, and utilize our procurement power to help maximize the value created from our acquisitions. Our focus on maintaining a robust pipeline of targets will continue in the future and we anticipate will lead to expanded margins.
Key PERFORMANCE METRICS
Orders backlog
We monitor our orders backlog, which we believe is a forward-looking indicator of potential sales. Our orders backlog for products includes all orders that have been received and are believed to be firm. Due to municipal government procurement rules, in certain cases orders included in backlog are subject to budget appropriation or other contract cancellation clauses. Consequently, our orders backlog may differ from actual future sales. Orders backlog can be helpful to investors in evaluating the performance of our business and identify trends over time.
The following table presents our orders backlog as of the periods indicated:
(in thousands)	March 31, 2022	December 31, 2021	December 31, 2020
Orders backlog	$117,146	$113,840	$131,814
Orders comprising backlog as of a given balance sheet date are typically invoiced in subsequent periods. The majority of our products are generally processed and shipped within one to six weeks of an order being placed, though the fulfillment time for certain products, for example, explosive ordnance disposal equipment, may take three months or longer. Our orders backlog could experience volatility between periods, including as a result of customer order volumes and the speed of our order fulfilment, which in turn may be impacted by the nature of products ordered, the amount of inventory on hand and the necessary manufacturing lead time.
Orders backlog increased by $3.3 million as of March 31, 2022 compared to December 31, 2021, primarily due to a $5.5 million increase from higher demand for soft armor products and duty gear backlog increase driven by the acquisition of Radar and increased demand across channels. This was partially offset by a $2.8 million reduction from 2022 shipments of a large contractual armor order, $2.0 million

1
Adjusted EBITDA Conversion is a non-GAAP financial measure. See “Non-GAAP Measures” below for our definition of, and additional information about Adjusted EBITDA Conversion, and for a reconciliation to the most directly comparable U.S. GAAP financial measure.

reduction from 2022 shipments of a large order for high risk search tools, and $1.9 million driven by current year reductions in supplier past-dues for ammunition and firearms through our company-owned retail locations.
Orders backlog decreased by $18.0 million as of December 31, 2021 compared to December 31, 2020, primarily due to $12.9 million from 2021 shipments of large contractual armor orders, reduction of $4.6 million due to prior year demand of explosive ordnance disposal product, $3.9 million from 2021 shipments of large contractual less lethal orders, and reduction in past dues of $2.6 million from duty gear holsters. This was partially offset by an increase of $5.9 million from the distribution of ammunition and firearms through our company-owned retail locations.
DESCRIPTION of CERTAIN COMPONENTS of FINANCIAL DATA
Net sales
We recognize revenue when a contract exists with a customer that specifies the goods and services to be provided at an agreed upon sales price and when the performance obligation is satisfied by transferring the goods or service to the customer. The performance obligation is considered satisfied when control transfers, which is generally determined when products are shipped or delivered to the customer but could be delayed until the receipt of customer acceptance, depending on the terms of the contract. At the time of revenue recognition, we also provide for estimated sales returns and miscellaneous claims from customers as reductions to revenues. Charges for shipping and handling fees billed to customers are included in net sales. Taxes collected from customers and remitted to government authorities are reported on a net basis and are excluded from sales. See Note 1 “Significant Accounting Policies—Revenue Recognition” to our audited consolidated financial statements included elsewhere in this prospectus.
We generate sales primarily through our four main sales channels: U.S. state and local agencies, international, U.S. federal agencies, and commercial.
Costs and Expenses
Cost of goods sold.   Cost of goods sold includes raw material purchases, manufacturing-related labor costs, contracted labor, shipping, reimbursable research and development costs, allocated manufacturing overhead, facility costs, depreciation and amortization, and product warranty costs.
Selling, general and administrative.   Selling, general and administrative (“SG&A”) expense includes personnel-related costs, professional services, marketing and advertising expense, research and development, depreciation and amortization, and impairment charges.
Restructuring and transaction costs.   Restructuring costs consist primarily of termination benefits and relocation of employees, termination of operating leases and other contracts related to consolidating or closing facilities. Transaction costs consist of legal fees and consulting costs related to one-time transactions.
Related party expense.   Related party expense primarily consists of rent expense related to 5 distribution locations owned by related parties and any one-time transaction fees paid to related parties.
Other general expense (income).   Other general expense (income) consists primarily of gains from the disposition of a long-lived asset coupled with earn-out stock payments.
Interest expense.   Interest expense consists primarily of interest on outstanding debt.
Loss on extinguishment of debt.   Loss on extinguishment of debt consists primarily of recorded losses associated with debt restructuring.
Other (expense) income, net.   Other (expense) income, net primarily consists of non-operating gains and losses, such as gains or losses on the sale of equity securities and foreign currency impacts.
(Provision) benefit for income taxes.   A provision or benefit for income tax is calculated for each of the jurisdictions in which we operate. The provision or benefit for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The benefit or provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the book and tax bases of assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. See Note 14 “Income Taxes” in our audited consolidated financial statements included elsewhere in this prospectus.
RESULTS OF OPERATIONS
In order to reflect the way our chief operating decision maker reviews and assesses the performance of the business, Cadre has determined that it has two reportable segments—the Product segment and the Distribution segment. Segment information is consistent with how the chief operating decision maker, our chief executive officer, reviews the business, makes investing and resource allocation decisions and assesses operating performance.
The following table presents data from our results of operations for the three months ended March 31, 2022 and 2021 and for the years ended December 31, 2021 and 2020 (in thousands unless otherwise noted):
	Three months ended March 31,			Year Ended December 31,
	2022	2021	% Chg	2021	2020	% Chg
	(Unaudited)	(Unaudited)
Net sales	$104,406	$110,536	(5.5)%	$427,288	$404,642	5.6%
Cost of goods sold	64,217	66,577	(3.5)%	256,598	251,704	1.9%
Gross profit	40,189	43,959	(8.6)%	170,690	152,938	11.6%
Operating expenses
Selling, general and administrative	53,950	28,051	92.3%	114,962	106,627	7.8%
Restructuring and transaction costs	599	321	86.6%	3,430	5,822	(41.1)%
Related party expense	122	153	(20.3)%	579	1,635	(64.6)%
Other general expense (income)	—	—	—%	—	(10,950)	(100.0)%
Total operating expenses	54,671	28,525	91.7%	118,971	103,134	15.4%
Operating (loss) income	(14,482)	15,434	(193.8)%	51,719	49,804	3.8%
Other expense
Interest expense	(1,490)	(5,044)	(70.5)%	(16,425)	(24,388)	(32.7)%
Loss on extinguishment of debt	—	—	—	(15,155)	(200)	7,477.5%
Other (expense) income, net	(205)	(44)	365.9%	(947)	2,659	(135.6)%
Total other expense, net	(1,695)	(5,088)	(66.7)%	(32,527)	(21,929)	48.3%
(Loss) income before provision for income taxes	(16,177)	10,346	(256.4)%	19,192	27,875	(31.1)%
Benefit (provision) for income taxes	6,012	(3,482)	(272.7)%	(6,531)	10,578	(161.7)%
Net (loss) income	$(10,165)	$6,864	(248.1)%	$12,661	$38,453	(67.1)%
The following table presents segment data for the three months ended March 31, 2022 and 2021, and the years ended December 31, 2021 and 2020 (in thousands unless otherwise noted):
	Three months ended March 31, 2022
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$85,386	$24,096	$(5,076)	$104,406
Cost of goods sold	51,120	18,172	(5,075)	64,217
Gross profit	$34,266	$5,924	$(1)	$40,189

	Three months ended March 31, 2021
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$93,818	$22,660	$(5,942)	$110,536
Cost of goods sold	55,594	16,921	(5,938)	66,577
Gross profit	$38,224	$5,739	$(4)	$43,959
	Year ended December 31, 2021
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$362,189	$90,043	$(24,944)	$427,288
Cost of goods sold	213,881	67,649	(24,932)	256,598
Gross profit	$148,308	$22,394	$(12)	$170,690
	Year ended December 31, 2020
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$343,689	$84,922	$(23,969)	$404,642
Cost of goods sold	211,048	64,761	(24,105)	251,704
Gross profit	$132,641	$20,161	$136	$152,938

(1)
Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

Comparison of Three Months Ended March 31, 2022 to Three Months Ended March 31, 2021
Net sales.   Product segment net sales decreased by $8.4 million, or 9.0%, from $93.8 million to $85.4 million for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, primarily due to a $4.6 million decrease for duty gear primarily due to a large US Federal shipment in the prior year, and prior year commercial demand strength, and a $3.0 million decrease for the less lethal product line due to higher demand for crowd control products in the prior year. Distribution segment net sales increased by $1.4 million, or 6.3%, from $22.7 million to $24.1 million for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, primarily due to our suppliers reducing their past due ammunition orders. Reconciling items consisting primarily of intercompany eliminations were $5.1 million for three months ended March 31, 2022 and the three months ended March 31, 2021.
Cost of goods sold and Gross Profit.   Product segment cost of goods sold decreased by $4.5 million, or 8.0%, from $55.6 million to $51.1 million for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, primarily due to costs to manufacture product (namely material and labor). Product segment gross profit as a percentage of net sales decreased by 60 basis points to 40.1% for the three months ended March 31, 2022 from 40.7% for the three months ended March 31, 2021, mainly driven by unfavorable portfolio mix partially offset by price (in excess of material and labor inflation). Distribution segment cost of goods sold increased by $1.3 million, or 7.4%, from $16.9 million to $18.2 million for the three months ended March 31, 2022 as compared to the same period in 2021, primarily due to increased costs to acquire products. Distribution segment gross profit as a percentage of net sales decreased by 70 basis points to 24.6% for the three months ended March 31, 2022 from 25.3% for the three months ended March 31, 2021, mainly driven by unfavorable channel mix with more volume going to agencies versus retail. Reconciling items consisting primarily of intercompany eliminations were $5.1 million for three months ended March 31, 2022 and the three months ended March 31, 2021.
Selling, general and administrative.   SG&A increased by $25.9 million, or 92.3%, for the three months ended March 31, 2022 as compared to the same period in 2021, primarily due to stock-based compensation expense of $23.7 million and increases in marketing spend, commissions expense and corporate insurances.

Restructuring and transaction costs.   Restructuring and transaction costs increased by $0.3 million for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, primarily due to increased transactions costs and consulting fees incurred related to the acquisition of Cyalume.
Related party expense.   Related party expense was relatively consistent period over period with $0.1 million and $0.2 million for the three months ended March 31, 2022 and 2021, respectively. We recorded rent expense relating to distribution warehouses and retail stores that we lease from related parties.
Interest expense.   Interest expense decreased by $3.6 million, or 70.5%, for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, due to an interest rate decrease as a result of our recent refinancing and debt repayments on our outstanding debt.
Other (expense) income, net.   Other (expense) income, net increased by $0.2 million for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021, primarily due to a $0.2 million loss on foreign currency transactions for the three months ended March 31, 2021 compared to the three months ended March 31, 2021.
Benefit (provision) for income taxes.   Income tax benefit was $6.0 million for the three months ended March 31, 2022 compared to a tax provision of $3.5 million for the three months ended March 31, 2021. The effective tax rate was 37.2% for the three months ended March 31, 2022 and was higher than the statutory rate due to state taxes and executive compensation, partially offset by research and development tax credits. For the three months ended March 31, 2021, the effective tax rate was 32.5% and was higher than the statutory rate primarily due to state taxes and the tax impact of our foreign earnings, partially offset by research and development tax credits
Comparison of Year Ended December 31, 2021 to Year Ended December 31, 2020
Net sales.   Product segment net sales increased by $18.5 million or 5.4%, from $343.7 million to $362.2 million for the year ended December 31, 2021 as compared to 2020, primarily driven by a $38.8 million increase in the international channel due to shipment timing for customer contracts offset in part by a $15.7 million decrease in the U.S. federal agencies channel due to shipment timing for a customer contract for duty gear holsters and explosive ordnance disposals and a $4.8 million reduction for the U.S. state and local agencies channel due to higher demand for crowd control products in prior year. Distribution segment net sales increased by $5.1 million or 6.0%, from $84.9 million to $90.0 million for the year ended December 31, 2021 as compared to 2020, due to an increase in the U.S. state and local agencies channel as a result of higher market demand for ammunition and firearms products. Reconciling items consisting primarily of intercompany eliminations were ($24.9) million and ($24.0) million for year ended December 31, 2021 and 2020, respectively.
Cost of goods sold.   Product segment cost of goods sold increased by $2.9 million, or 1.3%, from $211.0 million to $213.9 million for the year ended December 31, 2021 as compared to 2020 primarily due to material and labor costs to manufacture product. Product segment gross profit as a percentage of net sales increased by 2.3% to 40.9% in 2021 from 38.6% in 2020 mainly driven by favorable pricing and product mix. Distribution segment cost of goods sold increased by $2.8 million, or 4.5%, from $64.8 million to $67.6 million for the year ended December 31, 2021 as compared to 2020 primarily due to higher costs to acquire products. Distribution segment gross profit as a percentage of net sales increased by 1.2% to 24.9% in 2021 from 23.7% in 2020 mainly driven by an increase in ammunition and firearms sales and favorable pricing. Reconciling items consisting primarily of intercompany eliminations were ($24.9) million and ($24.1) million for year ended December 31, 2021 and 2020, respectively.
Selling, general and administrative.   SG&A increased by $8.3 million, or 7.8%, for the year ended December 31, 2021 as compared to 2020 primarily due to the implementation of a cash-based long-term incentive plan (“LTIP”) and stock-based compensation plan in 2021 and increases in incentive bonus and commissions related to the structural armor order.
Restructuring and transaction costs.   Restructuring and transaction costs decreased by $2.4 million, for the year ended December 31, 2021 as compared to 2020 due to lower transactions costs and consulting fees incurred.

Related party expense.   Related party expense decreased by $1.1 million for the year ended December 31, 2021 as compared to 2020 primarily due to a $1.0 million transaction fee paid to Kanders & Company, Inc., a company controlled by our Chief Executive Officer in connection with our 2020 debt refinancing.
Other general expense (income).   Gains in other general income decreased by $11.0 million, or 100.0%, for the year ended December 31, 2021 as compared to 2020 due to a gain from Ontario facility asset sale of $6.2 million and earn-out stock payments from Axon Enterprise, Inc. (“Axon”) for $4.7 million for the year ended December 31, 2020 compared to no activity for the year ended December 31, 2021.
Interest expense.   Interest expense decreased by $8.0 million, or 32.7%, for the year ended December 31, 2021 as compared to 2020 primarily due to an interest rate decrease as a result of our recent refinancing and debt repayments on our outstanding debt.
Loss on extinguishment of debt.   Loss on extinguishment of debt increased by $15.0 million due to the refinancing of our long-term debt in August 2021.
Other (expense) income, net.   Other (expense) income, net decreased by $3.6 million, for the year ended December 31, 2021 as compared to 2020 primarily due to a $0.7 million loss on foreign currency transactions for the year ended December 31, 2021 compared to $4.5 million realized gains on the appreciation of Axon stock received in connection with the sale of VieVu, LLC, offset in part by a $2.3 million loss on a stock collar transaction for the year ended December 31, 2020.
Benefit (provision) for income taxes.   Income tax provision was $6.5 million for the year ended December 31, 2021 compared to a tax benefit of $10.6 million for the year ended December 31, 2020. The effective tax rate was 34.0% for the year ended December 31, 2021 and was higher than the statutory rate due to state taxes, executive compensation, and the tax impact of our foreign earnings, partially offset by research and development tax credits. For the year ended December 31, 2020, the effective tax rate was (37.9)% and was lower than the statutory rate primarily due to the release of a valuation allowance on a portion of our deferred tax assets.
NON-GAAP MEASURES
This prospectus includes EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate, which are non-GAAP measures that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as net income before depreciation and amortization expense, interest expense and benefit (provision) for income tax. Adjusted EBITDA represents EBITDA that excludes restructuring and transaction costs, other general expense (income), loss on extinguishment of debt, other (expense) income, net, contingent consideration, stock-based compensation expense, stock-based compensation payroll tax expense, long term incentive plan (“LTIP”) bonus and amortization of inventory step-up as these items do not represent our core operating performance. We also present Adjusted EBITDA Conversion Rate, which we define as Adjusted EBITDA less capital expenditures divided by Adjusted EBITDA. We use Adjusted EBITDA Conversion Rate as a measurement of the cash generation capacity of our underlying operations, exclusive of impacts relating to our capital structure.
EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate are performance measures that we believe are useful to investors and analysts because they illustrate the underlying financial and business trends relating to our core, recurring results of operations and enhance comparability between periods. Adjusted EBITDA is identical to the financial metric used under our existing credit facilities to measure our covenant compliance and is also considered by our board of directors and management as an important factor in determining performance-based compensation. Adjusted EBITDA Conversion Rate is a liquidity measure that we believe provides investors and analysts with important information about our core, recurring cash generation trends, which are an indication of our ability to make acquisitions, incur additional debt or return capital to investors, after making the capital investments required to support our business operations.
EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate are not recognized measures under U.S. GAAP and are not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly-titled measures of performance of other companies.

Investors should exercise caution in comparing our non-GAAP measures to any similarly titled measures used by other companies. These non-GAAP measures exclude certain items required by U.S. GAAP and should not be considered as alternatives to information reported in accordance with U.S. GAAP.
The table below presents our EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate reconciled to the most comparable GAAP measure for the periods indicated:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
Net (loss) income	$(10,165)	$6,864	$12,661	$38,453
Add back:
Depreciation and amortization	3,544	3,539	13,718	14,733
Interest expense	1,490	5,044	16,425	24,388
(Benefit) provision for income taxes	(6,012)	3,482	6,531	(10,578)
EBITDA	$(11,143)	$18,929	$49,335	$66,996
Add back:
Restructuring and transaction costs(1)	599	321	3,430	5,822
Other general expense (income)(2)	—	—	—	(10,950)
Loss on extinguishment of debt(3)	—	—	15,155	200
Other expense (income), net(4)	205	44	947	(2,659)
Contingent consideration(5)	—	—	—	(1,427)
Stock-based compensation expense(6)	23,723	—	355	—
Stock-based compensation payroll tax expense(7)	298	—	—	—
LTIP bonus(8)	384	952	2,162	—
Amortization of inventory step-up(9)	153	—	—	—
Adjusted EBITDA	$14,219	$20,246	$71,384	$57,982
Less: Capital expenditures	(1,069)	(788)	(3,029)	(4,708)
Adjusted EBITDA less capital expenditures	$13,150	$19,458	$68,355	$53,274
Adjusted EBITDA conversion rate	92%	96%	96%	92%

(1)
Reflects the “Restructuring and transaction costs” line item on our consolidated statement of operations, which primarily includes transaction costs composed of legal and consulting fees.

(2)
Reflects the “Other general expense (income)” line item on our consolidated statement of operations and includes a gain from a long-lived asset sale as well as earn-out stock payments for the year ended December 31, 2020.

(3)
Reflects losses incurred in connection with the August 2021 and November 2020 debt refinances.

(4)
Reflects the “Other (expense) income, net” line item on our consolidated statement of operations. For the three months ended March 31, 2022 and 2021 and the year ended December 31, 2021, other (expense) income, net primarily includes losses on foreign currency transactions. For the year ended December 31, 2020, other (expense) income, net primarily includes gains on foreign exchange transactions and unrealized gains on an investment in equity securities.

(5)
Reflects a gain on the settlement of contingent consideration.

(6)
Reflects compensation expense related to equity and liability classified stock-based compensation plans.

(7)
Reflects payroll taxes associated with vested stock-based compensation awards.

(8)
Reflects the cost of a cash-based long-term incentive plan awarded to employees that vests over three years.

(9)
Reflects amortization expense related to the step-up inventory adjustment recorded as part of the Radar acquisition.

Adjusted EBITDA decreased by $6.0 million for the three months ended March 31, 2022 as compared to 2021, primarily due to the decrease in net sales and unfavorable product portfolio mix, offset by favorable pricing. Adjusted EBITDA increased $13.4 million for the year ended December 31, 2021 as compared to 2020, primarily due to increased sales volume and margin rate increases attributable to favorable pricing and product mix.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity refers to our ability to generate sufficient cash flows to meet the cash requirements of our business operations, including working capital needs, capital expenditures, debt service, acquisitions and other commitments. Our principal sources of liquidity have been cash provided by operating activities, cash on hand and amounts available under our revolving credit facility.
In November 2021, upon the completion of our IPO, we received net proceeds of $78.6 million after underwriter discounts and commissions, fees and expenses of $11.1 million. We used a portion of the IPO proceeds to repay $38.9 million and $20.5 million that were outstanding under our existing Term Loan and Revolving Loan under the New Credit Agreement, respectively.
For the three months ended March 31, 2022, net cash provided from operating activities totaled $8.9 million and as of March 31, 2022, cash and cash equivalents totaled $9.9 million. For the year ended December 31, 2021, net cash provided by operating activities was $40.1 million and as of December 31, 2021, cash and cash equivalents were $33.9 million. We believe that our cash flows from operations and cash on hand, and available borrowing capacity under Debt (as described below) will be adequate to meet our liquidity requirements for at least the 12 months following the date of this prospectus. Our future capital requirements will depend on several factors, including future acquisitions and investments in our manufacturing facilities and equipment. We could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to us, if at all.
Debt
As of March 31, 2022 and December 31, 2021, we had $156.4 million and $159.7 million in outstanding debt, net of debt discounts and debt issuance costs, respectively, primarily related to the term loan facilities.
New Credit Agreement
On August 20, 2021 (the “Closing Date”), the Company refinanced its existing credit facilities and entered into a new credit agreement whereby Safariland, LLC, as borrower (the “Borrower”), the Company and certain domestic subsidiaries of the Borrower, as guarantors (the “Guarantors”), closed on and received funding under a credit agreement (initially entered into on July 23, 2021), pursuant to a First Amendment to Credit Agreement (collectively, the “New Credit Agreement”) with PNC Bank, National Association (“PNC”), as administrative agent, and the several lenders from time to time party thereto (together with PNC, the “Lenders”) pursuant to which the Borrower (i) borrowed $200.0 million under a term loan (the “Term Loan”), and (ii) may borrow up to $100.0 million under a revolving credit facility (including up to $15.0 million for letters of credit and up to $10.0 million for swing line loans) (the “Revolving Loan”). Each of the Term Loan and the Revolving Loan mature on July 23, 2026. Commencing December 31, 2021, the Term Loan requires scheduled quarterly payments in amounts equal to 1.25% per quarter of the original aggregate principal amount of the Term Loan, with the balance due at maturity. The New Credit Agreement is guaranteed, jointly and severally, by the Guarantors and, subject to certain exceptions, secured by a first-priority security interest in substantially all of the assets of the Borrower and the Guarantors pursuant to a Security and Pledge Agreement and a Guaranty and Suretyship Agreement, each dated as of the Closing Date.

There were no amounts outstanding under any revolving loans as of March 31, 2022 and December 31, 2021. As of March 31, 2022, there were $3.1 million in outstanding letters of credit, and $96.9 million of availability.
The Borrower may elect to have the Revolving Loan and Term Loan under the New Credit Agreement bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings, in each case based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also requires the Borrower to pay a commitment fee on the unused portion of the loan commitments. Such commitment fee will range between 0.175% and 0.25% per annum, and is also based upon the level of the Company’s consolidated total net leverage ratio.
The New Credit Agreement also contains customary representations and warranties, and affirmative and negative covenants, including limitations on additional indebtedness, dividends, and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens on the assets of the Borrowers or any Guarantor, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions, dispositions, and mandatory prepayments in connection with certain liquidity events. The New Credit Agreement contains certain restrictive debt covenants, which require us to: (i) maintain a minimum fixed charge coverage ratio of 1.25 to 1.00, starting with the quarter ended December 31, 2021, which is to be determined for each quarter end on a trailing four quarter basis and (ii) maintain a quarterly maximum consolidated total net leverage ratio of 3.75 to 1.00 from the quarter ended December 31, 2021 until the quarter ended September 30, 2022, and thereafter 3.50 to 1.00, which is in each case to be determined on a trailing four quarter basis; provided that under certain circumstances and subject to certain limitations, in the event of a material acquisition, we may temporarily increase the consolidated total net leverage ratio by up to 0.50 to 1.00 for four fiscal quarters following such acquisition. The New Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the New Credit Agreement may be accelerated and the Lenders could foreclose on their security interests in the assets of the Borrowers and the Guarantors. As of June 3, 2022, there was $40 million outstanding under the Revolving Loan.
The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, which is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.
Canadian Credit Facility
On October 14, 2021, Med-Eng Holdings ULC and Pacific Safety Products Inc., the Company’s Canadian subsidiaries, as borrowers (the “Canadian Borrowers”), and Safariland, LLC, as guarantor (the “Canadian Guarantor”), closed on a line of credit pursuant to a Loan Agreement (the “Canadian Loan Agreement”) and a Revolving Line of Credit Note (the “Note”) with PNC Bank Canada Branch (“PNC Canada”), as lender pursuant to which the Canadian Borrowers may borrow up to CDN$10.0 million under a revolving line of credit (including up to $3.0 million for letters of credit) (the “Revolving Canadian Loan”). The Revolving Canadian Loan matures on July 23, 2026. The Canadian Loan Agreement is guaranteed by the Canadian Guarantor pursuant to a Guaranty and Suretyship Agreement.
The Canadian Borrowers may elect to have borrowings either in United States dollars or Canadian dollars under the Canadian Loan Agreement, which will bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin, in the case of borrowings in United States dollars, or at a Canadian Prime Rate (as announced from time to time by PNC Canada) or a Canadian deposit offered rate (“CDOR”) as determined from time to time by PNC Canada in accordance with the Canadian Loan Agreement. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings and Canadian Prime Rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings and CDOR borrowings. The Canadian Loan Agreement also requires the Canadian Borrowers to pay (i) an unused line fee on the unused portion of the loan commitments in an amount ranging between 0.175% and 0.25% per annum, based upon the level of the Company’s consolidated total net leverage ratio, and (ii) an upfront fee equal to 0.25% of the principal amount of the Note.
The Canadian Loan Agreement also contains customary representations and warranties, and affirmative and negative covenants, including, among others, limitations on additional indebtedness, entry into new lines of business, entry into guarantee agreements, making of any loans or advances to, or investments in, any other person, restrictions on liens on the assets of the Canadian Borrowers and mergers, transfers of assets and acquisitions. The Canadian Loan Agreement and Note also contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the Canadian Loan Agreement may be accelerated. As of June 3, 2022, there was $0 outstanding under the Revolving Canadian Loan.
The foregoing description of the Canadian Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Canadian Loan Agreement, which is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.
Cash Flows
The following table presents a summary of our cash flows for the periods indicated:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
Net cash provided by operating activities	$8,916	$16,832	$40,094	$45,419
Net cash (used in) provided by investing activities	(20,737)	(788)	(2,832)	19,784
Net cash used in financing activities	(12,957)	(1,490)	(6,596)	(64,902)
Effects of foreign exchange rates on cash and cash equivalents	798	13	318	52
Change in cash and cash equivalents	(23,980)	14,567	30,984	353
Cash and cash equivalents, beginning of period	33,857	2,873	2,873	2,520
Cash and cash equivalents, end of period	$9,877	$17,440	$33,857	$2,873
Net cash provided by operating activities
During the three months ended March 31, 2022, net cash provided by operating activities of $8.9 million resulted primarily from net loss of $10.2 million, a $23.6 million decrease to net loss for stock-based compensation and a $7.0 million increase to net loss for deferred income taxes and changes in operating assets and liabilities of $1.5 million. Changes in operating assets and liabilities were primarily driven by an increase in inventories of $3.0 million and a decrease in prepaid expenses and other assets of $3.2 million.
During the three months ended March 31, 2021, net cash provided by operating activities of $16.8 million resulted primarily from net income of $6.9 million and changes in operating assets and liabilities of $2.4 million. Changes in operating assets and liabilities were primarily driven by a decrease in accounts payable and other liabilities of $10.7 million offset in part by increases in accounts receivable of $5.6 million and inventories of $2.5 million.
During the year ended December 31, 2021, net cash provided by operating activities of $40.1 million resulted primarily from net income of $12.7 million, a net add-back of non-cash income statement items of $37.1 million, and a net decrease of $9.7 million from the change in operating assets and liabilities. Included in the non-cash items were $13.7 million in depreciation and amortization, $15.2 million in loss on extinguishment of debt, and an increase in deferred income taxes of $4.8 million.
During the year ended December 31, 2020, net cash provided by operating activities of $45.4 million resulted primarily from net income of $38.5 million, a net deduction of non-cash income statement items of

$10.4 million, and a net increase of $17.4 million from the change in operating assets and liabilities. Included in the non-cash items were $14.7 million in depreciation and amortization, $9.2 million in non-cash consideration received from the sale of business, a decrease in deferred income taxes of $12.2 million and $6.2 million gain on sale of fixed assets.
Net cash (used in) provided by investing activities
During the three months ended March 31, 2022, we used $20.7 million of cash in investing activities, consisting of $19.7 million for the acquisition of Radar and $1.0 million for purchases of property and equipment.
During the three months ended March 31, 2021, we used $0.8 million of cash in investing activities, consisting of purchases of property and equipment.
During the year ended December 31, 2021, we used $2.8 million of cash in investing activities relating to the purchase of property and equipment.
During the year ended December 31, 2020, cash provided by investing activities totaled $19.8 million, primarily consisting of proceeds from disposition of property and equipment of $12.4 million and proceeds from sale of equity securities of $14.4 million.
Net cash used in financing activities
During the three months ended March 31, 2022, we used $13.0 million of cash in financing activities, primarily consisting of principal payments on term loans of $2.5 million, taxes paid in connection with employee stock transactions of $6.2 million and dividends distributed of $2.8 million.
During the three months ended March 31, 2021, we used $1.5 million of cash in financing activities, primarily consisting of principal payments on revolving credit facilities of $88.6 million and principal payments on insurance premium financing of $0.9 million offset in part by proceeds from revolving credit facilities of $88.6 million.
During the year ended December 31, 2021, we used $6.6 million of cash in financing activities, primarily consisting of proceeds from the revolving credit facility of $258.0 million, proceeds from term loans of $198.7 million, and proceeds from the initial public offering, net of underwriting discounts of $83.4 million, offset by principal payments on the revolving credit facility of $258.6 million, principal payments on term loans of $266.0 million and dividends distributed of $12.7 million.
During the year ended December 31, 2020, we used $64.9 million of cash in financing activities, primarily consisting of proceeds from the revolving credit facility of $382.1 million, proceeds from term loans of $219.6 million, offset by principal payments on the revolving credit facility of $384.2 million and principal payments on term loans of $276.4 million.
Contractual Obligations
The following table summarizes our significant contractual obligations as of December 31, 2021 by period:
(in thousands)	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
Lease obligations(1)	$12,750	$4,336	$6,582	$1,797	$35
Debt(2)	161,738	13,174	20,000	128,564	—
Interest on debt(3)	16,523	4,095	7,406	5,022	—
Total contractual obligations	$191,011	$21,605	$33,988	$135,383	$35

(1)
Includes future minimum lease payments required under non-cancelable operating and capital leases.

(2)
Includes scheduled cash principal payments on our debt, excluding interest, original issuance discount and debt issuance costs.

(3)
Represents the estimated interest payments on our outstanding debt, assuming a 2.61% interest rate, which was the weighted average interest rate applicable to our borrowings as of December 31, 2021.

There have not been any significant changes to the contractual obligations for the three months ended March 31, 2022.
Off-Balance Sheet Arrangements
We do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.
Current Developments
Russia & Ukraine Conflict
With respect to the war in the Ukraine, our business and operational environment is impacted by, among other things, responsive governmental actions, including sanctions imposed by the U.S. and other governments.
We do not have operations in either Russia or Ukraine. We have experienced supply chain challenges and increased logistics and material costs, which we believe may be due in part to the negative impact on the global economy from the ongoing war in Ukraine.
The extent to which the conflict may continue to impact Cadre in future periods will depend on future developments, including the severity and duration of the conflict, its impact on regional and global economic conditions, and the extent of supply chain disruptions. We will continue to monitor the conflict and assess the related sanctions and other effects and may take further actions if necessary.
Critical Accounting Policies and Significant Judgements and Estimates
Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires us to make judgments, estimates and assumptions that impact the reported amount of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and when the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. While our significant accounting policies are described in more detail in notes in our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Goodwill
Goodwill is initially recorded at the fair value. Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Goodwill is not subject to any amortization but is tested for impairment annually as of October 31st, and when events or circumstances indicate that the estimated fair value of a reporting unit may no longer exceed its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recognized in an amount equal to the excess, limited to the total amount of goodwill allocated to the reporting unit.
In evaluating goodwill for impairment, qualitative factors are considered to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit’s fair value is less than its carrying value, an impairment test is conducted. This quantitative test is performed by comparing the fair value of a reporting unit, determined by a weighted combination of the discounted cash flow method of the income approach and the market approach, to its carrying value. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. We had three reporting units as of October 31, 2021: Safariland, Med-Eng, and Distribution.
We determine the fair value of reporting units based on a combination of the income approach and market approach, weighted based on the circumstances, as management believes this is the most direct approach to incorporate the specific economic attributes and risk profiles of our reporting units into our valuation model. Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate that reflects our best estimate of the weighted average cost of capital of a market participant and is adjusted for appropriate risk factors. We perform sensitivity tests with respect to growth rates and discount rates used in the income approach. Under the market approach, valuation multiples are derived based on a selection of comparable companies and acquisition transactions and applied to projected operating data for each reporting unit to arrive at an indication of fair value.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in notes to our audited consolidated financial statements included elsewhere in this prospectus.
Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.
In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

BUSINESS
Business Overview
For over 55 years, we have been a global leader in the manufacturing and distribution of safety and survivability equipment for first responders. Our equipment provides critical protection to allow its users to safely perform their duties and protect those around them in hazardous or life-threatening situations. Through our dedication to superior quality, we establish a direct covenant with end users that our products will perform and keep them safe when they are most needed. We sell a wide range of products including body armor, explosive ordnance disposal equipment and duty gear through both direct and indirect channels. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition. The majority of our manufactured product offering is governed by rigorous safety standards and regulations. Demand for our products is driven by technological advancement as well as recurring modernization and replacement cycles for the equipment to maintain its efficiency, effective performance and regulatory compliance.
As discussed below, we believe we have established leading market positions in our major product categories through high-quality standards, innovation and a direct connection to the end users, including being a leading provider of explosive ordnance disposal technician equipment globally as well as a leading provider of safety holsters and a top provider of soft body armor for first responders in the U.S. We service the ever-changing needs of our end users by investing in research and development for new product innovation and technical advancements that continually raise the standards for safety and survivability equipment in the first responder market. Our target end user base includes domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians (“EMT”), fishing and wildlife enforcement and departments of corrections, as well as federal agencies including the U.S. Department of State (“DoS”), U.S. Department of Defense (“DoD”), U.S. Department of Interior (“DoI”), U.S. Department of Justice (“DoJ”), U.S. Department of Homeland Security (“DHS”), U.S. Department of Corrections (“DoC”) and numerous foreign government agencies. We have a large and diverse customer base, with no individual customer representing more than 10% of our total revenue.
We are committed to honoring those who put their lives in danger through the SAVES CLUB®, which pays homage to first responders who experience a life-threatening incident in the line of work in which our armor or gear contribute to saving their lives. The club currently has over 2,000 members and counting. With the help of our suppliers, distributors and first responder end users, we strive to fulfill the Company creed: Together, We Save Lives.
Industry Overview
The market for safety and survivability equipment serving first responders focuses on providing a diverse set of protective and mission enhancing products and solutions to our target end users. The market is driven by multiple factors including customer refresh cycles, the growing number of personnel employed by first responder organizations, equipment replacement and modernization trends, greater emphasis on public and first responders’ safety and demographic shifts.
Body armor, explosive ordnance disposal equipment and duty gear comprise the core product areas in the safety and survivability equipment market and law enforcement personnel growth is a significant driver for our business. The U.S. Bureau of Labor Statistics projects the number of law enforcement personnel in the U.S. to increase at a faster rate than broader labor market growth over the 10-year period from 2019 to 2029, or 5%, from 813,500 in 2019 to 854,200 in 2029. Demand for first responder safety and survivability equipment is also fueled by increasing law enforcement budgets.
In addition to the macro industry trends, each of these product segments experience unique drivers in and of themselves. Increasing mandatory body armor use and refresh policies, evolving technical standards and increases in tactical or special weapons and tactics (“SWAT”) law enforcement personnel act as tailwinds to the body armor market. Meanwhile, the explosive ordnance disposal equipment market is driven by the continued emergence of new global threats while duty gear is driven mainly by product use, firearms accessories (lights and red-dot sights), and replacement cycles.
Our management estimates the annual addressable market for soft body armor (including tactical soft armor) to be approximately $870 million. We also estimate explosive ordnance disposal equipment to have an addressable market of approximately $245 million over the seven-to-ten year life cycle of the products’ installed base. Finally, the annual addressable market for holsters for the global law enforcement and military and consumer markets is estimated to be approximately $380 million.
The international market is also poised for growth as foreign governments face increasingly complex safety challenges and seek to replace legacy equipment. Additionally, we foresee the demand for safety and survivability equipment from overseas markets to increase due to heightened awareness of the importance and effectiveness of such products as countries are exposed to new threats. Our management estimates our addressable number of total law enforcement personnel outside the U.S. to be approximately 9,658,000, representing a substantial market opportunity.
Our management team believes that the safety and survivability equipment industry for first responders represents a stable and growing market with long-term opportunities. Given our strong market standing, direct connection to the end users, extensive distribution network, long history of innovations and high-quality standards, we believe we are well positioned to capitalize on the positive market dynamics.
Competitive Strengths
Leading, independent global provider of safety and survivability equipment for first responders.   Our history as a leading provider of high-quality safety and survivability equipment dates back to 1964. Our differentiated value proposition is built on superior quality combined with an unwavering focus on critical safety standards, making us the trusted brand name for first responders. Our extensive product breadth allows us to serve as a one-stop shop for our end users and their safety and survivability equipment needs.
Strong market positions.   Based on data we collect related to end users and publicly available information on awarded contracts and purchases, we believe we have leading market positions across multiple product categories through superior quality and performance differentiating us from our competition. By way of reference, we sell concealable tactical, hard armor, or duty retention holsters to the majority of the top 50 police departments in the U.S. by size. Furthermore, we are a party to multi-year contracts for the largest bomb suit teams in the world including all branches of the U.S. military. Our products continually exceed stringent industry safety standards and are recognized for advancements in performance through innovation and technological enhancement.
Mission-critical products with recurring demand characteristics.   Our products provide critical protection to their end users as well as those around them, with limited or no room for error. As a result, stringent safety standards and customary warranty provisions create refresh cycles on over 80% of the equipment we manufacture to ensure efficient and effective performance at all times. Demand associated with these refresh cycles drives a highly predictable recurring revenue stream. The majority of our remaining revenue is associated consumable products driving recurring sales based on replenishment needs.
Attractive macro-economic and secular tailwinds driving demand and visibility for our products.   The vast majority of our end markets are acyclical in nature, as their demand is driven primarily by the first responder budgets, and are relatively unaffected by economic cycles. Our business has benefitted from key shifts serving as tailwinds to our growth strategy including the increasing focus on safety, replacement and modernization trends as well as demographic shifts and urbanization.
Compelling organic and inorganic growth roadmap.   Leveraging our differentiated product development process and technical knowhow, leading domestic market position and first mover advantage with our suppliers, we plan to drive profitable organic revenue growth via new product development and geographic expansion. In particular, international expansion is an especially important initiative in our organic growth roadmap due to the significant market share opportunity and increasing investments in safety and survivability equipment in various key geographic markets. We expect to supplement our organic growth through a targeted M&A program spanning our existing core products and markets as well as attractive adjacencies.

Attractive financial profile with strong EBITDA margins and free-cash-flow generation.   We generate strong profitability through diligent portfolio management of customers and contracts, and continued focus on cost structure, to drive operating leverage. Our strong profitability combined with minimal capital expenditure requirements result in high free-cash-flow generation, which is a key driver for our internal research and development initiatives and targeted M&A program. Our Adjusted EBITDA Conversion Rate is consistently greater than 90%.
Tenured management with significant public company platforms.   Our management team is comprised of executive officers with extensive experience at public company platforms including Armor Holdings Inc., Danaher Corporation, General Electric Company and IDEX Corporation. Together they bring an established track record of strong performance operating and growing public companies both organically and via acquisitions. This experience has created a differentiated approach to our operating model through their expertise in building a culture of operational and cultural excellence, complexity reduction, and innovation.
Long-term customer relationships across diverse end markets and geographies.   We maintain long-term relationships with over 23,000 first responders and federal agencies both domestically and internationally, with top customer relationships averaging in excess of 15 years. Our global presence spans over 100 countries across North America, Europe and other regions.
Products
We design and manufacture a diversified product portfolio of critical safety and survivability equipment to protect first responders. We maintain clear market-leadership positions in certain core product categories including body armor, explosive ordnance disposal equipment and duty gear. Over 80% of our product line is tied to customary or mandated refresh cycles of between five and ten years, which drives a highly predictable recurring revenue stream. The majority of the remaining revenue is associated with consumable products. Our overall strategy is to drive growth by leveraging our leading market shares and competitively differentiated offerings in each of our core product categories, including:
Body Armor.   We offer a full range of field-proven advanced armor solutions. Our products incorporate cutting-edge technology, innovative materials and processes to provide the best protection, reduce weight and optimize ergonomics for the end user. The majority of our armor products, which comply with NIJ or other applicable standards, are made-to-measure. We recently launched an industry-first partnership to provide law enforcement officers and first responders with the ability to determine size through the use of mobile phone scanning and artificial intelligence technologies.
Our principal body armor product offerings include concealable, corrections and tactical armor, which provide varying levels of protection against ballistic or sharp instrument threats. Our body armor products are sold under the well-known Safariland® and Protech® Tactical brand names. We also sell products in partnership with industry-leading developer Hardwire LLC.
Our body armor panels that are manufactured in the United States are designed to meet applicable ballistic performance standards established by the NIJ. We also manufacture body armor in Arnprior, Canada; Warrington, England; and Kaunas, Lithuania; that is certified to meet applicable international armor standards. We also distribute a variety of third-party items, including helmets, and face shields for protection from blunt trauma and explosive shrapnel.

Explosive Ordnance Disposal.   We are the global leader of a highly engineered portfolio of critical operator survival suits, remotely operated vehicles, specialty tools, blast sensors, accessories and vehicle blast attenuation seats for bomb safety technicians. As the most trusted brand in the market, Med-Eng is the go-to source for explosive ordnance solutions in the developed world. Our products provide end users with the latest protective technologies integrated with electronic components and communications equipment.
Med-Eng has a fielded installed base of bomb suits in over 100 countries, yielding predictable, recurring replacement cycles. Our continuous investment in R&D supported by our existing IP portfolio, drives next- generation technologies designed to meet the ever-evolving threats for operators in the field. Select customers include the U.S. Army, U.S. Navy, U.S. Air Force, U.S. Marines, FBI, ATF and all NATO countries.
Duty Gear.   We are the industry leader in holster innovation and safety engineering and our products incorporate industry standard safety locking mechanisms on which a majority of first responders are trained. The end user base for our holster products includes state and local law enforcement, federal agencies including the DoS, DoD, DoI, DHS, and DoC, foreign police and military agencies, and the commercial concealed carry market. We also offer a complementary line of officer duty gear including belts and accessories.
In connection with the mission critical nature of duty gear products, we dedicate significant product development resources to ensure efficient and effective performance of our products. We manufacture and sell duty gear and commercial offerings under the widely recognized Safariland® and Bianchi® brands.
Other Protective and Law Enforcement Equipment.   Supplementary to our core product offerings, we design, manufacture, assemble, and market a suite of equipment to round out our product portfolio. Key products include communications gear, forensic and investigation products, firearms cleaning solutions, and crowd control products. These products are marketed under several well-known niche brands. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition.
Growth Strategy
Our growth plan consists of a multi-pronged approach that includes driving profitable core revenue growth through new product introductions and international market expansion combined with targeted acquisitions, enhanced through our operating model.

Profitable Core Revenue Growth.   We believe that our leading market positions across a range of core categories will continue to yield significant growth opportunities. Our management team is focused on delivering new product launches, increasing customer wallet share, executing on key new contract opportunities and expanding our high-margin e-commerce and direct-to-consumer capabilities to continue to drive revenue growth. Examples of recent product innovation include the development of a 3D body sizing solution for soft armor, introduction of our next generation holsters, and working with key suppliers on the use of emerging materials for utilization in new armor products. We are also seeking to expand our leadership in high-growth technologies through the development of our blast sensor equipment for soldier protection. We believe this opportunity could represent a total potential addressable market opportunity of up to $500 million based on the total size of the DoD branches ultimately participating in the program. The requirement for blast sensors and the potential market for all branches of the U.S. military is supported by the Blast Pressure Exposure Study Improvement Act, which was signed into law as part of the National Defense Authorization Act for Fiscal Year 2020.
International Market Expansion.   We are also committed to increasing our market share internationally. Given our leading domestic market position and our products’ high-quality standards and performance, we believe we are well positioned to take advantage of the growth in international demand for safety and survivability equipment for first responders. We intend to penetrate certain international markets through leveraging existing relationships, building local market teams and expansion into relevant market adjacencies.
Targeted M&A Program.   To supplement organic growth and internal research and development, our management team has historically undertaken a targeted M&A program, completing 14 transactions from 2012 to date. These strategic acquisitions have allowed us to expand our product and technology offerings, enter new markets and expand geographically to achieve attractive returns in our invested capital.
We maintain a robust pipeline of opportunistic M&A opportunities, spanning our existing core products and markets as well as attractive adjacencies within the safety and survivability landscape. We plan to utilize our relatively high free-cash-flow generation and historical success in acquisitions to drive favorable acquisition structures and efficient integration. Our operating model, passion around connecting with customers and expansive channel help maximize the value created from our acquisitions.
Continuous Margin Improvement Initiatives.   Our management team has shown a strong track record of achieving cost structure optimization to drive operating leverage, as evidenced by past years’ margin improvements. Our operating model starts with complexity reduction, then uses lean tools and methods to continuously improve operational and commercial processes. Strategic initiatives completed over the past few years include among others, rationalizing the Company’s manufacturing footprint, divesting non-core activities, enhancing our supply chain and optimizing customer relationships and key contracts. Together these activities have helped enhance the Company’s manufacturing and sales operations, ultimately driving profitability and growth.
Delivering on Our Growth Plan.   Our management team has continued to work diligently to deliver on all four pillars of our growth strategy despite the very challenging economic environment.
On January 11, 2022, we completed the acquisition of Radar Leather Division S.r.l. (“Radar”), a premiere family-owned duty gear business that specializes in the production of high-quality holsters, belts, duty belts, and other accessories. Radar generates the majority of its revenue in Europe, selling its products through distribution partners and directly to agencies.
On May 5, 2022, we completed the acquisition of Cyalume Technologies, Inc., CT SAS Holdings, Inc. and Cyalume Technologies SAS (collectively “Cyalume”), a leader in chemical light solutions, providing light sticks, chemi-luminescent ammunition and infra-red devices to the U.S. and NATO military forces, among other commercial and law enforcement markets. As a leading supplier of chemical light products to the DoD, NATO and Allied Nations, Cyalume is entrenched in combat and recurring military training applications and offers differentiated technological and engineering capabilities.
Radar and Cyalume are asset-light companies with an attractive return over invested capital profile. The companies have leading market position, strong brand recognition and mission-critical products that we expect to be resilient through market cycles. These transactions meet several of our key M&A criteria, and we believe these transactions further enhance our competitive strengths and our ability to execute on our four growth strategy pillars.
Customers and Selling Channels
We sell our products through distributors and work directly with agencies to effectively reach end users. We classify our first responder customers into four categories: U.S. State and Local Agencies, International, U.S. Federal Agencies, and Commercial (which includes our direct-to-consumer sites).
U.S. State and Local Agencies.   We have built relationships with nearly every domestic law enforcement agency in the country, selling at least one product category to each of the top 50 major departments. Other end users in this category include fire and rescue, explosive ordnance disposal technicians, EMT, fishing and wildlife enforcement and departments of corrections. We sell our products through a network of longstanding third-party distributors as well as an owned distribution platform, both of which interact directly with agencies and end users.
International.   Over the past three years, we have sold products in more than 100 countries globally. We service foreign defense ministries, foreign national law enforcement agencies and other foreign agencies through our distribution partners as well as through agency agreements with representatives to help service broad regions.
U.S. Federal Agencies.   We sell to a variety of federal agencies including the DoS, DoD, DoI, DoJ and DHS. Furthermore, we have long-standing contracts with key departments within the U.S. Army, U.S. Air Force, U.S. Navy and U.S. Marine Corps.
Commercial.   Our Commercial channel consists primarily of sales through largely recognized e-commerce companies and retailers as well as through our own e-commerce sites.
We service each of our channels through in-field technical salespeople and an owned distribution network. Our traditional distribution network consists of longstanding distribution partners and agents for first responders and federal agencies, as well as retailers and e-commerce platforms and our own website where we sell directly to the end user. We pair our in-house expertise with outside partners in order to provide our customers with the best service possible while maintaining a real-time understanding of end user needs. In total, we have 58 salespeople domestically and 9 internationally. We believe that by combining our third-party network with our in-house salesforce and our extensive owned distribution network, we create continuous customer interaction and best- in-class service and training, providing us with a distinct advantage over our peers.
Our brand name recognition and reputation among our customers, diversified product line and extensive distribution network are central to our marketing strategy. We leverage these advantages along with involvement and support of several law enforcement associations to market our products.
Manufacturing and Raw Materials
We operate a global manufacturing footprint with 16 sites across North America and Europe. Each site has capacity to scale up without further material investment in machinery and equipment. Additionally, we manage a diverse global supplier base of leading textile, fabric and raw material providers. We have multiple sources for each input in order to limit our dependency on any single vendor. No supplier makes up more than 10% of total purchases.
We are reliant on certain suppliers that provide us with the raw materials and components that we utilize in manufacturing our ballistic resistant garments. Although in some cases substitutable alternative materials and components may be obtained from other commercially available sources, any change in the materials and components that we utilize in manufacturing our ballistic resistant garments may require additional research and development, recertification as well as customer acceptance.
Facilities
We own our corporate headquarters located at 13386 International Parkway, Jacksonville, FL 32218 where we occupy approximately 36,941 square feet of office space and 95,283 square feet of manufacturing space. In total, we operate 19 facilities (8 owned) across the U.S., Canada, Mexico and Europe, spanning more than 1,000,000 square feet. Additionally, we lease 11 retail locations across the East Coast through which we service our Distribution segment. Our properties are well maintained, and we consider them to be sufficient for our existing capacity requirements.
The following table identifies and provides certain information regarding our facilities:
Primary Activity	Location	Country	Owned/Leased	Sq Ft
Corporate HQ and Manufacturing	Jacksonville, Florida	USA	Owned	132,224
Manufacturing and R&D	Jacksonville, Florida	USA	Owned	63,000
Warehouse and Distribution	Jacksonville, Florida	USA	Leased	27,405
Manufacturing and R&D	Ontario, California	USA	Leased	41,475
Sales and R&D	Casper, Wyoming	USA	Owned	44,000
Manufacturing and R&D	Casper, Wyoming	USA	Owned	10,500
Manufacturing	Casper, Wyoming	USA	Owned	21,000
Manufacturing	Dalton, Massachusetts	USA	Leased	33,862
Manufacturing	Dover, Tennessee	USA	Leased	87,652
Manufacturing	Ogdensburg, New York	USA	Leased	23,220
Manufacturing	West Springfield, Massachusetts	USA	Owned	200,000
Manufacturing	Tijuana, Baja California	Mexico	Leased	158,614
Sales and R&D	Ottawa, Ontario	Canada	Leased	39,273
Manufacturing	Pembroke, Ontario	Canada	Leased	26,154
Manufacturing	Arnprior, Ontario	Canada	Leased	48,853
Manufacturing	Warrington, Cheshire	UK	Leased	21,958
Manufacturing	Kaunas	Lithuania	Leased	19,160
Manufacturing, Sales and R&D	Fucecchio	Italy	Leased/Owned	30,375
Manufacturing and Sales	Aix-en-Provence	France	Owned	20,387
Backlog
As of March 31, 2022, we had $117.1 million in backlog. The Company expects 98% of backlog orders to be filled within 12 months. As of December 31, 2021, our backlog was $113.8 million. Orders comprising backlog as of a given balance sheet date are typically invoiced in subsequent periods. The majority of our products are generally processed and shipped within one to six weeks of an order being placed, depending on the size and customization required for an order, though the fulfillment time for certain products, for example, explosive ordnance disposal equipment, may take three months or longer.
Competition
We compete in the large public safety and outdoor and recreation markets amongst other ancillary addressable markets. Competition in the public safety markets depends on the specific product in question but is generally based on a number of factors including product quality, safety performance, fit, price, and brand recognition. We believe that we have been able to compete successfully due to the combination of our brand and product dependability, superior engineering and manufacturing capabilities, industry-leading product innovations, as well as on the breadth of our offering to customers.
Our primary competitors include, but are not limited to, Point Blank Enterprises, Inc., Avon Protection Systems, Inc., Central Lake Armor Express, Inc. (d/b/a Armor Express), as well as the Blackhawk division of Vista Outdoor Inc. None of our competitors across individual product categories compete in each our product verticals, making us the only one-stop provider of critical safety and survivability equipment solutions in the market.

Certain of our products cross over into the broader outdoor and recreation market, which is highly fragmented and highly competitive. While we believe that acceptance in this market is principally driven by the ability to bring new and innovative products to market, price point is critical.
Human Capital
We have a total of 2,266 employees. Of these employees, 1,722 were engaged in manufacturing, 209 in sales, marketing, product management and customer support, 161 in corporate functions (IT, Finance, HR, Legal and Compliance, etc.), 126 in R&D, technical engineering, manufacturing engineering and project management, 35 retail store associates and 13 in various executive and administrative functions. None of our employees are represented by a union in collective bargaining with us. We believe that our employee relations are good. Our human capital objectives center around identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. We maintain and grow our team utilizing practices that help us identify, hire, incentivize and retain our existing employees and integrate new employees into our Company.
Research and Development
Our significant IP portfolio combined with best-in-class product development and advanced materials processing separates us from our competitors. We have dedicated research and development centers at our manufacturing sites that specialize in product categories, including ballistics developments and state-of-the-art testing laboratory in Ontario, California, blast impact and technology development for explosive ordnances in Ottawa, Canada, and holster development and design in Jacksonville, Florida, each of which focus on quality and product performance in order to generate critical real-time feedback. We aim to achieve efficient integration of quality materials and the latest technologies to develop our products, which will allow us to leverage our first mover advantage from our suppliers.
Intellectual Property and Trademarks
We own significant intellectual property, including patents, trademarks, manufacturing processes and trade secrets related to our products, processes and business. Although our intellectual property plays an important role in maintaining our competitive position, we do not consider any single patent, trademark, manufacturing process or trade secret to be of material importance to any segment or to the business as a whole.
We own a total of 421 patents and pending patent applications worldwide, of which 387 are patents granted and 34 are pending patent applications, with expiry dates ranging from 2022 to 2045 in 31 jurisdictions. Of those 421 patents and pending patent applications, 312 are for utility patents and 109 are for design patents. We own patents and pending patent applications in the United States, Australia, Austria, Belgium, Brazil, Canada, the People’s Republic of China, Czech Republic, Denmark, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Japan, Luxembourg, Mexico, New Zealand, Norway, Poland, Portugal, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Turkey, and the United Kingdom, as well as in the European Union.
The loss of patent protection for patents expiring in 2022 is not expected to have a material effect on our business.
Our material registered trademarks include SAFARILAND® and MED-ENG®.

The following table describes the material patents and patent applications owned or licensed by us, segregated by product category, including the range of expiry dates:
Product Category	Ownership	Number of Patents Granted	Range of Expiration Dates for Granted Patents	Number of Pending Patent Applications	Range of Expiration Dates (if Pending Patent Granted)
Body Armor	Safariland, LLC	38	2022–2041	1	2040
Body Armor	Pacific Safety Products, Inc.	1	2023	—	—
Duty Gear	Safariland, LLC	98	2022–2040	7	2036–2041
Duty Gear	Radar Leather Division S.r.l.	64	2022–2039	3	2037–2039
EOD	Med-Eng, LLC	91	2023–2045	2	2036–2040
Crowd Control	Defense Technology, LLC	28	2026–2038	3	2035–2041
Crowd Control	Safariland, LLC	1	2032	—	—
Other–Diversified	Safariland, LLC	29	2022–2038	4	2036–2041
Other	Cyalume Technologies	37	2022–2038	14	2038–2041
Government Regulation
We are subject to federal licensing requirements with respect to the sale of some of our products in foreign countries. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and workplace.
The export of certain of our products from the U.S. is subject to various U.S. regulations, including laws and regulations relating to import-export controls, technology transfers, the International Traffic in Arms Regulations (“ITAR”), and the Export Administration Regulations (“EAR”). More specifically, to export some of our products in accordance with ITAR or EAR, we must obtain export authorizations or licenses from the U.S. government, primarily the DoD for ITAR and the DoC for EAR. Also, the Arms Export Control Act of 1976 (“AECA”) requires that a certification be provided to the U.S. Congress prior to the granting of any license or other approval for certain transactions involving exports of any defense articles and defense services and for exports of major defense equipment.
Our business in Canada is subject to the Canadian Controlled Good Directorate Registration regime, which regulates commerce in controlled goods, meaning those that require a license to export, including ITAR items.
We are also subject to the Foreign Corrupt Practices Act (“FCPA”) along with similar anti-corruption laws worldwide which prohibit improper payments to foreign governments and their officials by U.S. and other business entities.
The transportation of certain of our products is subject to U.S. Department of Transportation Hazardous Material Regulations (“HMR”), which govern the transportation of hazardous materials in interstate, intrastate, and foreign commerce. Prior to transportation into and within the United States, explosives must be tested and classified by the U.S. Department of Transportation.
Domestically, the manufacture, sale, and purchase of certain products are subject to extensive federal, state, and local governmental regulation, with the primary regulatory body being the U.S. Bureau of Alcohol, Firearms, and Explosives (“ATF”). The primary federal laws are the National Firearms Act of 1934 (“NFA”), the Gun Control Act of 1968 (“GCA”) and the AECA. Among other things, the ATF conducts periodic audits of our facilities that hold Federal Firearms Licenses.

The Federal Acquisition Regulation (“FAR”) governs the majority of our contracts with U.S. federal agencies, mandating uniform policies and procedures across agencies and with each agency supplementing the FAR as needed. For example, the DoD implements the FAR through the Defense Federal Acquisition Regulation Supplement (“DFARS”). Finally, agencies routinely audit and review government contractors for performance and compliance with applicable laws, regulations, and standards.
In addition, like many other manufacturers, we are subject to compliance with the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), data privacy laws, and many other regulations surrounding employment law, environmental law, taxation, and consumer protection.
Legal Proceedings
Refer to Note 13 of the notes to our audited consolidated financial statements and Note 7 of the notes to our unaudited consolidated financial statements included in this prospectus, each of which is incorporated herein by reference.
Environmental Laws and Regulations
Our operations are subject to a variety of federal, state, and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation, and disposal of hazardous materials and wastes; the restoration of damages to the environment; and health and safety matters. We have an excellent workplace safety track record and believe that our operations are in material compliance with these laws and regulations. We incur expenses in complying with environmental requirements and could incur higher costs in the future as a result of more stringent requirements that may be enacted in the future.
Impact of COVID-19
The global outbreak of COVID-19 was declared a pandemic by the World Health Organization and a national emergency by the U.S., and European governments in March 2020, with governments world-wide implementing safety measures restricting travel and requiring citizen lockdowns and self-confinements for quarantining purposes. This has negatively affected the U.S. and global economies, disrupted global supply chains, and resulted in significant transport restrictions and disruption of global financial markets.
The COVID-19 pandemic has significantly impacted the global supply chain, with restrictions and limitations on related activities causing disruption and delay, along with increased raw material, storage, and shipping costs. These disruptions and delays have strained domestic and international supply chains, which have affected and could continue to negatively affect the flow or availability of certain critical raw materials and finished good products that the Company relies upon. Furthermore, any negative impacts on our logistical operations, including our fulfillment and shipping functions, could result in periodic delays in the delivery of our products.

MANAGEMENT
Directors and Executive Officers
Our directors and executive officers as of the date of this prospectus are as follows:
Name	Age	Position
Executive Officers:
Warren B. Kanders	64	Chief Executive Officer
Brad Williams	48	President
Blaine Browers	43	Chief Financial Officer
Directors:
Warren B. Kanders	64	Executive Chairman of the Board
Hamish Norton	63	Director
Nicholas Sokolow	72	Director
William Quigley	61	Director
Deborah A. DeCotis	69	Director
Executive Officers
Warren B. Kanders, 64, has served as our Chief Executive Officer, Executive Chairman of the Board since April 2012. Since June 2002 and December 2002, respectively, Mr. Kanders has served as a director and as Executive Chairman of Clarus Corporation, a NASDAQ listed company focused on the outdoor and consumer industries. From January 1996 until its sale to BAE Systems plc (“BAE Systems”) on July 31, 2007, Mr. Kanders served as the Chairman of the board of directors, and from April 2003 as the Chief Executive Officer, of Armor Holdings, Inc. (“Armor Holdings”), formerly a NYSE-listed company and a manufacturer and supplier of military vehicles, armored vehicles, and safety and survivability products and systems to the aerospace and defense, public safety, homeland security, and commercial markets. Mr. Kanders received an A.B. degree in Economics from Brown University. Based upon Mr. Kanders’ role as Chief Executive Officer of the Company, service as a chairman and a director of a wide range of other public companies, financial background and education, as well as his extensive investment, capital raising, acquisition and operating expertise, the Company believes that Mr. Kanders has the requisite set of skills to serve as a Board member of the Company.
Brad Williams, 48, was appointed Chief Operating Officer in March 2017 and promoted to President in 2019. Prior to joining the Company, Mr. Williams served in various roles of increasing responsibility at IDEX Corporation from June 2010 to March 2017, including President, Material Processing Technologies Group, President, Energy & Fuels Midstream Group and Vice President & General Manager, Toptech Systems. Prior to IDEX Corporation, Mr. Williams held various positions within Danaher Corporation and Ingersoll-Rand Company. Mr. Williams received an MBA from Kelley School of Business—Indiana University, a M.S. in Industrial & Systems Engineering from Virginia Polytechnic Institute & State University, and a B.S in Engineering Science & Mechanics from Virginia Polytechnic Institute & State University.
Blaine Browers, 43, was appointed as our Chief Financial Officer in May 2018. Prior to joining the Company, Mr. Browers served in various roles of increasing responsibility at IDEX Corporation from September 2010 to April 2018, including Group Vice President Finance & IT—Fire and Safety, Group Vice President Finance & IT—BAND-IT, IDEX Optics & Photonics and Micropump, Vice President Finance & IT, BAND-IT, and Finance Manager Northeast. Prior to IDEX Corp. Mr. Browers held various positions within General Electric Co. Mr. Browers received a B.A. in Finance from University of South Florida and an MBA from Washington University in St. Louis.

Non-Management Directors
Hamish Norton, 63, has served as one of our directors since October 2012. Since July 2014, Mr. Norton has been the President of Star Bulk Carriers Corp., a NASDAQ listed company focused on global shipping in the dry bulk sector. Mr. Norton has over 28 years of experience as an investment banker advising companies on capital market as well as merger and acquisition matters. Mr. Norton received an A.B. in physics from Harvard College and Ph.D. in physics from the University of Chicago. Based upon Mr. Norton’s education and extensive experience as an investment banker advising companies on capital market as well as merger and acquisition matters, and Mr. Norton’s role as the chairperson of the compensation committee of the Company’s board of directors, the Company believes that Mr. Norton has the requisite set of skills to serve as a Board or Board committee member of the Company.
Nicholas Sokolow, 72, has served as one of our directors since July 2012. Since June 2002, Mr. Sokolow has served as a director and has been designated as the “lead independent director” since June 2016 of Clarus Corporation, a NASDAQ listed company focused on the outdoor and consumer industries. From January 1996 until its sale to BAE on July 31, 2007, Mr. Sokolow served as a member of the Board of Directors of Armor Holdings. Mr. Sokolow served as a member of the Board of Directors of Stamford Industrial Group, Inc. from October 2006 until September 2009. From 2007 until December 31, 2014, Mr. Sokolow practiced law at the firm of Lebow & Sokolow LLP. From 1994 to 2007, Mr. Sokolow was a partner at the law firm of Sokolow, Carreras & Partners. From June 1973 until October 1994, Mr. Sokolow was an associate and partner at the law firm of Coudert Brothers. Mr. Sokolow graduated with Economics and Finance degrees from the Institut D’Etudes Politiques, a Law degree from the Faculte de Droit and a Masters of Comparative Law degree from the University of Michigan. Mr. Sokolow is also an honorary member of the French Bar. Based upon Mr. Sokolow’s role as the chairperson of the nominating/corporate governance committee of the Company’s board of directors, education, legal background involving mergers and acquisitions, corporate governance expertise and extensive experience serving as a member of the boards of directors and committees of other public companies, the Company believes that Mr. Sokolow has the requisite set of skills to serve as a Board or Board committee member of the Company.
William Quigley, 61, has served as one of our directors since February 2016 and Chairman of the audit committee of our board of directors since March 2016. Since April 2022, Mr. Quigley has served as a director of ElectraMeccanica Vehicles Corp., a NASDAQ listed company that designs and manufactures electric vehicles. Since February 2022, Mr. Quigley has served as a director and member of the audit committee of Workhorse Group Inc., a NASDAQ-listed company focused on original equipment manufacturing and technologies related to electric vehicles. From June 2016 until August 2021, Mr. Quigley had been the Senior Vice President and Chief Financial Officer of Nexteer Automotive Group Limited, a tier one automotive supplier operating from 27 manufacturing facilities and three global technical centers with over 13,000 employees. From March 2012 to March 2016, Mr. Quigley was the Executive Vice President and Chief Financial Officer of Dana Holding Corporation and from March 2007 to October 2011 was the Executive Vice President and Chief Financial Officer of Visteon Corporation. Mr. Quigley received a B.A. from Michigan State University and is a Certified Public Accountant. Based upon Mr. Quigley’s role as the Chairman of the Company’s audit committee, education and extensive financial and accounting experiences, the Company believes that Mr. Quigley has the requisite set of skills to serve as a Board or Board committee member of the Company.
Deborah A. DeCotis, 69, has extensive investment banking, management, oversight and board experience. Ms. DeCotis is a retired managing director at Morgan Stanley & Co., Inc. and held several management and director positions with Morgan Stanley & Co., Inc. from June 1974 until December 2016. Since June 2014, Ms. DeCotis has served as a member of the board of directors of PIMCO Closed-End Funds and since January 2019, has served as its chairperson. Ms. DeCotis served as a director on the Allianz Global Investors Capital LLC—Multi-Fund Board from June 2011 until July 2021. From March 2017 until July 2021, Ms. DeCotis served as a member of the board of directors of Watford Holdings Ltd., formerly a NASDAQ listed company. From July 2002 until July 2007, Ms. DeCotis served as a member of the board of directors of Armor Holdings, Inc., formerly a New York Stock Exchange-listed company, as well as a member of its audit committee and governance committee. She also served as the executive vice-president for Sotheby Holdings, Inc. from December 1999 until September 2001. She has served as a trustee of Smith College since June 2016 and as chairperson of the Smith College’s Investment Committee since

June 2021. Ms. DeCotis previously served as a trustee on the board of Stanford University and also served as co-chair of the Special Projects Committee at Memorial Sloane Kettering Hospital. Ms. DeCotis holds a B.A. in Mathematics from Smith College and an MBA from the Stanford Graduate School of Business, from which she graduated with distinction as a Miller Scholar. Based upon Ms. DeCotis’ extensive senior executive experience in the investment banking industry as well as her significant board and oversight experiences serving as a member of the boards and committees of public as well as private companies, the Company believes that Ms. DeCotis has the requisite set of skills to serve as a Board or Board committee member of the Company.
Board Composition and Election of Directors
Our board of directors consists of five directors, with each director being elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. All elections for the board of directors will be decided by a plurality of the votes cast by the stockholders entitled to vote on such matter.
Director Independence
Our board of directors has determined that each of our non-employee directors, Nicholas Sokolow, Hamish Norton, William Quigley and Deborah A. DeCotis, satisfy the criteria for independence under NYSE listing rules for independence of directors and of committee members. In addition, each of the members of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the test under NYSE listing rules for independence of board and committee members. We currently have a fully independent compensation committee, nominating/corporate governance committee, and audit committee.
Communications with Directors
Any stockholder or other interested party wishing to communicate with the Board as a whole, the non-employee directors or an individual director should write to “Board of Directors,” “Non-Employee Directors” or the individual director in care of the Secretary at 13386 International Pkwy, Jacksonville, FL 32218. Communications from stockholders or other interested parties addressed in this fashion will be sent directly to the Board, the non-employee directors or the individual director, as applicable.
Complaint Procedures
Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee as follows: Cadre Holdings, Inc., Attention: Chairman of the Audit Committee, 13386 International Pkwy, Jacksonville, FL 32218. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.”
Board Committees
Our board of directors has established an audit committee, a compensation committee, and a nominating/corporate governance committee. Each of the committees reports to the board of directors as they deem appropriate, and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
The audit committee is responsible for the oversight and evaluation of (i) the qualifications, independence and performance of our independent registered public accounting firm (“independent auditors”); (ii) the performance of our internal audit function; and (iii) the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting. In addition, the audit committee recommends to the Board the appointment of independent auditors and analyzes the reports and recommendations of such auditors. The audit committee also assesses major risk factors relating to the Company and its performance, and reviews measures to address and mitigate financial, legal and operational risks. The committee also prepares the Audit Committee Report required by the rules of the SEC.
Our audit committee is currently comprised of Messrs. Quigley, Sokolow and Norton, with Mr. Quigley serving as the Chairman. All of the members of our audit committee were determined by the board of directors to be independent of Cadre based on NYSE’s definition of “independence” and are able to read and understand the Company’s fundamental financial statements. The board of directors has determined that Mr. Quigley qualifies as an audit committee financial expert (as such term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder).
Our audit committee operates under a written charter that satisfies the applicable listing standards of the NYSE.
Compensation Committee
The compensation committee is responsible for, among other matters, reviewing key employee compensation goals, policies, plans and programs; reviewing and approving the compensation of our chief executive officer and other executive officers; reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and administering our stock plans and other incentive compensation plans.
Our compensation committee consists of Messrs. Norton and Sokolow and Ms. DeCotis, each of whom were determined by the board of directors to be independent of the Company based on NYSE’s definition of “independence”. Mr. Norton serves as the chairperson.
Our compensation committee operates under a written charter that satisfies the applicable listing standards of the NYSE.
Nominating/Corporate Governance Committee
Our nominating/corporate governance committee is responsible for, among other matters, identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; overseeing the organization of our board of directors to discharge the board of directors’ duties and responsibilities properly and efficiently; identifying best practices and recommending corporate governance principles; reviewing and approving any transaction between us and any related person (as defined in Item 404 of Regulation S-K); reviewing and approving the compensation of our non- employee directors; and developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.
Our nominating/corporate governance committee consists of Messrs. Sokolow and Norton , both of whom were determined by the board of directors to be independent of the Company based on NYSE’s definition of “independence. Mr. Sokolow serves as the chairperson.
Our Nominating and Governance Committee operates under a written charter that satisfies the applicable listing standards of the NYSE.
Leadership Structure and Risk Oversight
Management is responsible for the day-to-day management of risks the Company faces, while the board of directors, as a whole and through its committees, provides risk oversight. In its risk oversight role, the board of directors must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance, and reviewing measures to address and mitigate risks. While the full Board is charged with overseeing risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the audit committee plays a large role in monitoring and assessing our financial, legal and operational risks, and receives regular reports from the management team regarding comprehensive organizational risk as well as particular areas of concern. Our audit committee charter gives the audit committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.
Furthermore, our independent directors hold executive sessions at which only independent directors are present in connection with regularly scheduled board meetings, not less than twice a year. Our board of directors has appointed Mr. Sokolow to serve as our lead independent director. As lead independent director, Mr. Sokolow presides over periodic meetings of our independent directors, serves as a liaison between the chairperson of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.
Our board of directors is committed to sound and effective corporate governance practices. The Company’s management and our board of directors reviewed our corporate governance practices in light of the Sarbanes-Oxley Act of 2002. Based on that review, the Board maintains codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters. The Company is listed on the NYSE, and therefore, it has modeled its corporate governance practices after the listing requirements of NYSE.
Compensation Committee Interlocks and Inside Participation
None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. This policy is available on our Internet website, at https://www.cadre-holdings.com, under the tab “Governance Documents” within the section called “Governance.” The information that appears on our website is not part of, and is not incorporated into, this prospectus.
None of our directors or executive officers, nor any associate of such individual, is involved in a legal proceeding adverse to us or any of our subsidiaries or our joint ventures.
The Code of Ethics, Corporate Governance Guidelines and the Charters of our Audit, Compensation and Nominating and Corporate Governance Committees were adopted by Cadre for the purpose of promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Cadre, and promoting compliance with all applicable rules and regulations that apply to Cadre and its officers and directors. These policies are available on our Internet website, at https://www.cadre-holdings.com, under the tab “Governance Documents” within the section called “Governance.” In addition, you may request a copy of any such materials, without charge, by submitting a written request to: Cadre Holdings, Inc., Attention: Secretary, 13386 International Pkwy, Jacksonville, FL 32218.

EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our principal executive officer, our principal financial officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2021. These individuals are considered our named executive officers for 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Deferred Compensation Earnings	Non-qualified Deferred Compensation Earnings	Other Compensation ($)	Total ($)
Warren B. Kanders Chief Executive Officer	2021	1,000,000	1,250,000	9,300,000	—	—	—	147,338(2)	11,697,338
	2020	1,000,000	700,000	—	—	—	—	74,562	1,774,562
Brad Williams President	2021	452,610	489,397	930,000		463,569		34,142(3)	2,369,718
	2020	445,693	540,338	—	—	—	—	29,558	1,015,589
Blaine Browers Chief Financial Officer	2021	336,825	364,203	697,500	—	344,981	—	34,444(4)	1,777,953
	2020	334,954	402,112	—	—	—	—	33,097(4)	770,163

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards made during the applicable year. For discussions on the relevant assumptions, see the footnote titled “Stock-Based Compensation” in the financial statements contained in the registration statement of which this prospectus forms a part.

(2)
“Other Compensation” amount for Mr. Kanders in 2021 consisted of $50,000 for supplemental benefits; $81,771 for unallocated expense reimbursement, $2,742 for life insurance and accidental death and dismemberment (“AD&D”), and $12,825 for 401(k) matching contribution.

(3)
“Other Compensation” amount for Mr. Williams in 2021 consisted of $12,825 for 401(k) matching contributions, $19,914 for Company paid portion of health care, $1,403 for AD&D and other wellness.

(4)
“Other Compensation” amount for Mr. Browers in 2021 consisted of $12,825 for 401(k) matching contributions, $19,914 for Company paid portion of health care, $1,705 for AD&D and other wellness.

Narrative Disclosure to Summary Compensation Table
For 2020 and 2021, the compensation program for Cadre’s named executive officers consisted of annual base salaries, a performance-based annual bonus and periodic grants of stock options and restricted stock.

Base Salary
Base salary for Cadre’s named executive officers has historically been set at a level that is commensurate with such executive’s duties and authorities, contributions, prior experience and sustained performance. However, for the year ended December 31, 2021, each of our executive officers received the base salaries heretofore stated based on each of their respective employment agreements hereinafter described (the “Employment Agreements”).
Cash Bonuses
For the year ended December 31, 2020, the Company’s board of directors awarded discretionary cash bonuses to our executive officers for the performance of their respective services for the year ended December 31, 2020, accounting for, among other things, each of their contributions to the Company’s financial results for the year ended December 31, 2020. For the year ended December 31, 2021, each of our executive officers received the cash bonuses described above pursuant to the terms of their respective Employment Agreements.
Stock Awards
Pursuant to their respective Employment Agreements, each of Messrs. Kanders, Williams and Browers received a restricted stock award granted under the 2021 Incentive Plan consisting of restricted shares of Common Stock all of which will vest if on or before November 8, 2031 both (i) the fair market value of the Company’s common stock shall have equaled or exceeded $40.00 per share for twenty consecutive trading days, and (ii) in the case of Messrs. Williams and Browers, the recipient having being continuously employed by the Company until November 8, 2026.
Nonequity Incentive Plan Compensation
Represents the settlement in shares of common stock, at the election of the Board, of a cash bonus opportunity that vested on March 15, 2022, granted pursuant to the LTIP.
Employment Arrangements with our Named Executive Officers
Kanders Employment Agreement
On July 9, 2021, the Company and Warren B. Kanders entered into an Employment Agreement (as amended on September 1, 2021) (the “Kanders Employment Agreement”), which provides for Mr. Kanders’ employment as Chief Executive Officer and Executive Chairman of the Board, for a term to commencing upon the completion of the Company’s initial public offering of shares of its common stock (the “Commencement Date”), and to terminate on the fifth anniversary of the Commencement Date, subject to earlier termination as provided therein. Mr. Kanders is entitled to an annual base salary of $1,250,000, subject to annual review by the compensation committee as more particularly provided in the Kanders Employment Agreement.
In addition to any other bonuses that the compensation committee may award to Mr. Kanders in their sole discretion, Mr. Kanders is entitled to receive a minimum cash bonus of 100% of his annual base salary in each year of the term so long as the Company achieves the Company’s target for earnings before interest, taxes, depreciation and amortization (“EBITDA”), as computed by the Company on a consistent basis for such year as reflected in the annual budget approved by the Board (the “Annual Bonus”). In the sole discretion of the compensation committee and the Board, any Annual Bonus may be increased based on performance to a target level of 200% of Mr. Kanders annual base salary; provided that the compensation committee and the Board in their discretion may further adjust the Annual Bonus based upon performance.
Mr. Kanders will also be entitled, at the sole and absolute discretion of the Board or the compensation committee, to participate in other bonus plans of the Company, including but not limited to the 2021 Incentive Plan. Furthermore, and without limiting the foregoing, on the Commencement Date, the

Company issued to Mr. Kanders 2,000,000 restricted shares of common stock (the “Kanders Restricted Stock”), which are subject to the following vesting and lapse of restrictions:
(A)   The Kanders Restricted Stock shall vest upon the achievement of a closing price of at least $40.00 per share of common stock on the NYSE or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days;
(B)   Any shares not vested based on the foregoing closing share price of common stock prior to the tenth anniversary of the Commencement Date shall be forfeited and be null and void; and
(C)   The vesting, and/or forfeiture, of the Kanders Restricted Stock, may be accelerated in accordance with the terms of the Kanders Employment Agreement.
The Kanders Employment Agreement contains confidentiality obligations as well as a non-competition covenant effective during the term of his employment and for a period of eighteen months after the expiration, or three years after the termination, of the Kanders Employment Agreement.
Upon the termination of the Kanders Employment Agreement by Mr. Kanders or the Company or its successor or assigns within two years following the occurrence of a “change in control” of the Company (other than a termination by the Company for cause during such period), due to Mr. Kanders’ death, by the Company due to Mr. Kanders’ permanent disability, by the Company without cause, by Mr. Kanders for Good Reason (which includes the Company’s uncured breach of any material provision of the Kanders Employment Agreement, any material diminution in the authority or responsibilities delegated to Mr. Kanders, or any reduction in Mr. Kanders’ annual base salary), or if the Company, or its applicable successors and assigns, does not offer to renew the Kanders Employment Agreement upon expiration of the term on substantially similar terms (each a “Section 4(g) Termination”), Mr. Kanders, or his duly appointed representative shall be entitled to receive, in one lump sum within thirty days of such termination: (a) three times the sum of (i) his highest annual base salary, plus (ii) the Annual Bonus for such year, in each case since January 1, 2019; plus (b) the amount of any accrued Annual Bonus; however, if Mr. Kanders is terminated without cause or he terminates the Kanders Employment Agreement for Good Reason, any accrued Annual Bonus shall be payable only to the extent that the applicable performance targets for the year of termination are actually achieved; plus (c) except in the case of Mr. Kanders’ death or permanent disability, five times the greatest annual amount of the full cost of maintaining his principal office; provided, however, that in the event of a change in control, if the Company or the acquiror requests Mr. Kanders to provide consulting services described in the Kanders Employment Agreement, then the lump sum payment described above shall be payable upon the expiration of such consulting period, and during such consulting period, Mr. Kanders will be entitled to a consulting fee equal to what he would have otherwise been entitled to be paid under the Kanders Employment Agreement during such period.
In the event of a Section 4(g) Termination, the following shall occur, and be provided or made available to Mr. Kanders at the times specified: (i)(A) all of Mr. Kanders’ benefits accrued under any employee pension, retirement, savings and deferred compensation plans of the Company shall become vested in full upon the date of such Section 4(g) Termination (other than with respect to unvested stock options, restricted stock and other equity or equity-based awards, the terms of which are separately addressed in the next succeeding clause); (B) any and all unvested stock options, restricted stock and other equity or equity-based awards (including, but not limited to, the Kanders Restricted Stock) shall immediately vest as of the date of such Section 4(g) Termination; and (C) amounts which are vested or which Mr. Kanders is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, on or after his termination without regard to the performance by Mr. Kanders of further services or the resolution of a contingency shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Furthermore, the benefits set forth in clause (C), which are applicable to Mr. Kanders, shall also be payable to Mr. Kanders in the event he is terminated for cause, or if Mr. Kanders terminates this Agreement without Good Reason; (ii) Mr. Kanders (and any of his dependents) will be entitled to continue participation in all of the Company’s health benefit plans, for the period for which Mr. Kanders could elect COBRA continuation coverage under the Company’s health benefit plans as a result of his termination; (iii) Mr. Kanders will be entitled to continued personal use of the Company owned or leased aircraft, not to exceed one hundred hours in any calendar year, at the Company’s sole cost and expense until the third anniversary of termination; provided, that, at Mr. Kanders’ option, in lieu of the foregoing use of the aircraft, Mr. Kanders will be entitled to purchase any Company-owned aircraft from the Company within seventy-five days of his termination at its then-depreciated book value; (iv) Mr. Kanders will have the right to have the Company’s (or applicable subsidiary’s) office lease that is used by Mr. Kanders assigned to him, and the Company will pay the lease payments for a period of five years from the date of such termination, and Mr. Kanders shall have the right to purchase any fixed assets in connection therewith (including but not limited to automobiles) that he enjoyed the use of during the term at such assets’ then-depreciated book value. Notwithstanding anything to the contrary otherwise provided in the Kanders Employment Agreement, in the event of any Section 4(g) Termination, all grants of stock options and common stock granted under the Kanders Employment Agreement shall vest and become immediately exercisable and saleable and any lock-up provisions applicable thereto, or to any options granted to the Mr. Kanders, shall terminate.
In the event that the Kanders Employment Agreement is terminated by the Company with cause, or by Mr. Kanders unless such termination constitutes a Section 4(g) Termination, all unvested grants of stock options and common stock under the Kanders Employment Agreement shall terminate and be null and void.
Upon the termination of the Kanders Employment Agreement by the Company for cause, or by Mr. Kanders (except for Good Reason or upon his death or disability), Mr. Kanders shall be entitled to receive by wire transfer of immediately available funds, in one lump sum, within five business days of such termination, any then-accrued and unpaid portion of the annual base salary.
In the event that Mr. Kanders fails to comply with any of his obligations under the Kanders Employment Agreement, including, without limitation, the confidentiality and non-compete provisions, Mr. Kanders will be required to repay any payments or benefits received by him as a result of a Section 4(g) Termination as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Kanders Employment Agreement. All payments and benefits provided under the Kanders Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
The Kanders Employment Agreement contains provisions designed to reduce (but not below 0) any payments otherwise required to be paid to Mr. Kanders if the same would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), to the minimum extent necessary so that such excise tax is not imposed. The Kanders Employment Agreement also contains provisions intended to comply with Section 409A of the Code.
The foregoing description of the Kanders Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Kanders Employment Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.
Williams Employment Agreement
On July 9, 2021, the Company and Brad Williams entered into an Employment Agreement (as amended on September 1, 2021) (the “Williams Employment Agreement”), which provides for Mr. Williams’ employment as President of the Company for a term commencing upon the completion of the Company’s initial public offering of shares of its common stock (the “Commencement Date”), and to terminate on the third anniversary of the Commencement Date, subject to earlier termination as provided therein. Mr. Williams is entitled to an annual base salary of $457,000.
In addition, at the sole and absolute discretion of the Company’s Board or the compensation committee, Mr. Williams is entitled to receive annual performance bonuses, which may be based upon a variety of qualitative and quantitative factors, of up to 100% of Mr. Williams’ annual base salary. As provided in the Williams Employment Agreement, (1) on March 18, 2021, Mr. Williams received 261,000 Phantom Shares under the Phantom Plan, which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the Phantom Plan and Mr. Williams’ award agreement thereunder, (2) on March 15, 2021, Mr. Williams received under the LTIP a LTIP Award of $442,900 and another award agreement of even date therewith, of an additional $442,900, each of which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the LTIP and the related respective award agreements thereunder. Mr. Williams will also be entitled, at the sole and absolute discretion of the Board or the compensation committee, to participate in other bonus plans of the Company, including but not limited to the 2021 Incentive Plan.
Furthermore, and without limiting the foregoing, on the Commencement Date, the Company issued to Mr. Williams 200,000 restricted shares of common stock (the “Williams Restricted Stock”), which shall be subject to the vesting and lapse of restrictions on such Williams Restricted Stock based on the timing set forth below:
(A)   The Williams Restricted Stock shall vest upon the achievement of both: (i) a closing price of at least $40.00 per share of common stock on the NYSE or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days, and (ii) Mr. Williams having been continuously employed by the Company for a period of five years from and after the Commencement Date;
(B)   Any shares not vested based on the foregoing closing share price of common stock prior to the tenth anniversary of the Commencement Date shall be forfeited and be null and void; and
(C)   The forfeiture of the Williams Restricted Stock may be accelerated in accordance with the terms of the Williams Employment Agreement, provided that, notwithstanding any provision in the Williams Employment Agreement to the contrary, the vesting of the Williams Restricted Stock shall not be accelerated unless and until the conditions set forth in clause (A) above are satisfied.
The Williams Employment Agreement also contains confidentiality obligations as well as a non- competition covenant and non-interference (relating to the Company’s customers), non-solicitation (relating to the Company’s employees) and non-disparagement provisions effective during the term of his employment and for a period of two years after the termination of his employment with the Company.
In the event that Mr. Williams’ employment is terminated as a result of his death or disability, Mr. Williams or his estate will, subject to the provisions of the Williams Employment Agreement, be generally entitled to receive his accrued base salary through the date of such termination and earned but unpaid annual incentive bonus prorated for the portion of the year in which such termination occurred and all granted but unvested stock options and all unvested restricted stock (but not including the Williams Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded. In the event that Mr. Williams’ employment is terminated by the Company for “cause” (as defined in the Williams Employment Agreement), Mr. Williams will, subject to the provisions of the Williams Employment Agreement, be entitled to receive his accrued base salary through the date of such termination. In addition, all stock options, whether vested or unvested, and granted but unvested restricted stock will be null and void (and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded) except that, in the event that Mr. Williams is terminated as a result of his failure to perform any reasonable directive of the Board, he will be entitled to retain any vested stock options.
In the event that Mr. Williams’ employment is terminated by the Company without “cause” (as defined in the Williams Employment Agreement), Mr. Williams will, subject to the provisions of the Williams Employment Agreement, be entitled to receive an amount equal to one year of his base salary and reimbursement of any COBRA premium payments made by Mr. Williams during such one-year period, in each case payable in accordance with the Company’s normal payroll practices, provided that Mr. Williams executes a separation agreement and general release agreement that is satisfactory to the Company. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Williams Restricted Stock) will immediately vest, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded.
In the event that Mr. Williams’ employment is terminated by Mr. Williams other than as a result of a “change in control” (as defined in the Williams Employment Agreement), Mr. Williams will, subject to the provisions of the Williams Employment Agreement, generally be entitled to receive his accrued base salary and benefits through the date of such termination. In addition, all granted but unvested stock options and all unvested restricted stock will be null and void, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded.
In the event that Mr. Williams’ employment is terminated by either party within 30 days of a “change in control”, Mr. Williams will, subject to the provisions of the Williams Employment Agreement, generally be entitled to receive an amount equal to one year of his base salary payable in one lump sum within five business days after such termination and reimbursement of any COBRA premium payments made by Mr. Williams during such one-year period; provided that Mr. Williams executes a separation agreement and general release agreement that is satisfactory to the Company, and provided further that, in the event the Company or the acquiror requests Mr. Williams to provide consulting services described in the Williams Employment Agreement, then the lump sum payment of an amount equal to one year of his base salary shall be payable upon the expiration of such consulting period, and during such consulting period, Mr. Williams will be entitled to a consulting fee equal to what he would have otherwise been entitled to be paid under the Williams Employment Agreement during such period. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Williams Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded.
In the event that Mr. Williams fails to comply with any of his obligations under the Williams Employment Agreement, including, without limitation, the non-competition covenant and the non-interference, nonsolicitation and non-disparagement provisions, Mr. Williams will be required to repay the one year of base salary paid to him pursuant to the Company termination without cause or change in control provisions of the Williams Employment Agreement as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Williams Employment Agreement. All payments and benefits provided under the Williams Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
The Williams Employment Agreement contains provisions designed to reduce (but not below 0) any payments otherwise required to be paid to Mr. Williams if the same would result in the imposition of an excise tax under Section 4999 of the Code to the minimum extent necessary so that such excise tax is not imposed. The Williams Employment Agreement also contains provisions intended to comply with Section 409A of the Code.
The foregoing description of the Williams Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Williams Employment Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.
Browers Employment Agreement
On July 9, 2021, the Company and Blaine Browers entered into an Employment Agreement (as amended on September 1, 2021) (the “Browers Employment Agreement”), which provides for Mr. Browers’ employment as the Chief Financial Officer of the Company for a term commencing upon the completion of the Company’s initial public offering of shares of its common stock (the “Commencement Date”), and to terminate on the third anniversary of the Commencement Date, subject to earlier termination as provided therein. Mr. Browers is entitled to an annual base salary of $340,000.
In addition, at the sole and absolute discretion of the Board or the compensation committee, Mr. Browers is entitled to receive annual performance bonuses, which may be based upon a variety of qualitative and quantitative factors, of up to 100% of Mr. Browers’ annual base salary. As provided in the Browers Employment Agreement, (1) on March 18, 2021, Mr. Browers received 166,000 Phantom Shares under the Phantom Plan, which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the Phantom Plan and Mr. Browers’ award agreement thereunder, (2) on March 15, 2021, Mr. Browers received under the LTIP an LTIP Award of $329,600 and another award agreement of even date therewith, of an additional $329,600, each of which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the LTIP and the related respective award agreements thereunder. Mr. Browers will also be entitled, at the sole and absolute discretion of Board or the compensation committee, to participate in other bonus plans of the Company, including but not limited to the 2021 Incentive Plan. Furthermore, and without limiting the foregoing, on the Commencement Date, the Company issued to Mr. Browers 150,000 restricted shares of common stock (the “Browers Restricted Stock”), which is subject to the vesting and lapse of restrictions on such Browers Restricted Stock based on the timing set forth below:
(A)   The Browers Restricted Stock shall vest upon the achievement of both: (i) a closing price of at least $40.00 per share of common stock on the NYSE or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days, and (ii) Mr. Browers having been continuously employed by the Company for a period of five years from and after the Commencement Date;
(B)   Any shares not vested based on the foregoing closing share price of common stock prior to the tenth anniversary of the Commencement Date shall be forfeited and be null and void; and
(C)   The forfeiture of the Browers Restricted Stock may be accelerated in accordance with the terms of the Browers Employment Agreement, provided that, notwithstanding any provision in the Browers Employment Agreement to the contrary, the vesting of the Restricted Stock shall not be accelerated unless and until the conditions set forth in clause (A) above are satisfied.
The Browers Employment Agreement also contains confidentiality obligations as well as a non- competition covenant and non-interference (relating to the Company’s customers), non-solicitation (relating to the Company’s employees) and non-disparagement provisions effective during the term of his employment and for a period of two years after the termination of his employment with the Company.
In the event that Mr. Browers’ employment is terminated as a result of his death or disability, Mr. Browers or his estate will, subject to the provisions of the Browers Employment Agreement, be generally entitled to receive his accrued base salary through the date of such termination and earned but unpaid annual incentive bonus prorated for the portion of the year in which such termination occurred and all granted but unvested stock options and all unvested restricted stock (but not including the Browers Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded. In the event that Mr. Browers’ employment is terminated by the Company for “cause” (as defined in the Browers Employment Agreement), Mr. Browers will, subject to the provisions of the Browers Employment Agreement, be entitled to receive his accrued base salary through the date of such termination. In addition, all stock options, whether vested or unvested, and granted but unvested restricted stock will be null and void (and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded) except that, in the event that Mr. Browers is terminated as a result of his failure to perform any reasonable directive of the Board, he will be entitled to retain any vested stock options.
In the event that Mr. Browers’ employment is terminated by the Company without “cause” (as defined in the Browers Employment Agreement), Mr. Browers will, subject to the provisions of the Browers Employment Agreement, be entitled to receive an amount equal to one year of his base salary and reimbursement of any COBRA premium payments made by Mr. Browers during such one-year period, in each case payable in accordance with the Company’s normal payroll practices, provided that Mr. Browers executes a separation agreement and general release agreement that is satisfactory to the Company. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Browers Restricted Stock) will immediately vest, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded.
In the event that Mr. Browers’ employment is terminated by Mr. Browers other than as a result of a “change in control” (as defined in the Browers Employment Agreement), Mr. Browers will, subject to the provisions of the Browers Employment Agreement, generally be entitled to receive his accrued base salary and benefits through the date of such termination. In addition, all granted but unvested stock options and all unvested restricted stock will be null and void, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded.

In the event that Mr. Browers’ employment is terminated by either party within 30 days of a “change in control”, Mr. Browers will, subject to the provisions of the Browers Employment Agreement, generally be entitled to receive an amount equal to one year of his base salary payable in one lump sum within five business days after such termination and reimbursement of any COBRA premium payments made by Mr. Browers during such one-year period; provided that Mr. Browers executes a separation agreement and general release agreement that is satisfactory to the Company, and provided further that, in the event the Company or the acquiror requests Mr. Browers to provide consulting services described in the Browers Employment Agreement, then the lump sum payment of an amount equal to one year of his base salary shall be payable upon the expiration of such consulting period, and during such consulting period, Mr. Browers will be entitled to a consulting fee equal to what he would have otherwise been entitled to be paid under the Browers Employment Agreement during such period. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Browers Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP shall be subject to the terms of the respective plan and award agreement under which they were awarded.
In the event that Mr. Browers fails to comply with any of his obligations under the Browers Employment Agreement, including, without limitation, the non-competition covenant and the non-interference, nonsolicitation and non-disparagement provisions, Mr. Browers will be required to repay the one year of base salary paid to him pursuant to the Company termination without cause or change in control provisions of the Browers Employment Agreement as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Browers Employment Agreement. All payments and benefits provided under the Browers Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
The Browers Employment Agreement contains provisions designed to reduce (but not below 0) any payments otherwise required to be paid to Mr. Browers if the same would result in the imposition of an excise tax under Section 4999 of the Code to the minimum extent necessary so that such excise tax is not imposed. The Browers Employment Agreement also contains provisions intended to comply with Section 409A of the Code.
The foregoing description of the Browers Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Browers Employment Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.
Employee Confidentiality, Non-competition, Non-solicitation and Assignment Agreements
In order to limit the disclosure and use of our proprietary information as well as to prevent the misappropriation of our proprietary information, each of our officers, directors and/or employees that receive an award under our Phantom Plan is required to execute and deliver a restrictive covenant agreement that that contains non-competition, non-solicitation, non-hire, non-disparagement, confidentiality or assignment of intellectual property covenants.
Equity Compensation
Outstanding Equity Awards at December 31, 2021
There were no outstanding equity awards held by Cadre’s named executive officers as of December 31, 2021.
Director Compensation
The following table sets forth a summary of the compensation our non-employee directors were paid or earned during the fiscal year ended December 31, 2021.
Our board of directors’ compensation program is designed to align compensation with Cadre’s business objectives and the creation of stockholder value, while enabling Cadre to attract, retain, incentivize and reward directors who contribute to the long-term success of Cadre. Regarding expenses, Cadre’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas Sokolow	213,000	—	—	—	—	175	213,175
William Quigley	66,000	—	—	—	—	—	66,000
Hamish Norton	40,000	—	—	—	—	—	40,000
Deborah A. DeCotis*	—	—	—	—	—	—	—
Nate Ward**	30,000	—	—	—	—	250,000	280,000
Roger Werner**	40,000	—	—	—	—	—	40,000

*
Ms. DeCotis was appointed to the Board on April 12, 2022.

**
This individual resigned from the Board immediately prior to the closing of the Company’s initial public offering of common stock in November 2021.

Discussion of Director Compensation
We pay three primary components of compensation to our non-management directors: an annual cash retainer, committee chairman fees, and equity awards, generally comprising of stock equity awards such as stock options. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties on our board of directors and its committees as well as the skill level required by the Company of members of the board of directors and the need to continue to attract highly qualified candidates to serve on our board of directors. Director compensation arrangements are reviewed annually to maintain such standards.
In 2021, members of our board of directors were compensated as follows: (i) all non-employee directors serving on the board of directors received an annual payment of $40,000, payable in equal quarterly installments, in consideration for their services on the Board; (ii) Mr. Sokolow, the lead independent director of the board of directors, received an additional annual payment of $13,000, payable in two equal installments, in consideration of his service as the lead independent director of the board of directors; and (iii) Mr. Quigley received an additional annual payment of $26,000, payable in equal quarterly installments, in consideration for his service as the chairman of the board of directors’ Audit Committee.
In 2021, our current employee director, Mr. Kanders, was compensated pursuant to his employment agreement (which is described below under the heading “Employment Agreements”).
In connection with the closing of the Company’s initial public offering, the Company also paid a fee to Nicholas Sokolow in the amount of $160,000, in connection with his role as the Lead Independent Director.
In 2021, the Company paid a fee in the amount of $250,000 to Protection Acquisition Holdings, LLC (“PAH”) in consideration of consulting services previously rendered to the Company. Mr. Ward controls PAH, and therefore this fee is included under the “All Other Compensation” heading above. Mr. Ward was not involved in the decision by the independent members of our board of directors to engage PAH to provide consulting services to the Company. Mr. Ward was involved in negotiating the fee described above solely on behalf of PAH and not on behalf of the Company.
In 2021, Mr. Sokolow also received $175 from the Company as reimbursement for telephone expenditures, as indicated under the “All Other Compensation” heading above.

Compensation Risk Assessment
We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Involvement in Certain Legal Proceedings
No director, executive officer or person nominated to become a director or executive officer has, within the last ten years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting his involvement in any type of business, securities or banking activities or practice; or (iv) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
Equity Compensation and Other Benefit Plans
Safariland Group Long-Term Incentive Plan
Long-Term Incentive Plan Description
On March 15, 2021, the Company adopted the Safariland Group Long-Term Incentive Plan (the “LTIP”). The Company believes the LTIP will retain and motivate certain key employees of the Company and its subsidiaries and affiliates by enabling designated individuals to participate in the long-term growth and financial success of the Company. The LTIP is administered by the Board in its sole discretion, who have full power and authority to administer and interpret the LTIP and to establish rules for its administration. Eligibility for participation in the LTIP is limited to the employees selected by the Board who are employees of the Company in good standing and current with respect to all compliance and employment matters. There are currently 222,589 shares of the Company’s common stock reserved for issuance under the LTIP.
Awards
Each participant is granted a cash bonus opportunity (a “LTIP Award”), in an amount set forth in an award agreement, and each LTIP Award granted under the LTIP is eligible to vest in three equal installments over a period of three consecutive one year periods. The award will vest subject to the achievement of performance metrics, which are established by the Board in its sole discretion, who shall determine to what extent the performance metrics have been achieved. The portion of the LTIP Award that has become vested will be paid in a lump sum within 30 days following a determination by the Board that performance metrics have been achieved. The LTIP Award may be paid in the form of cash, provided, however, the Company may, in its sole discretion, elect to pay the vested portion of a LTIP Award (or any portion thereof) in the form of such marketable securities having a value equal to the value of such vested portion, rounded down to the nearest whole share.
Termination or Change in Control
In the event of a change of control or a participant’s death, any unvested portion of a LTIP Award will become fully vested and any amount payable will be paid within two and a half months following such occurrence. In the event that a participant’s employment is terminated, or the participant violated its obligations under any restrictive agreement, the participant will forfeit any portion of the LTIP Award that is unvested and unpaid.

Tax Effects
The Company will withhold from any amount paid under the LTIP any taxes required by law to be withheld with respect to such payment, including, to the extent permitted, in the event a LTIP Award is paid in marketable securities, by withholding a number of securities necessary to satisfy any such withholding obligations. The LTIP and all LTIP Awards under the LTIP include provisions intended to comply with the requirements of Section 409A of the Code.
Safariland Group Amended and Restated 2021 Phantom Restricted Share Plan
Phantom Restricted Share Plan Description
On March 15, 2021, the Company adopted the Safariland Group 2021 Phantom Restricted Share Plan (the “Phantom Plan”) for the purposes of promoting the growth and interests of the Company by attracting and retaining employees, consultants and advisors with the training, experience and ability to enable them to make a significant contribution to the success of the business of the Company. The Board selects participants from among those employees, consultants, and advisors to, the Company or its affiliates who, in in its opinion, are in a position to make a significant contribution to the success of the Company.
Phantom Awards
The Phantom Plan provides for the grant of the cash-based award of Phantom Shares (defined below) (“Phantom Awards”) to participants as a nontransferable notional share granted to an employee or other service provider in respect of services to the Company or its affiliates (a “Phantom Share”). A maximum of 1,433,500 Phantom Shares may be issued in respect of Phantom Awards under the Phantom Plan. The Board, in its sole discretion, determines the terms of all Phantom Awards, including the time or times at which an Award will vest. Except as otherwise provided, one-third (1/3) of the Phantom Shares subject to the Award shall vest on each of the first three (3) anniversaries of the grant date. The Board, in its discretion, may also settle Phantom Awards with marketable securities of the Company. Currently, there are 316,665 shares of the Company’s common stock reserved for issuance under the Phantom Plan.
Termination
In the event of a participant’s death, the Phantom Shares shall become fully vested and will remain outstanding and eligible to participate in a Qualifying Exit Event (as defined below). If a participant’s employment is terminated by the Company for cause, or for violation of a restrictive agreement, the participant will forfeit all Phantom Shares whether vested or unvested. If a participant’s employment is terminated for reasons other than for cause, or voluntarily by the participant, all unvested Phantom Shares will be forfeited and vested Phantom Shares will remain eligible to participate in a Qualifying Exit Event.
Timing of Payment
No amount is payable with respect to Phantom Shares prior to a change of control or initial public offering where the aggregate net cash proceeds or non-cash of such event, as determined by the Board, equals or exceeds $250,000,000 (a “Qualifying Exit Event”). Such threshold shall be automatically increased from time to time to reflect the aggregate amount of any additional capital invested in the Company. In the event that such amounts become payable with respect to a Qualifying Exit Event, the sums shall be paid not later than March 15 following the year in which the Qualifying Exit Event occurs. In connection with a Qualifying Exit Event, each Phantom Share that is vested and outstanding as of the consummation of the Qualifying Exit Event shall be automatically cancelled in exchange for the right to receive a payment equal to the Phantom Payment Amount (as defined in the Phantom Plan). All unvested Phantom Shares shall be cancelled for no consideration upon the consummation of a Qualifying Exit Event.
Tax Effects
The Company will withhold from any amount paid under the Phantom Plan any taxes required by law to be withheld with respect to such payment. Phantom Awards under the Phantom Plan include provisions intended to comply with Section 409A of the Code. Granted Phantom Awards may be modified at any time, at the Board’s discretion, to the extent necessary to maintain such compliance.
Covered Transactions
In the event of a transaction in which the Company is not the surviving entity or which results in the acquisition of all or substantially of the equity interests or assets of the Company, dissolution or liquidation or any other change of control transaction, the Board may provide for the assumption of some or all Phantom Awards or the grant of new awards by the acquiror or survivor. Each unvested Award that is not assumed will terminate automatically. The Board shall have the discretion to require that any amounts that would have been paid if such Phantom Shares had been vested at the time of such transaction be made payable in the future. If there shall occur any change in capitalization that affects the Phantom Shares, the Board may, in its discretion, cause an adjustment to be made to the number of Phantom Shares granted in order to prevent dilution or enlargement of the participant’s rights.
Amended and Restated Phantom Plan
On August 2, 2021, the Phantom Plan was amended and restated with certain technical corrections, including adjusting the Phantom Shares available thereunder to give effect to the stock split that occurred during fiscal 2021.
2021 Stock Incentive Plan
Our board of directors has adopted, and our stockholders have approved, our 2021 Stock Incentive Plan (“2021 Incentive Plan”). Our 2021 Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary companies’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary companies’ employees and consultants.
Authorized Shares
Currently, there are 4,410,581 shares of our common stock available for issuance pursuant to our 2021 Incentive Plan. The 2021 Incentive Plan also includes an automatic annual increase in shares of common stock available for issuance under the 2021 Incentive Plan, to occur on the first trading day of January of each fiscal year, beginning with January in year 2022 and continuing through January in year 2031, by a number of shares equal to five percent (5%) of the total number of shares of common stock outstanding on the last trading day in the immediately preceding December. Accordingly, a total of 9,650,000 shares of our common stock are reserved for issuance under the 2021 Incentive Plan.
Shares of common stock that have been (a) reserved for issuance under stock options which have expired or otherwise terminated without issuance of the underlying shares, (b) reserved for issuance or issued under an award granted under the 2021 Incentive Plan but are forfeited or are repurchased by the Company at the original issue price, or (c) reserved for issuance or issued under an award that otherwise terminates without shares being issued, shall be available for issuance. In the event of the exercise of SARs, whether or not granted in tandem with stock options, only the number of shares of common stock actually issued in payment of such SARs shall be charged against the number of shares of common stock available for the grant of awards under the 2021 Incentive Plan, and any shares of common stock subject to tandem stock options, or portions thereof, which have been surrendered in connection with any such exercise of SARs shall not be charged against the number of shares of common stock available for the grant of awards under the 2021 Incentive Plan. Notwithstanding anything to the contrary contained herein, shares of common stock that are subject to an award under the 2021 Incentive Plan shall not again be made available for issuance or delivery under the 2021 Incentive Plan if such shares are (a) tendered in payment of a stock option, or (b) delivered or withheld by the Company to satisfy any tax withholding obligation.
Plan Administration
The compensation committee of the Company’s Board administers our 2021 Incentive Plan. Any power, authority or discretion granted to the compensation committee may also be taken by the Board. In addition, if we determine it is desirable to qualify transactions under our 2021 Incentive Plan as exempt under Rule 16b-3 under the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2021 Incentive Plan, the compensation committee has the power to administer our 2021 Incentive Plan and make all determinations deemed necessary or advisable for administering the 2021 Incentive Plan, including, but not limited to, the power to determine the fair market value of our common stock, select the persons to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2021 Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2021 Incentive Plan and awards granted under it, prescribe, amend, and rescind rules, regulations, and sub-plans relating to our 2021 Incentive Plan, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The compensation committee’s decisions, interpretations, and other actions are final and binding on all participants.
Stock Options
Stock options may be granted under our 2021 Incentive Plan. The exercise price of options granted under our 2021 Incentive Plan will be determined by the compensation committee and may be greater, less than, or equal to the fair market value of our common stock on the date of grant; provided that: (i) the exercise price of an incentive stock options will be not less than 100% of the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The compensation committee will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the compensation committee, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months (or such shorter or longer time period not exceeding five (5) years as may be determined by the compensation committee). In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2021 Incentive Plan, the compensation committee determines the other terms of options.
Stock Appreciation Rights
SARs may be granted under our 2021 Incentive Plan. SARs allow the recipient to receive the appreciation in the fair market value of our common stock occurring between the exercise date and the date of grant. SARs may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her SARs agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the SARs will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the SARs will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2021 Incentive Plan, the compensation committee determines the other terms of SARs, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be equal to the fair market value per share on the date of grant.
Restricted Stock
Restricted stock may be granted under our 2021 Incentive Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. The compensation committee will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2021 Incentive Plan, will determine the terms and conditions of such awards. The compensation committee may impose whatever conditions to vesting it determines to be appropriate (for example, the compensation committee may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the compensation committee provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units
RSUs may be granted under our 2021 Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2021 Incentive Plan, the compensation committee determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The compensation committee may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the compensation committee in its discretion. The compensation committee, in its sole discretion, may pay earned RSUs in the form of cash, in shares of our common stock, or in some combination thereof. Notwithstanding the foregoing, the compensation committee, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied. Participants will have no voting rights with respect to RSUs until the date shares are issued with respect to such RSUs. The compensation committee may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable RSUs are settled or forfeited in accordance with our 2021 Incentive Plan.
Performance Units and Performance Shares
Performance units and performance shares may be granted under our 2021 Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the compensation committee are achieved or the awards otherwise vest. The compensation committee will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The compensation committee may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the compensation committee in its discretion. After the grant of a performance unit or performance share, the compensation committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the compensation committee on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The compensation committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. Participants will have no voting rights with respect to performance units and/or performance shares until the date shares are issued with respect to such performance units and/or performance shares. The compensation committee may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable performance shares are settled or forfeited in accordance with our 2021 Incentive Plan.
Non-Transferability of Awards
Unless the compensation committee provides otherwise, our 2021 Incentive Plan generally will not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the compensation committee makes an award transferrable, such award will contain such additional terms and conditions as the compensation committee deems appropriate.

Certain Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2021 Incentive Plan, the compensation committee will adjust the number and class of shares that may be delivered under our 2021 Incentive Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits set forth in our 2021 Incentive Plan.
Corporation Transactions
Our 2021 Incentive Plan provides that in the event of our merger with or into another corporation or entity or a change-of-control (as defined in our 2021 Incentive Plan), each outstanding award will be treated as the compensation committee determines, including, without limitation, (i) substituting equivalent awards or providing substantially similar consideration to participants as was provided to the Company’s stockholders (after taking into account the existing provisions of the awards), or (ii) issuing, in place of outstanding shares of common stock of the Company held by the participants, substantially similar shares or substantially similar other securities or substantially similar other property subject to repurchase restrictions no less favorable to the participant. In addition, the compensation committee may, in its sole discretion, provide that the vesting of any or all awards granted pursuant to the 2021 Incentive Plan will accelerate immediately prior to the consummation of a change-of-control event. If the compensation committee exercises such discretion with respect to stock options, such stock options will become exercisable in full prior to the consummation of such change-of-control event at such time and on such conditions as the compensation committee determines, and if such stock options are not exercised prior to the consummation of such event, they shall terminate at such time as determined by the compensation committee.
Clawback
Awards are subject to any clawback policy of ours, and the compensation committee also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return, or reimburse us for all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.
Amendment and Termination
The compensation committee has the authority to amend, suspend, or terminate our 2021 Incentive Plan provided such action does not impair the existing rights of any participant. Our 2021 Incentive Plan will continue in effect until terminated by the compensation committee, but (i) no incentive stock options may be granted after ten years from the date our 2021 Incentive Plan was adopted by the Board and (ii) the annual increase to the number of shares available for issuance under our 2021 Incentive Plan will operate only until the tenth anniversary of the date our 2021 Incentive Plan was adopted by the Board.
Benefits and Perquisites
We currently maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance and dental insurance. We maintain a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits us to make contributions, at our discretion, up to the limits allowed by law on behalf of all eligible employees.
With respect to Warren B. Kanders, pursuant to and during the term of the Kanders Employment Agreement, in addition to being entitled to participate in the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time, Mr. Kanders shall receive, at the Company’s expense: (i) the assistance of the Company’s tax advisors in regard to personal tax planning and preparing personal income tax returns; and (ii) a split-dollar life insurance policy, or equivalent, on Mr. Kanders in the amount of $10,000,000 payable to such beneficiaries as Mr. Kanders shall select. Furthermore, the Company will make available armed security personnel or other means in order to ensure the security of Mr. Kanders, as well as his family and property. For additional security purposes, during the term, so long as the Company (or one of its subsidiaries) has any right to use a private jet aircraft, Mr. Kanders shall use such aircraft for business purposes, and the Company will make available such aircraft to Mr. Kanders for up to one hundred flight hours per year for personal use.
Executive Compensation
The Board expects to review executive compensation periodically to ensure that executive compensation remains competitive such that Cadre is able to recruit, incentivize and retain qualified executives. Cadre intends to maintain an executive compensation program that is designed to also align with the long-term interests of Cadre’s shareholders for value creation and conformance with prevailing standards of good corporate governance.
Other Compensation
We currently maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance and dental insurance.
401(k) Plan
We maintain a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under the SEC’s rules, a related person is a director, officer, nominee for director, or five percent (5%) stockholder of the Company since the beginning of the last fiscal year, and their immediate family members. In addition, under the SEC’s rules, a related person transaction is a transaction or series of transactions in which the Company is a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
The following is a description of transactions since January 1, 2020, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.
We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of five percent (5%) or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third-party under the same or similar circumstances.
All of the transactions described below were entered into prior to the adoption of this written policy but each was approved by the independent members of our Board. Prior to our Board’s consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to the independent members of the Board, and the transaction was not approved by the Board unless a majority of the independent directors approved the transaction. Our current policy with respect to approval of related person transactions is not set forth in writing.
In connection with the closing of the Company’s initial public offering, the Company paid a fee in the amount of $250,000 to Protection Acquisition Holdings, LLC (“PAH”) in consideration of consulting services previously rendered to the Company. Mr. Nate Ward, a former director that resigned effective immediately prior to the completion of the initial public offering (and who was the beneficial owner of 8.94% of the Company’s common stock as of June 3, 2022), controls PAH. Mr. Ward was not involved in the decision by the independent members of the Board to engage PAH to provide consulting services to the Company. Mr. Ward was involved in negotiating the fee described above solely on behalf of PAH and not on behalf of the Company.
In connection with the closing of the Company’s initial public offering, the Company paid a fee in the amount of $2,250,000 to Kanders & Company, Inc. (“Kanders & Company”) in consideration of the significant support received by the Company from employees of Kanders & Company, including, without limitation: (i) assisting the Company in identifying, screening and contacting investment banks or other potential partners for an initial public offering or similar transaction; (ii) evaluating proposals received from such potential partners; (ii) advising the Company with respect to the form and structure of an initial public offering or other similar transaction; (iv) structuring and negotiating the offering; (v) assisting the Company’s management in preparing offering materials, marketing materials, and other related documents and (vi) assisting the Company’s management in making presentations to the Board in connection with its approval of its initial public offering. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.
In connection with the Company entering into the First Amendment to Credit Agreement with PNC Bank, pursuant to which the Company refinanced its existing credit facilities and entered into a new syndicated credit agreement (collectively, the “New Credit Agreement”), the Company paid a fee in the amount of $1,000,000 to Kanders & Company, in consideration of the significant support received by the Company from employees of Kanders & Company, including, without limitation: (i) assisting the Company in identifying, screening and contacting potential financing sources; (ii) evaluating proposals received from potential financing sources; (iii) advising the Company with respect to the form and structure of available financing arrangements; (iv) structuring and negotiating the New Credit Agreement; and (v) assisting the Company’s management in making presentations to our Board in connection with its approval of the New Credit Agreement. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.
In connection with the Company entering into a $225,000,000 term loan and security agreement on November 17, 2020 (the “Term Loan”) the Company paid a fee in the amount of $1,000,000 to Kanders & Company, in consideration of the significant support received by the Company from employees of Kanders & Company, including, without limitation: (i) assisting the Company in identifying, screening and contacting potential financing sources; (ii) evaluating proposals received from potential financing sources; (iii) advising the Company with respect to the form and structure of available financing arrangements; (iv) structuring and negotiating the Term Loan; and (v) assisting the Company’s management in making presentations to our Board in connection with its approval of the Term Loan. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.
In connection with the Company’s acquisition of Cyalume on May 4, 2022, the Company paid a fee in the amount of $1,000,000 to Kanders & Company in consideration of the significant support received by the Company from the employees of Kanders & Company, including, without limitation:
(i) assisting the Company with its due diligence investigation of Cyalume; (ii) structuring and negotiating the terms of the Cyalume acquisition; and (iii) assisting the Company’s management in making presentations to our Board in connection with its approval of the Cyalume acquisition. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.
In connection with the closing of this offering, the Company will pay a fee in the amount of $2,000,000 to Kanders & Company in consideration of the significant support received by the Company from employees of Kanders & Company, including, without limitation: (i) assisting the Company in identifying, screening and contacting investment banks or other potential partners for a public offering or similar transaction; (ii) evaluating proposals received from such potential partners; (iii) advising the Company with respect to the form and structure of this offering or other similar transaction; (iv) structuring and negotiating this offering; (v) assisting the Company’s management in preparing offering materials, marketing materials, and other related documents and (vi) assisting the Company’s management in making presentations to the Board in connection with its approval of this offering. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.
Mr. Kanders was not involved in the decision by the independent members of our Board to engage Kanders & Company to provide any of the services described above. In determining to engage Kanders & Company to provide the services described above, the independent members of our Board considered Kanders & Company’s extensive investment, capital raising, acquisition and operating expertise as well as the extensive knowledge and familiarity the employees of Kanders & Company have with respect to the Company and the industry in which it operates. Mr. Kanders was involved in negotiating the fees described above solely on behalf of Kanders & Company and not on behalf of the Company.
Director and Executive Officer Compensation
Please see “Executive and Director Compensation—Director Compensation” for a discussion of options granted to our non-employee directors. Please see “Executive and Director Compensation—Equity Compensation” for additional information regarding compensation of executive officers.
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation

Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•
any breach of their duty of loyalty to our company or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
Our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement we have entered into in connection with this offering will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS
The tables below set forth information with respect to the beneficial ownership of our common stock as of June 3, 2022 (the “Table Date”) for:
•
each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock;

•
each of our directors and named executive officers;

•
all of our directors and named executive officers as a group; and

•
each of the selling stockholders.

The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. The percentage of shares of common stock beneficially owned is computed on the basis of 34,782,271 shares of our common stock outstanding as of the Table Date. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the Table Date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Cadre Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218.
The following table assumes the underwriters’ option to purchase additional shares is not exercised.
Name of Beneficial Owner	Shares of Common Stock Owned Before this Offering		Shares of Common Stock Offered	Shares of Common Stock Owned After this Offering
	Number	Percentage		Number	Percentage
Directors and Named Executive Officers
Warren B. Kanders(1)	17,195,803	49.44%	—	17,195,803	46.43%
Nicholas Sokolow(2)	1,071,899	3.08%	—	1,071,899	2.89%
William Quigley(3)	15,834	*	—	15,834	*
Hamish Norton(4)	15,834	*	—	15,834	*
Deborah A. DeCotis(5)	8,000	*	—	8,000	*
Brad Williams(6)	70,869	*	—	70,869	*
Blaine Browers(7)	54,112	*	—	54,112	*
All directors and executive officers as a group (7 persons)(8)	18,432,351	52.94%	—	18,432,351	49.73%
5% Stockholders and Selling Stockholders			—
Nathan Ward(9)	3,062,553	8.8%	117,377	2,945,176	7.95%
Palm Beach Capital Fund III, L.P.(10)	2,802,673	8.1%	1,298,114	1,504,559	4.06%
Wynnefield Capital(11)	1,793,310	5.16%	—	1,793,310	4.84%
Shaun McGruder	259,162	*	120,036	139,126	*
James Harpel	248,277	*	114,994	133,283	*
Mike Schmickle	170,931	*	79,170	91,761	*
Teresa Dittmar	20,263	*	9,385	10,878	*
Scott Long	15,692	*	7,268	8,424	*
Michael Chalhub	4,305	*	1,994	2,311	*
John McGruder	2,870	*	1,329	1,541	*
Palm Beach Capital Management III, LLC(12)	718	*	333	385	*

(1)
Excludes (a) 113,636 shares underlying stock options that are not presently exercisable or exercisable within 60 days of the Table Date, and (b) 2,031,250 shares underlying restricted stock awards that are not presently issuable or issuable within 60 days of the Table Date. Includes 1,305,650 shares held by Warren B. Kanders Roth IRA, 15,866,703 shares held by Kanders SAF, LLC, and 23,450 shares held by Allison Kanders Roth IRA, all of which shares are beneficially owned by Mr. Kanders. The business address for Kanders SAF, LLC is 250 Royal Palm Way, Suite 201, Palm Beach, FL 33480.

(2)
Includes 8,000 shares underlying stock options that are presently exercisable or exercisable within 60 days of the Table Date. Excludes (a) 8,000 shares underlying stock options that are not presently exercisable or exercisable within 60 days of the Table Date, and (b) 22,000 shares underlying phantom stock awards that are not presently issuable or issuable within 60 days of the Table Date. Includes 589,620 shares held by ST Investors Funds, LLC, 252,701 shares held by Korsak Holdings, LLC, and 84,231 shares held by Madetys Investments LLC. Mr. Sokolow, as the general manager of each of ST Investors, LLC, Korsak Holdings, LLC and Madetys Investments LLC, has voting and dispositive power over the shares held by these entities. The business address for each of ST Investors, LLC, Korsak Holdings, LLC and Madetys Investments LLC is 6020 Shore Boulevard South, Suite 801, Gulfport, FL 33707. Mr. Sokolow disclaims beneficial ownership of the shares of common stock owned by each of ST Investors, LLC, Korsak Holdings, LLC and Madetys Investments LLC, except to the extent of his pecuniary interest in such shares of common stock.

(3)
Includes 8,000 shares underlying stock options that are presently exercisable or exercisable within 60 days of the Table Date. Excludes (a) 8,000 shares underlying stock options that are not presently exercisable or exercisable within 60 days of the Table Date, and (b) 15,666 shares underlying phantom stock awards that are not presently issuable or issuable within 60 days of the Table Date.

(4)
Includes 8,000 shares underlying stock options that are presently exercisable or exercisable within 60 days of the Table Date. Excludes (a) 8,000 shares underlying stock options that are not presently exercisable or exercisable within 60 days of the Table Date, and (b) 15,666 shares underlying phantom stock awards that are not presently issuable or issuable within 60 days of the Table Date.

(5)
Includes 8,000 shares underlying stock options that are presently exercisable or exercisable within 60 days of the Table Date. Excludes 8,000 shares underlying stock options that are not presently exercisable or exercisable within 60 days of the Table Date.

(6)
Excludes (a) 211,762 shares underlying restricted stock awards that are not presently issuable or issuable within 60 days of the Table Date, (b) 42,770 shares underlying stock options that are not presently exercisable or exercisable within 60 days of the Table Date, and (c) 174,000 shares underlying phantom stock awards that are not presently issuable or issuable within 60 days of the Table Date.

(7)
Excludes (a) 158,755 shares underlying restricted stock awards that are not presently issuable or issuable within 60 days of the Table Date, (b) 31,386 shares underlying stock option that are not presently exercisable or exercisable within 60 days of the Table Date, and (c) 110,666 shares underlying phantom stock awards that are not presently issuable or issuable within 60 days of the Table Date.

(8)
Excludes (a) 2,401,767 shares underlying restricted stock awards that are not presently issuable or issuable within 60 days of the Table Date, (b) 223,792 shares underlying stock options that are not presently exercisable or exercisable within 60 days of the Table Date, and (c) 337,998 shares underlying phantom stock awards that are not presently issuable or issuable within 60 days of the Table Date.

(9)
Includes 2,802,673 shares held by Palm Beach Capital Fund III, L.P., 5,740 shares held by Barbancourt, LLC, and 718 shares held by Palm Beach Capital Management III, LLC. Nathan Ward, as the general partner of Palm Beach Capital Fund III, L.P., and the manager of each of Barbancourt, LLC and Palm Beach Capital Management III, LLC, has voting and dispositive power over the shares held by each of Palm Beach Capital Fund III, L.P., Barbancourt, LLC, and Palm Beach Capital Management III, LLC. The business address for each of Palm Beach Capital Fund III, L.P., Barbancourt, LLC, and Palm Beach Capital Management III, LLC is 525 South Flagler Drive, Unit 201, West Palm Beach, FL 33401. Mr. Ward resigned from the Company’s board of directors immediately prior to the closing of the Company’s initial public offering of common stock in November 2021.

(10)
Nathan Ward, as the general partner of Palm Beach Capital Fund III, L.P., has voting and dispositive power over the shares held by Palm Beach Capital Fund III, L.P. The business address of Palm Beach Capital Fund III, L.P. is 525 South Flagler Drive, Unit 201, West Palm Beach, FL 33401.

(11)
Based solely on a Schedule 13G filed with the SEC on February 14, 2022, on behalf of Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Wynnefield-SL Corp. (“Wynnefield-SL”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Nelson Obus and Joshua Landes (collectively, “Wynnefield Capital”). Based on such filing, 540,338 shares are held by Wynnefield Partners, 1,016,343 shares are held by Wynnefield Partners I, and 236,629 shares are held by Wynnefield-SL. Messrs. Obus and Landes, as co-managing members of WCM, the sole general partner of Wynnefield Partners and Wynnefield Partners I, have voting and dispositive power over the shares held by Wynnefield Partners and Wynnefield Partners I. Messrs. Obus and Landes, as principal executive officers of WCI, the sole investment manager of Wynnefield-SL, have voting and dispositive power over the shares held by Wynnefield-SL. The business address of Wynnefield Capital is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(12)
Nathan Ward, as the manager of Palm Beach Capital Management III, LLC, has voting and dispositive power over the shares held by Palm Beach Capital Management III, LLC. The business address of Palm Beach Capital Management III, LLC is 525 South Flagler Drive, Unit 201, West Palm Beach, FL 33401.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 200,000,000 shares of capital stock, par value $0.0001 per share, of which 190,000,000 shares are common stock, par value $0.0001 per share, and 10,000,000 shares are preferred stock, par value $0.0001 per share, and there are 34,383,350 shares of common stock outstanding and no shares of preferred stock outstanding as of June 3, 2022. As of June 3, 2022, we had approximately 38 record holders of our capital stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.
The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. Because this is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.
Common Stock
We are authorized to issue one class of common stock. Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Except as described under “Anti-takeover Effects of Delaware Law, Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws” below, a majority vote of the holders of common stock is generally required to take action under our amended and restated certificate of incorporation and amended and restated bylaws.
Blank-Check Preferred Stock
Our amended and restated certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series.
We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the NYSE on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.
These provisions give our Board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.
See also “Anti-takeover Effects of Delaware Law, Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws” below.
Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders. As of the date of this prospectus, there are no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.
Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non- negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies
Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management
Written Consent of Stockholders
Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.
Meetings of Stockholders
Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements
Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Amendment to Bylaws and Certificate of Incorporation
Certain amendments to our amended and restated certificate of incorporation relating to board structure, director liability, indemnification, stockholder actions by written consent, stockholders’ ability to call special meetings and amendments to our amended and restated bylaws require the approval of the holders of at least 66 2/3% of our then outstanding capital stock. Our amended and restated bylaws provide that the approval of stockholders holding at least 66 2/3% of our then outstanding capital stock is required for stockholders to amend or adopt any provision of our bylaws.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
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before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

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at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Exclusive Jurisdiction of Certain Actions
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (c) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law, (d) any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (e) any other action asserting a claim that is governed by the internal affairs doctrine or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law, shall be the Court of Chancery of the State of Delaware (or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction or the federal district court for the District of Delaware if no state court in the State of Delaware has jurisdiction). Our amended and restated bylaws provide that this choice of forum does not apply to any complaint asserting a cause of action under the Securities Act or the Exchange

Act. Finally, our amended and restated bylaws provide that the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders cannot waive our compliance with federal securities laws and the rules and regulations thereunder.
Our amended and restated bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
NYSE Listing
Our common stock is listed on NYSE under the trading symbol “CDRE.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
SHARES ELIGIBLE FOR FUTURE SALE
Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.
Sale of Restricted Shares
Lock-up Agreements
We, our directors, executive officers and the selling stockholders have entered into lock-up agreements with the representatives prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days after the date of this prospectus, may not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or, in the case of the Company, file with the SEC a registration statement under the Securities Act relating to, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, in each case subject to limited exceptions. These agreements are described in the section titled “Underwriting (Conflicts of Interest)”. The representatives may release any of the securities subject to these lock-up agreements which, in the case of officers and directors, shall be with notice.
In addition, our executive officers, directors and the selling stockholders have entered into market standoff agreements with us under which they have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, they will not, without our prior written consent, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock.

Rule 144
In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the sales proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:
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one percent (1%) of the number of common shares then outstanding, which will equal approximately 370,323 shares of common stock (calculated on the basis of the number of shares of our common stock outstanding as of June 3, 2022, the assumptions described above and no exercise of outstanding options or warrants); or

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the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreement referred to below, if applicable).
Equity Incentive Plans
On December 21, 2021, we filed with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options, shares of restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares reserved for issuance under the 2021 Incentive Plan, the LTIP and/or the Phantom Plan, which registration statement became effective upon filing. Accordingly, shares registered under such registration statement are currently available for sale in the open market, subject to Rule 144 volume limitations and the lockup agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion does not address any U.S. state, local or non-U.S. tax considerations, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. Holder’s particular circumstances or to a Non-U.S. Holder that may be subject to special tax rules, including, without limitation:
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banks, insurance companies or other financial institutions;

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tax-exempt or government organizations;

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dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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persons that own, or are deemed to own, more than five percent of our capital stock;

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certain former citizens or long-term residents of the United States;

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persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

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persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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pension plans;

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partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

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persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

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integral parts or controlled entities of foreign sovereigns;

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tax-qualified retirement plans;

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controlled foreign corporations;

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passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

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persons that acquire our common stock as compensation for services.

If a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules, any U.S. state, local or non-U.S. tax laws, or the application of any applicable tax treaty.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is not a “U.S. person,” a partnership, or an entity disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions
If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Any excess will be treated in the same manner as gain from the sale or disposition of our common stock and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock.”
Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. In order to claim a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) certifying its qualification for the reduced rate of withholding tax under an applicable income tax treaty. Such documentation must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the withholding tax described above. In order to obtain this exemption, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 (or a successor form) certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.
Gain on Sale or Other Disposition of Common Stock
Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the sale at regular U.S. federal income tax rates applicable to U.S. persons; furthermore, a Non-U.S. Holder that is a corporation may also be subject to the branch profits tax at a 30% rate (or such lower rate as may be provided by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty), which may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

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our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation”, or USRPHC, for U.S. federal income tax purposes. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax as long as our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market and such Non-U.S. Holder does not, actually or constructively, hold more than five percent of our common stock at any time during the applicable period that is specified in the Code. If the foregoing exception does not apply, then if we are or were to become a USRPHC a purchaser may be required to withhold 15% of the amount realized by a Non-U.S. Holder from a sale or disposition of our common stock and such Non-U.S. Holder generally will be subject to U.S. federal income tax on the gain derived from such sale or disposition at U.S. federal income tax rates applicable to U.S. persons.

Backup Withholding and Information Reporting
Generally, we must file information returns annually to the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. A similar report will be sent to the Non-U.S. Holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.
Payments of dividends or of proceeds on the disposition of stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding at a current rate of 24% unless such Non-U.S. Holder establishes an exemption, for example by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS

Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act (“FATCA”)
Sections 1441 through 1446 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), may impose withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the United States Department of the Treasury (the “Treasury”) requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the Treasury.
Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) paid on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding FATCA.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)
BofA Securities, Inc. and Jefferies LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.
Underwriter	Number of Shares
BofA Securities, Inc.	1,600,000
Jefferies LLC	1,200,000
B. Riley Securities, Inc.	450,000
Stephens Inc.	450,000
Roth Capital Partners, LLC	100,000
Lake Street Capital Markets, LLC	100,000
TCBI Securities, Inc.	100,000
Total	4,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.846 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following tables show the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.
	Per Share	Without Option	With Option
Public offering price	$23.50	$52,875,000	$66,975,000
Underwriting discount	$1.41	$3,172,500	$4,018,500
Proceeds, before expenses, to Cadre Holdings, Inc.	$22.09	$49,702,500	$62,956,500
	Per Share	Without Option	With Option
Public offering price	$23.50	$41,125,000	$41,125,000
Underwriting discount	$1.41	$2,467,500	$2,467,500
Proceeds, before expenses, to the selling stockholders	$22.09	$38,657,500	$38,657,500

The expenses of the offering, not including the underwriting discount, are estimated at $2.6 million and are payable by us. We have also agreed to reimburse the underwriters for the FINRA-related fees and expenses of the underwriters’ legal counsel and expenses in connection with the qualification of the shares under state securities laws in an amount not to exceed $15,000.
Option to Purchase Additional Shares
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 600,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We and the selling stockholders, our executive officers and directors (each such person, a “lock-up party”) have entered into lock-up agreements with the representatives prior to the commencement of this offering pursuant to which each of these persons or entities, for 180 days after the date of this prospectus, may not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or, in the case of the Company, file with the SEC a registration statement under the Securities Act relating to, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock. These restrictions shall also apply to any common stock received upon exercise of options granted to or warrants owned by each of the persons or entities described in the immediately preceding sentence.
In the case of the Company, the restrictions described in the paragraph above do not apply, subject in certain cases to various conditions, to:
(1)   the shares of common stock to be sold in this offering;
(2)   the issuance of options to acquire shares of common stock granted pursuant to the Company’s benefit plans existing described in this prospectus, as such plans may be amended;
(3)   the issuance of shares of common stock upon the exercise of any such options; and
(4)   the issuance of shares of common stock in connection with one or more acquisitions and the filing of one or more registration statements on Form S-4 with respect to securities of the Company to be issued in connection with an acquisition; provided that the number of shares of common stock issued and registered pursuant to this clause (4) does not exceed 5% of the number of shares of common stock outstanding immediately after this offering.
In the case of directors, executive officers and other shareholders, the restrictions described in the paragraph above do not apply, subject in certain cases to various conditions, to transfers:
(i)   provided that each resulting transferee of shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock executes and delivers to the representatives an agreement satisfactory to the representatives:
(a)   as a bona fide gift or gifts;
(b)   to any trust or other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party;
(c)    if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity and (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party or (2) distributes shares of common stock or any security convertible into or exchangeable or exercisable for any shares of common stock to limited partners, limited liability company members or stockholders of the lock-up party, or to any investment fund or other entity that controls or manages the lock-up party;
(ii)   via transfer by testate succession or intestate succession;
(iii)   if the lock-up party is an employee of the Company and transfers to the Company upon death, disability or termination of employment of such employee; or
(iv)   pursuant to an order of a court or regulatory agency.
provided that in the case of any transfer or distribution pursuant to clauses (i) through (ii) above, no filing by the lock-up party or any other person under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution during the 180 day period after the date of this prospectus.
BofA Securities, Inc. may release any of the securities subject to these lock-up agreements which, in the case of officers and directors, shall be with notice.
In addition, during the 180 day lock-up period, certain of our directors, shall be permitted to (i) grant and maintain a bona fide lien, security interest, pledge, hypothecation or other similar encumbrance to a recognized financial institution of shares of common stock having a value of up to $50,000,000 in connection with loans made by such directors and any subsequent transfers of such shares of common stock upon or following foreclosure upon such shares of common stock, and (ii) make bona fide gifts of common stock having a value of up to $2,000,000, in each case without the prior written consent of and/or notice to BofA Securities, Inc., and not subject to the limitations described above.
New York Stock Exchange
The shares are listed on the New York Stock Exchange under the symbol “CDRE.”
Price Stabilization, Short Positions
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Conflicts of Interest
BofA Securities, Inc. is a lender under the Revolving Loan that we expect to pay down with proceeds from this offering and will, as a result, receive more than 5% of the proceeds of this offering. This means that BofA Securities, Inc. has a “conflict of interest” as that term is defined in FINRA Rule 5121. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. BofA Securities, Inc. will not sell the securities to accounts over which it has discretion without prior written consent from the account holder.
Other Relationships
BofA Securities, Inc. acts as syndication agent and joint lead arranger and joint bookrunner under the New Credit Agreement. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares of our common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a.
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the company and each of the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock , and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom (“UK”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of our common stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
a.
to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.
at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of our common stock shall require the company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Each person in the UK who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the company and each of the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock , the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of our common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law; or

(d)
as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this registration statement is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

VALIDITY OF THE SECURITIES
The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Kane Kessler, P.C., New York, NY and for the underwriters by Sullivan & Cromwell LLP, New York, NY.
Robert L. Lawrence, Esq., a member of Kane Kessler, P.C., owns 81,167 shares of the Company’s common stock.
EXPERTS
The consolidated financial statements of Cadre Holdings, Inc. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our common stock to be sold for resale in this offering. This prospectus does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that have been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection without charge on the website of the SEC referred to above.
Our website address is www.cadre-holdings.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS
CADRE HOLDINGS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
Cadre Holdings, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Cadre Holdings, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion
/s/ KPMG LLP
We have served as the Company’s auditor since 2014.
Jacksonville, Florida
March 11, 2022

CADRE HOLDINGS, INC.
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(In thousands, except for share and per share amounts)
	2021	2020
Assets
Current assets
Cash and cash equivalents	$33,857	$2,873
Accounts receivable, net	48,344	43,646
Inventories	63,978	60,923
Prepaid expenses	10,353	6,665
Other current assets	3,171	3,362
Assets held for sale	278	—
Total current assets	159,981	117,469
Property and equipment, net	33,053	35,437
Deferred tax assets, net	7,059	12,900
Intangible assets, net	42,415	51,009
Goodwill	66,262	66,314
Other assets	3,026	150
Total assets	$311,796	$283,279
Liabilities, Mezzanine Equity and Shareholders’ Equity
Current liabilities
Accounts payable	$19,328	$21,978
Accrued liabilities	40,736	36,004
Income tax payable	1,255	1,005
Liabilities held for sale	128	—
Current portion of long-term debt	13,174	3,496
Total current liabilities	74,621	62,483
Long-term debt	146,516	209,310
Deferred tax liabilities	1,297	2,085
Other liabilities	722	550
Total liabilities	223,156	274,428
Commitments and contingencies (Note 13)
Mezzanine equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2021 and December 31, 2020)	—	—
Shareholders’ equity
Common stock ($0.0001 par value, 190,000,000 shares authorized, 34,383,350 shares and 27,483,350 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively)	3	3
Additional paid-in capital	127,606	48,670
Accumulated other comprehensive loss	(1,917)	(2,860)
Accumulated deficit	(37,052)	(36,962)
Total shareholders’ equity	88,640	8,851
Total liabilities, mezzanine equity and shareholders’ equity	$311,796	$283,279
The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended December 31, 2021 and 2020
(In thousands, except for share and per share amounts)
	2021	2020
Net sales	$427,288	$404,642
Cost of goods sold	256,598	251,704
Gross profit	170,690	152,938
Operating expenses
Selling, general and administrative	114,962	106,627
Restructuring and transaction costs	3,430	5,822
Related party expense	579	1,635
Other general expense (income)	—	(10,950)
Total operating expenses	118,971	103,134
Operating income	51,719	49,804
Other expense
Interest expense	(16,425)	(24,388)
Loss on extinguishment of debt	(15,155)	(200)
Other (expense) income, net	(947)	2,659
Total other expense, net	(32,527)	(21,929)
Income before provision for income taxes	19,192	27,875
(Provision) benefit for income taxes	(6,531)	10,578
Net income	$12,661	$38,453
Net income per share:
Basic	$0.44	$1.40
Diluted	$0.44	$1.40
Weighted average shares outstanding:
Basic	28,598,692	27,483,350
Diluted	28,598,692	27,483,350
Net income	$12,661	$38,453
Other comprehensive income:
Unrealized holding gains, net of tax(1)	767	—
Reclassification adjustments for gains included in net income, net of tax(2)	146	—
Total unrealized gains on interest rate swaps, net of tax	913	—
Foreign currency translation adjustments, net of tax(3)	30	420
Other comprehensive (loss) income	943	420
Comprehensive income, net of tax	$13,604	$38,873

(1)
Net of income tax expense of $256 for the year ended December 31, 2021.

(2)
Amount reclassified to net income relates to gains on interest rate swaps and is included in Interest expense above. Amount is net of income tax expense of $49 for the year ended December 31, 2021.

(3)
Net of income tax expense of $24 and $0 for the years ended December 31, 2021 and 2020, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2021 and 2020
(In thousands)
	Year Ended December 31,
	2021	2020
Cash Flows From Operating Activities:
Net income	$12,661	$38,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,718	14,733
Amortization of original issue discount and debt issue costs	3,193	2,216
Loss on extinguishment of debt	15,155	200
Non-cash consideration received from sale of business	—	(9,197)
Deferred income taxes	4,772	(12,248)
Stock-based compensation	355	—
Gain on sale of fixed assets	—	(6,240)
Gain on settlement of contingent consideration	—	(1,427)
Loss on settlement of equity securities	—	2,288
Provision for losses on accounts receivable	(188)	177
Foreign exchange loss (gain)	102	(940)
Changes in operating assets and liabilities:
Accounts receivable	(4,641)	11,811
Inventories	(3,189)	1,639
Prepaid expenses and other assets	(4,564)	1,837
Accounts payable and other liabilities	2,720	2,117
Net cash provided by operating activities	40,094	45,419
Cash Flows From Investing Activities:
Purchase of property and equipment	(2,832)	(4,708)
Proceeds from disposition of property and equipment	—	12,408
Proceeds from sale of equity securities	—	14,372
Payments on settlement of equity securities	—	(2,288)
Net cash (used in) provided by investing activities	(2,832)	19,784
Cash Flows From Financing Activities:
Proceeds from revolving credit facilities	257,980	382,056
Principal payments on revolving credit facilities	(258,612)	(384,215)
Proceeds from term loans	198,716	219,586
Principal payments on term loans	(266,000)	(276,444)
Proceeds from insurance premium financing	5,010	2,733
Principal payments on insurance premium financing	(3,061)	(2,897)
Payment of capital leases	(43)	(43)
Payment of contingent consideration	—	(240)
Payment of debt modification costs	—	(5,438)
Payments for debt issuance costs	(2,198)	—
Payments on extinguishment of debt	(4,217)	—
Proceeds from initial public offering, net of underwriter discounts	83,421	—
Deferred offering cost payments	(4,841)	—
Dividends distributed	(12,751)	—
Net cash used in financing activities	(6,596)	(64,902)
Effect of foreign exchange rates on cash and cash equivalents	318	52
Change in cash and cash equivalents	30,984	353
Cash and cash equivalents, beginning of period	2,873	2,520
Cash and cash equivalents, end of period	$33,857	$2,873
The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
Consolidated Statements of Shareholders’ Equity (Deficit)
For the Years Ended December 31, 2021 and 2020
(In thousands, except for share amounts)
	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2019	27,483,350	$3	$48,670	$(3,280)	$(75,415)	$(30,022)
Net income	—	—	—	—	38,453	38,453
Foreign currency translation adjustments	—	—	—	420	—	420
Balance, December 31, 2020	27,483,350	$3	$48,670	$(2,860)	$(36,962)	$8,851
Net income	—	—	—	—	12,661	12,661
Issuance of common shares in initial public offering, net of underwriter discounts and issuance costs	6,900,000	—	78,581		—	78,581
Dividends declared	—	—	—	—	(12,751)	(12,751)
Stock-based compensation	—	—	355	—	—	355
Foreign currency translation adjustments	—	—	—	30	—	30
Change in fair value of derivative instruments	—	—	—	913	—	913
Balance, December 31, 2021	34,383,350	$3	$127,606	$(1,917)	$(37,052)	$88,640
The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Basis of Presentation
Cadre Holdings, Inc., D/B/A The Safariland Group (the “Company”, “Cadre”, “we”, “us”, and “our”), a Delaware corporation, began operations on April 12, 2012. The Company, headquartered in Jacksonville, Florida, is a global leader in manufacturing and distributing safety and survivability products and other related products for the law enforcement, first responder and military markets. The business operates through 14 manufacturing plants within the U.S., Mexico, Canada, the United Kingdom, Italy and Lithuania, and sells its products worldwide through its direct sales force, distribution channel and distribution partners, online stores, and third-party resellers.
Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP” or “U.S. GAAP”) and include the accounts of Cadre Holdings, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Stock Split
In July 2021, the Company effected a 50-for-1 stock split of its common stock and preferred stock. All share and per share information has been retroactively adjusted to reflect the stock split for all periods presented.
Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.
In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Use of Estimates
The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
Fair Value Measurements
The Company follows the guidance of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
value and expands disclosures about fair value measurements. This guidance also establishes the following three-level hierarchy based upon the transparency of inputs to the valuation of an asset or liability on the measurement date:
Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Unobservable inputs that reflect assumptions about what market participants would use in pricing assets or liabilities based on the best information available.
The Company’s financial instruments consist principally of cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities, income tax payable and debt. The carrying amounts of certain of these financial instruments, including cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities and income tax payable approximate their current fair value due to the relatively short-term nature of these accounts.
Cash and Cash Equivalents
Included in cash and cash equivalents are deposits with banks, cash on hand in stores, and amounts due from credit card transactions. We have no restrictions on our cash and cash equivalents.
Accounts Receivable
Trade accounts receivable consists of amounts owed to the Company and is stated net of allowances. The Company’s outstanding accounts receivable balances are exposed to credit risk and valuation allowances are established for estimated losses resulting from non-collection of outstanding amounts due from customers.
The Company establishes a reserve for estimated doubtful accounts based on the aging of its receivable balances and collection history. In addition, specific reserves are established for customer accounts as known collection problems occur due to insolvency, disputes, or other collection issues. The amounts of these specific reserves are estimated by management based on the customer’s financial position, the age of the customer’s receivables and the reasons for any disputes. The allowance for doubtful accounts is reduced by any write-off of uncollectible customer accounts.
Inventories
Inventories are stated at the lower of cost using the first-in, first-out method (“FIFO”) or net realizable value. Elements of cost in the Company’s manufactured inventories generally include raw materials, direct labor, indirect labor, manufacturing overhead and freight-in. The Company periodically reviews its inventories considering sales forecasts and historical experience to identify excess, close-out, or slow-moving items and makes provisions as necessary to properly reflect inventory value at the lower of cost or net realizable value.
Assets Held for Sale
An asset is considered to be held for sale when all of the following criteria are met: (i) management commits to a plan to sell the asset; (ii) it is unlikely that the disposal plan will be significantly modified or discontinued; (iii) the asset is available for immediate sale in its present condition; (iv) actions required to complete the sale of the asset have been initiated; (v) sale of the asset is probable and the completed sale is

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
expected to occur within one year; and (vi) the asset is actively being marketed for sale at a price that is reasonable given its current market value.
A long-lived asset classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated or amortized while it is classified as held for sale.
Property and Equipment
Property and equipment, including those acquired under capital lease agreements, is stated at cost less accumulated depreciation and amortization, except for assets acquired using acquisition accounting, which are initially recorded at fair value. Depreciation is computed using the straight-line method over the following estimated useful lives:
Buildings and improvements	5 to 39 years
Furniture and fixtures	2 to 10 years
Computer hardware and software	3 to 5 years
Machinery and equipment	3 to 8 years
Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the life of the lease. Major replacements, which extend the useful lives of property and equipment, are capitalized and depreciated over the remaining useful life of the asset. Normal repair and maintenance items are expensed as incurred.
The recoverability of the carrying amount of property and equipment is assessed when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If it is determined that the carrying amount of an asset or asset group is not recoverable based upon expected undiscounted future cash flows of the asset or asset group, an impairment loss equal to the excess of the carrying amount over the estimated fair value of the asset or asset group is recorded.
Goodwill and Other Intangible Assets
The Company classifies intangible assets into three categories: i) intangible assets with definite lives subject to amortization, ii) intangible assets with indefinite lives not subject to amortization and iii) goodwill. The Company determines the useful lives of its identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors the Company considers when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, the Company’s long-term strategy for using the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized on a straight-line basis over their useful lives.
The Company tests goodwill and intangible assets determined to have indefinite useful lives for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. The Company performs these annual impairment tests as of October 31st each year. Goodwill is evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. As of October 31, 2021 and 2020, the Company had three reporting units: Safariland, Med-Eng, and Distribution.
In evaluating goodwill for impairment, qualitative factors are considered to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of these qualitative factors may include macroeconomic conditions, industry and market considerations, a change in

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
financial performance, or entity-specific events. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the Company performs a two-step goodwill impairment test. The first step involves a comparison of the fair value of a reporting unit to its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process is performed, which compares the implied value of the reporting unit goodwill with the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
The Company determines the fair value of reporting units based on a combination of the income approach and market approach, weighted based on the circumstances. Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate that reflects the Company’s best estimate of the weighted average cost of capital of a market participant and is adjusted for appropriate risk factors. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. Under the market approach, valuation multiples are derived based on a selection of comparable companies and acquisition transactions and applied to projected operating data for each reporting unit to arrive at an indication of fair value.
Other Intangible Assets
For indefinite-lived intangible assets other than goodwill, the impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.
The Company tests definite-lived intangible assets for recoverability when changes in circumstances indicate the carrying value may not be recoverable. Events that trigger a test for recoverability include:
•
material adverse changes in projected revenues and expenses;

•
significant underperformance relative to historical and projected future operating results;

•
significant negative industry or economic trends; and,

•
a significant adverse change in the manner in which an asset group is used or in its physical condition.

Future adverse changes in these or other unforeseeable factors could result in an impairment charge that could materially impact future results of operations and financial position in the reporting period identified.
When a triggering event occurs, a test for recoverability is performed by comparing projected undiscounted future cash flows to the carrying value of the asset group. If the test for recoverability identifies a possible impairment, the asset group’s fair value is measured relying primarily on a discounted cash flow method. An impairment charge is recognized for the amount by which the carrying value of the asset group exceeds its estimated fair value. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amount of those assets is depreciated over their remaining useful life. For the periods presented, the Company has not recorded any impairments of long-lived assets.
Accounts Payable
Accounts payable represents amounts owed by us to third parties at the end of the period. Accounts payable includes $670 and $1,329 of book cash overdrafts in excess of cash balances in such accounts as of

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
December 31, 2021 and 2020, respectively. We include the change in book cash overdrafts in operating cash flows in the consolidated statements of cash flows.
Revenue Recognition
The Company derives revenue primarily from the sale of physical products. The Company recognizes revenue when a contract exists with a customer that specifies the goods and services to be provided at an agreed upon sales price and when the performance obligation is satisfied by transferring the goods or service to the customer. The performance obligation is considered satisfied when control transfers, which is generally determined when products are shipped or delivered to the customer but could be delayed until the receipt of customer acceptance, depending on the terms of the contract. Sales are made on normal and customary short-term credit terms or upon delivery for point of sale transactions.
The Company enters into contractual arrangements primarily with customers in the form of individual customer orders which specify the goods, quantity, pricing, and associated order terms. The Company has some long-term contracts that may contain research and development performance obligations that are satisfied over time. The Company invoices the customer once the billing milestone is reached and collects under customary short-term credit terms. For long-term contracts, the Company recognizes revenue using the input method based on costs incurred, as this method is an appropriate measure of progress toward the complete satisfaction of the performance obligation. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term.
For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.
At the time of revenue recognition, the Company also provides for estimated sales returns and miscellaneous claims from customers as reductions to revenues. The estimates are based on historical rates of product returns and claims. The Company accrues for such estimated returns and claims with an estimated accrual and associated reduction of revenue. Additionally, the Company records inventory that it expects to be returned as part of inventories, with a corresponding reduction to cost of goods sold.
Charges for shipping and handling fees billed to customers are included in net sales and the corresponding shipping and handling expenses are included in cost of goods sold in the accompanying consolidated statements of operations and comprehensive income. We consider our costs related to shipping and handling after control over a product has transferred to a customer to be a cost of fulfilling the promise to transfer the product to the customer.
Sales commissions paid to employees as compensation are expensed as incurred for contracts with service periods less than a year. For contracts with service periods greater than a year, these costs are capitalized and amortized over the life of the contract. These costs are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income.
Product Warranty
Some of the Company’s manufactured products carry limited warranty provisions for defects in quality and workmanship. A warranty reserve is established at the time of sale to cover estimated costs

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
based on the Company’s history of warranty repairs and replacements and is recorded in cost of goods sold in the Company’s consolidated statements of operations and comprehensive income.
The following table represents changes in the Company’s accrued warranties and related costs:
	Year ended December 31,
	2021	2020
Beginning accrued warranty expense	$1,133	$2,114
Current period claims	(399)	(442)
Provision for current period sales	522	307
Impact of accounting estimate change	—	(846)
Ending accrued warranty expense	$1,256	$1,133
Cost of Goods Sold
Cost of goods sold includes raw material purchases, manufacturing-related labor costs, contracted labor, shipping costs, reimbursable research and development costs, allocated manufacturing overhead, facility costs, depreciation and amortization, and product warranty costs.
Selling, General & Administrative Expenses
Selling, general and administrative expense includes personnel-related costs, professional services, marketing and advertising expense, research and development, depreciation and amortization, and impairment charges.
Advertising Expenses
Advertising costs are expensed in the period incurred. Advertising expenses primarily consist of marketing, promotions, catalog and trade show expenses and were $3,120 and $2,692 during the years ended December 31, 2021 and 2020, respectively. Advertising expenses are included in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income.
Research and Development
Research and development expenses are expensed as incurred and included within selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income. Total research and development costs were $6,460 and $5,630 for the years ended December 31, 2021 and 2020, respectively.
In addition, the Company incurs research and development expenses related to reimbursable development contracts. Contractual research and development expenses are included in cost of goods sold in the Company’s consolidated statements of operations and comprehensive income and were $5,895 and $3,697 for the years ended December 31, 2021 and 2020, respectively.
Debt Issuance Costs
The Company capitalizes costs related to the issuance of debt under the provisions of ASC Subtopic 835-30, Interest—Imputation of Interest. Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability and subsequently amortized on a straight-line method which approximates the effective interest

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
method over the life of the related loan. Debt issuance costs related to line-of-credit are presented in the consolidated balance sheets as an asset and subsequently amortized ratably over the term of the respective arrangement. Amortization of debt issuance costs is included as a component of interest expense in the Company’s consolidated statements of operations and comprehensive income.
Stock-Based Compensation
The Company records compensation expense for all stock-based awards granted based on the fair value of the award at the time of the grant. For restricted stock awards subject to market conditions, the fair value of each restricted stock award has been estimated as of the date of grant using the Monte-Carlo pricing model. The Company recognizes the cost of the stock-based awards on a straight-line basis over the requisite service period of the award and recognizes forfeitures in the period they occur. Upon vesting of restricted stock awards, the Company issues shares from those authorized and reserved for issuance.
Derivatives
The Company mitigates the impact of changes in interest rates with interest rate swaps that are accounted for as designated hedges pursuant to ASC Topic 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet, measure those instruments at fair value and recognize changes in the fair value of derivatives in earnings in the period of change unless the derivative qualifies as designated cash flow hedge that offsets certain exposures. Certain criteria must be satisfied in order for derivative financial instruments to be classified and accounted for as a cash flow hedge. Derivatives that are not elected for hedge accounting treatment are recorded immediately in earnings.
The Company would discontinue hedge accounting prospectively (i) if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated, or exercised, (iii) if it becomes probable that the forecasted transaction being hedged by the derivative will not occur, (iv) if a hedged firm commitment no longer meets the definition of a firm commitment, or (v) if it is determined that designation of the derivative as a hedge instrument is no longer appropriate.
Restructuring Costs
Restructuring costs consist primarily of termination benefits and relocation of employees, termination of operating leases and other contracts related to consolidating or closing facilities. The Company applies the provisions of ASC Topic 420, Exit or Disposal Cost Obligations (“ASC 420”) and ASC Topic 712, Nonretirement Postemployment Benefits (“ASC 712”) in the recording of severance costs. Severance costs accounted for under ASC 420 are recognized when management with the proper level of authority commits to a restructuring plan and communicates those actions to employees and other applicable criteria. Severance costs accounted for under ASC 712 are recognized when it is probable that employees are entitled to benefits and the amount could be reasonably estimated. Other exit costs are reviewed by management and are either deferred or expensed as incurred based on the nature of the expense.
Income Taxes
The Company accounts for income taxes under the provisions of ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and are classified as noncurrent in the consolidated balance sheets.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Changes in tax laws and rates could have a material impact on the deferred tax assets and liabilities recorded.
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Significant estimates are used in the evaluation of the need for a valuation allowance including estimates regarding future taxable income. Changes to those estimates could impact management’s conclusions regarding the need for valuation allowances on some or all of the deferred tax assets. The Company releases the income tax effects of deferred tax balances that have a valuation allowance from accumulated other comprehensive loss once the reason the tax effects were established ceases to exist.
The Company is subject to income taxes in the United States and several foreign jurisdictions. In the United States, the Company files a consolidated income tax return with its domestic subsidiaries. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely than-not threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.
Further information regarding the Company’s tax positions is included in Note 14, Income Taxes.
Accumulated Other Comprehensive Loss
Comprehensive income represents all changes in equity of the Company that result from recognized transactions and other economic events during the period. Other comprehensive income refers to revenues, expenses, gains, and losses that under GAAP are included in comprehensive income but excluded from net income.
Foreign Currency
Translation
Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. Dollars are translated into U.S. Dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rate prevailing throughout the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative translation adjustment included in accumulated other comprehensive loss in the consolidated balance sheets.
Transaction
Transactions denominated in foreign currency are recorded at the exchange rate on the date of each transaction. Realized gains and losses on foreign currency transactions are included in other income, net in

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
the consolidated statements of operations and comprehensive income, except on certain intercompany balances which the Company has determined are of a long-term investment nature, which are included in accumulated other comprehensive loss in the consolidated balance sheets. Monetary assets and liabilities are remeasured at the balance sheet date at end-of-period exchange rates. Unrealized gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in other income, net in the consolidated statements of operations and comprehensive income in the period in which they occur.
Investments in Equity Securities
Investments in equity securities are recorded in accordance with ASC Subtopic 321-10, Investments—Equity Securities. Equity securities are carried at fair value, with changes in fair value reported in other income, net in the consolidated statements of operations and comprehensive income. The Company uses quoted market prices to determine the fair value of equity securities with readily determinable fair values.
In connection with the sale of VieVu, LLC to Axon Enterprise, Inc., the Company received earn-out stock payments on the first and second anniversary of the sale date based on the retention of certain customers. The Company sold the remaining equity securities in December 2020 for a gain of $2,178, net of a loss on a stock collar transaction entered into to mitigate the impact of market volatility on our equity securities. The Company had no investments in equity securities as of December 31, 2021 and 2020.
Net Income per Share
Basic income or loss per share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. There were no dilutive instruments outstanding during the years ended December 31, 2021 and 2020. The calculation of weighted average shares outstanding and net income per share are as follows (in thousands, except for per share data):
	Year ended December 31,
	2021	2020
Numerator for basic and diluted earnings per share:
Net income	$12,661	$38,453
Denominator:
Weighted average shares outstanding—basic	28,598,692	27,483,350
Diluted weighted average shares outstanding	28,598,692	27,483,350
Net income per share:
Basic	$0.44	$1.40
Diluted	$0.44	$1.40
Risk and Uncertainties
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and accounts receivable. Risks associated with cash within the United States and foreign countries are mitigated by banking with federally insured, creditworthy institutions. As of December 31, 2021, and 2020, the Company had deposits of $7,593 and $3,130, respectively, at foreign financial institutions.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Accounts receivable are financial instruments that also expose the Company to concentration of credit risk. Such exposure is limited by the large number of customers comprising the Company’s customer base and their dispersion across different geographic areas. In addition, the Company routinely assesses the financial strength of its customers and maintains an allowance for doubtful accounts that management believes will adequately provide for credit losses. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses as considered necessary by management.
Novel Coronavirus (COVID-19)
The global outbreak of COVID-19 was declared a pandemic by the World Health Organization and a national emergency by the U.S., and European governments in March 2020, with governments world-wide implementing safety measures restricting travel and requiring citizen lockdowns and self-confinements for quarantining purposes. This has negatively affected the U.S. and global economies, disrupted global supply chains, and resulted in significant transport restrictions and disruption of global financial markets.
The COVID-19 pandemic has significantly impacted the global supply chain, with restrictions and limitations on related activities causing disruption and delay, along with increased raw material, storage, and shipping costs. These disruptions and delays have strained domestic and international supply chains, which have affected and could continue to negatively affect the flow or availability of certain critical raw materials and finished good products that the Company relies upon. Furthermore, any negative impacts on our logistical operations, including our fulfillment and shipping functions, could result in periodic delays in the delivery of our products.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The ASU is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU effective January 1, 2020. The adoption did not have a material impact on the Company’s disclosures. Refer to Note 5, Fair Value Measurements, for further discussion.
Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is intended to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. In July 2018, the FASB issued additional guidance which provided an additional transition method for adopting the updated guidance. Under the additional transition method, entities may elect to recognize a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption. In June 2020, the FASB issued additional guidance which extends the effective date of ASU 2016-02 for emerging growth companies to begin in fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company plans to adopt this standard as of the effective date and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 includes an impairment model (known as the current expected credit loss model) that is based on expected losses rather than incurred

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. The use of forecasted information is intended to incorporate more timely information in the estimate of expected credit loss. In November 2019, the FASB issued additional guidance which extends the effective date of ASU 2016-13 for emerging growth companies to begin in fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company plans to adopt this standard on January 1, 2023 and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying existing guidance. For emerging growth companies, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company plans to adopt this standard as of the effective date and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
There were no other new accounting standards that the Company expects to have a potential material impact to the financial position or results of operations upon adoption.
2. ACCOUNTS RECEIVEABLE, NET
The following is a reconciliation of the changes in our allowance for doubtful accounts during fiscal 2021 and 2020:
	Year ended December 31,
	2021	2020
Beginning allowance for doubtful accounts	$1,113	$1,345
Provision	(188)	177
Write-offs	(280)	(409)
Ending allowance for doubtful accounts	$645	$1,113
3. DISPOSITIONS AND ASSETS AND LIABILITIES HELD FOR SALE
Disposition
In April 2020, the Company completed the sale of our Ontario, California facility for a net sales price of $12,387, resulting in a gain of $6,219 included in other general expenses in the consolidated statements of operations and comprehensive income as of December 31, 2020.
Assets and Liabilities Held for Sale
In October 2021, the Company designated our Daventry, UK facility as held for sale. Accordingly, during 2021, the Company determined that the assets and liabilities associated with the Daventry facility met the criteria for classification as held for sale but did not meet the criteria for classification as discontinued operations as the deconsolidation did not represent a strategic shift in the business. Total assets and liabilities associated with the Daventry facility were $278 and $128, respectively, and are presented in our consolidated balance sheet as of December 31, 2021 as current assets held for sale and current liabilities held for sale, respectively. The Company expects to complete the sale of this facility in 2022.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
4. REVENUE RECOGNITION
The following tables disaggregate net sales by channel and geography:
	Year ended December 31,
	2021	2020
U.S. state and local agencies(a)	$231,095	$230,706
Commercial	34,860	35,648
U.S. federal agencies	47,575	63,267
International	107,503	68,669
Other	6,255	6,352
Net sales	$427,288	$404,642

(a)
Includes all Distribution sales

	Year ended December 31,
	2021	2020
United States	$319,785	$335,973
International	107,503	68,669
	$427,288	$404,642
Revenue by product is not disclosed, as it is impractical to do so.
Contract Liabilities
Contract liabilities are recorded as a component of other liabilities when customers remit cash payments in advance of the Company satisfying performance obligations which are satisfied at a future point of time. Contract liabilities are derecognized when the performance obligation is satisfied. Contract liabilities are included in accrued liabilities in the Company’s consolidated balance sheets and totaled $10,949 and $6,485, as of December 31, 2021 and 2020, with $4,994 of the 2020 contract liabilities being recognized in revenue during the year ended December 31, 2021.
Remaining Performance Obligations
As of December 31, 2021, we had $22,079 of remaining performance obligations, which included amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of December 31, 2021. We expect to recognize 69% of this balance over the next twelve months and expect the remainder to be recognized in the following two years.
5. FAIR VALUE MEASUREMENTS
Assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 consisted of the following. There were no assets and liabilities measured at fair value on a recurring basis as of December 31, 2020.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
5. FAIR VALUE MEASUREMENTS (Continued)
	Level 1	Level 2	Level 3	Total
Assets:
Interest rate swap (Note 10)	$—	$1,607	$—	$1,607
Total assets at fair value	$—	$1,607	$—	$1,607
Liabilities:
Interest rate swap (Note 10)	$—	$389	$—	$389
Total liabilities at fair value	$—	$389	$—	$389
There were no transfers of assets or liabilities between levels during the years ended December 31, 2021, and 2020.
The carrying value of our long-term debt obligations approximates the fair value, as the long-term debt was entered close to year-end and contains a floating interest rate component. The Company classifies its long-term debt within Level 2 of the fair value hierarchy.
6. INVENTORIES
The following table sets forth a summary of inventories stated at lower of cost or net realizable value, as of December 31, 2021 and 2020:
	December 31,
	2021	2020
Finished goods	$28,707	$25,986
Work-in-process	4,053	3,741
Raw materials and supplies	31,218	31,196
	$63,978	$60,923
7. PROPERTY AND EQUIPMENT
Property and equipment consist of the following:
	December 31,
	2021	2020
Land	$4,620	$4,620
Building and improvements	17,556	17,367
Furniture and fixtures	1,209	1,288
Computer hardware and software	23,547	23,125
Machinery and equipment	21,795	22,162
Construction in progress	1,497	518
	70,224	69,080
Less accumulated depreciation	(37,171)	(33,643)
	$33,053	$35,437
The Company recorded depreciation expense of $5,143 and $5,495 for the years ended December 31, 2021 and 2020, respectively, of which $2,144 and $2,523 was included in cost of goods sold in the consolidated statements of operations and comprehensive income for the respective years.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
8. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The following table summarizes the changes in goodwill during the years ended December 31, 2021 and 2020:
	Products	Distribution	Total
Balance, December 31, 2019	$63,564	$2,616	$66,180
Foreign currency translation adjustments	134	—	134
Balance, December 31, 2020	$63,698	$2,616	$66,314
Foreign currency translation adjustments	(52)	—	(52)
Balance, December 31, 2021	$63,646	$2,616	$66,262
Impairment of Goodwill
No impairment losses were recorded during the years ended December 31, 2021 and December 31, 2020. Gross goodwill and accumulated impairment losses was $73,847 and $7,585 as of December 31, 2021 and $73,899 and $7,585, respectively, as of December 31, 2020.
Intangible Assets
Intangible assets such as certain customer relationships and patents on core technologies and product technologies are amortizable over their estimated useful lives. Certain trade names and trademarks which provide exclusive and perpetual rights to manufacture and sell their respective products are deemed indefinite- lived and are therefore not subject to amortization.
Intangible assets, net of amortization, as of December 31, 2021, and 2020 are as follows:
	December 31, 2021
	Gross	Accumulated amortization	Net	Weighted Average Useful Life
Definite lived intangibles:
Customer relationships	$74,078	$(52,536)	$21,542	11
Technology	11,978	(10,988)	990	7
Tradenames	6,473	(3,264)	3,209	4
Non-compete agreements	1,037	(1,037)	—	4
	$93,566	$(67,825)	$25,741
Indefinite lived intangibles:
Tradenames	16,674	—	16,674	Indefinite
Total	$110,240	$(67,825)	$42,415

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
8. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)
	December 31, 2020
	Gross	Accumulated amortization	Net	Weighted Average Useful Life
Definite lived intangibles:
Customer relationships	$74,123	$(45,815)	$28,308	11
Technology	11,991	(10,333)	1,658	7
Tradenames	6,490	(2,135)	4,355	4
Non-compete agreements	1,041	(1,027)	14	4
	$93,645	$(59,310)	$34,335
Indefinite lived intangibles:
Tradenames	16,674	—	16,674	Indefinite
Total	$110,319	$(59,310)	$51,009
The Company recorded amortization expense of $8,575 and $9,238 for the years ended December 31, 2021 and 2020, respectively, of which $666 and $1,342 was included in cost of goods sold in the consolidated statements of operations and comprehensive income for the respective years.
The estimated amortization expense for finite-lived intangible assets for the next five years and thereafter is presented below.
2022	$7,682
2023	6,753
2024	3,855
2025	1,855
2026	1,440
Thereafter	4,156
$25,741
9. ACCRUED LIABILITIES
Accrued liabilities as of December 31, 2021 and 2020 are as follows:
	December 31,
	2021	2020
Accrued expenses	$3,226	$4,257
Accrued compensation and payroll tax	19,227	18,745
Accrued interest payable	70	703
Accrued warranty expense	1,256	1,133
Deferred revenue and customer credit balances	12,605	7,262
Other accrued liabilities	4,352	3,904
	$40,736	$36,004

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
10. DEBT
The Company’s debt is as follows:
	December 31, 2021	December 31, 2020
Short-term debt:
Insurance premium financing	$3,174	$1,225
Current portion of term loan	10,000	2,251
Current portion of other	—	20
	$13,174	$3,496
Long-term debt:
Revolver	—	—
Term loan	148,564	222,187
Other	—	128
	$148,564	$222,315
Unamortized debt discount and debt issuance costs	(2,048)	(13,005)
Total long-term debt, net	$146,516	$209,310
The following summarizes the aggregate principal payments of our long-term debt, excluding debt discount and debt issuance costs as of December 31, 2021:
2022	$10,000
2023	10,000
2024	10,000
2025	10,000
2026	118,564
Thereafter	—
Total principal payments	$158,564
New Credit Facility
On August 20, 2021 (the “Closing Date”), the Company refinanced its existing credit facilities and entered into a new credit agreement whereby Safariland, LLC, as borrower (the “Borrower”), the Company and certain domestic subsidiaries of the Borrower, as guarantors (the “Guarantors”), closed on and received funding under a credit agreement (initially entered into on July 23, 2021), pursuant to a First Amendment to Credit Agreement (collectively, the “New Credit Agreement”) with PNC Bank, National Association (“PNC”), as administrative agent, and the several lenders from time to time party thereto (together with PNC, the “Lenders”) pursuant to which the Borrower (i) borrowed $200,000 under a term loan (the “Term Loan”), and (ii) may borrow up to $100,000 under a revolving credit facility (including up to $15,000 for letters of credit and up to $10,000 for swing line loans) (the “Revolving Loan”). Each of the Term Loan and the Revolving Loan mature on July 23, 2026. Commencing December 31, 2021, the New Term Loan requires scheduled quarterly payments in amounts equal to 1.25% per quarter of the original aggregate principal amount of the Term Loan, with the balance due at maturity. The New Credit Agreement is guaranteed, jointly and severally, by the Guarantors and, subject to certain exceptions, secured by a first-priority security interest in substantially all of the assets of the Borrower and the Guarantors pursuant to a Security and Pledge Agreement (the “Security Agreement”) and a Guaranty and Suretyship Agreement (the “Guaranty Agreement”), each dated as of the Closing Date.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
10. DEBT (Continued)
There were no amounts outstanding under any revolving loans as of December 31, 2021 and 2020. As of December 31, 2021, there were $3,039 in outstanding letters of credit, and $96,961 of availability.
As of December 31, 2021 and 2020, the term loan outstanding principal balance was $158,564 and $224,438 and bore interest at 2.61% and 7.50%, respectively.
The Borrower may elect to have the Revolving Loan and Term Loan under the New Credit Agreement bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings, in each case based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also requires the Borrower to pay a commitment fee on the unused portion of the loan commitments. Such commitment fee will range between 0.175% and 0.25% per annum, and is also based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also contains customary representations and warranties, and affirmative and negative covenants, including limitations on additional indebtedness, dividends, and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens on the assets of the Borrowers or any Guarantor, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions, dispositions, and mandatory prepayments in connection with certain liquidity events. The New Credit Agreement contains certain restrictive debt covenants, which require us to: (i) maintain a minimum fixed charge coverage ratio of 1.25 to 1.00, starting with the quarter ended December 31, 2021, which is to be determined for each quarter end on a trailing four quarter basis and (ii) maintain a quarterly maximum consolidated total net leverage ratio of 3.75 to 1.00 from the quarter ended December 31, 2021 until the quarter ended September 30, 2022, and thereafter 3.50 to 1.00, which is in each case to be determined on a trailing four quarter basis; provided that under certain circumstances and subject to certain limitations, in the event of a material acquisition, we may temporarily increase the consolidated total net leverage ratio by up to 0.50 to 1.00 for four fiscal quarters following such acquisition. The New Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the New Credit Agreement may be accelerated and the Lenders could foreclose on their security interests in the assets of the Borrowers and the Guarantors.
The Company performed an analysis on a creditor-by-creditor basis for debt modifications and extinguishments to determine the appropriate accounting treatment of associated issuance costs. In connection with the refinancing, the Company recorded a loss on debt extinguishment of $15,155 related to early extinguishments fees and the write-off of unamortized debt discount and debt issuance costs.
In connection with the New Credit Agreement, the Company paid financing costs totaling $4,114, of which $2,749 related to the Term Loan and $1,365 related to the Revolving Loan. Total financing costs consisted of $1,916 of fees paid to lenders and $2,198 of debt issuance costs. Costs incurred in connection with the Term Loan were deferred and recorded as an offset to long-term debt. Costs incurred in connection with the Revolving Loan were deferred and recorded to other assets. All deferred debt costs are amortized to interest expense over the term of the loan using the effective interest method.
As of December 31, 2021 and 2020, the Company had an unamortized debt discount of $956 and $11,906 and unamortized debt issuance costs of $1,092 and $1,099, respectively, included as an offset to debt in the consolidated balance sheets.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
10. DEBT (Continued)
Canadian Credit Facility
On October 14, 2021, Med-Eng Holdings ULC and Pacific Safety Products Inc., the Company’s Canadian subsidiaries, as borrowers (the “Canadian Borrowers”), and Safariland, LLC, as guarantor (the “Canadian Guarantor”), closed on a line of credit pursuant to a Loan Agreement (the “Canadian Loan Agreement”) and a Revolving Line of Credit Note (the “Note”) with PNC Bank Canada Branch (“PNC Canada”), as lender pursuant to which the Canadian Borrowers may borrow up to CDN$10,000 under a revolving line of credit (including up to $3,000 for letters of credit) (the “Revolving Canadian Loan”). The Revolving Canadian Loan matures on July 23, 2026. The Canadian Loan Agreement is guaranteed by Safariland, LLC pursuant to a Guaranty and Suretyship Agreement (the “Canadian Guaranty Agreement”).
The Canadian Borrowers may elect to have borrowings either in United States dollars or Canadian dollars under the Canadian Loan Agreement, which will bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin, in the case of borrowings in United States dollars, or at a Canadian Prime Rate (as announced from time to time by PNC Canada) or a Canadian deposit offered rate (“CDOR”) as determined from time to time by PNC Canada in accordance with the Canadian Loan Agreement. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings and Canadian Prime Rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings and CDOR borrowings. The Canadian Loan Agreement also requires the Canadian Borrowers to pay (i) an unused line fee on the unused portion of the loan commitments in an amount ranging between 0.175% and 0.25% per annum, based upon the level of the Company’s consolidated total net leverage ratio, and (ii) an upfront fee equal to 0.25% of the principal amount of the Note.
There were no amounts outstanding under the Revolving Canadian Loan as of December 31, 2021.
The Canadian Loan Agreement also contains customary representations and warranties, and affirmative and negative covenants, including, among others, limitations on additional indebtedness, entry into new lines of business, entry into guarantee agreements, making of any loans or advances to, or investments in, any other person, restrictions on liens on the assets of the Canadian Borrowers and mergers, transfers of assets and acquisitions. The Canadian Loan Agreement and Note also contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions.
Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the Canadian Loan Agreement may be accelerated.
Short-Term Debt
In August 2020, the Company entered into a short-term loan facility for insurance premiums with Aon Premium Finance for $2,733 with a maturity date of April 27, 2021. The loan has a fixed annual interest rate of 4.25% on the outstanding balance and requires monthly payments of principal and interest of $309. As of December 31, 2020, $1,225 was outstanding.
In July 2021, the Company entered into a short-term loan facility for insurance premiums with Aon Premium Finance for $3,436 with a maturity date of June 27, 2022. The loan has fixed annual interest of 3.75% on the outstanding balance and requires monthly payments of principal and interest of $318. As of December 31, 2021, $1,889 was outstanding.
In July 2021, the Company entered into a short-term loan facility for insurance premiums with IPFS Corporation for $410 with a maturity date of June 27, 2022. The loan has fixed annual interest of

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
10. DEBT (Continued)
1.98% on the outstanding balance and requires monthly payments of principal and interest of $37. As of December 31, 2021, $221 was outstanding.
In November 2021, the Company entered into a short-term loan facility for insurance premiums with IPFS Corporation for $1,183 with a maturity date of October 4, 2022. The loan has fixed annual interest of 1.98% on the outstanding balance and requires monthly payments of principal and interest of $108. As of December 31, 2021, $1,064 was outstanding.
Interest Rate Swaps
In September 2021, we entered into an interest rate swap agreement to hedge forecasted monthly interest rate payments on our floating rate debt. As of September 30, 2021, we had the following interest rate swap agreement (the “Swap Agreement”):
Effective date	Notional amount	Fixed rate
September 30, 2021 through July 23, 2026	$100,000	0.875%
Under the terms of the Swap Agreement, we receive or make payments based on the 1-month LIBOR (approximately 0.11% as of December 31, 2021).
During the year ended December 31, 2021, there were no interest rate swap agreements that expired.
We entered into the Swap Agreement to convert a portion of the interest rate exposure on our floating rate debt from variable to fixed. We designated this Swap Agreement as a cash flow hedge. A portion of the amount included in accumulated other comprehensive loss is reclassified into interest expense, net as a yield adjustment as interest is either paid or received on the hedged debt. The fair value of our Swap Agreement is based upon Level 2 inputs. We have considered our own credit risk and the credit risk of the counterparties when determining the fair value of our Swap Agreement.
It is our policy to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes. We believe our interest rate swap counterparty will be able to fulfill their obligations under our agreement, and we believe we will have debt outstanding through the expiration date of the swap such that the occurrence of future cash flow hedges remains probable.
The estimated fair value of our Swap Agreement in the consolidated balance sheets was as follows:
	December 31,
Balance sheet accounts	2021	2020
Other assets	$1,607	$—
Accrued liabilities	$389	$—
A cumulative gain of $913 net of tax, is reflected in accumulated other comprehensive loss as of December 31, 2021.
The amount of gain recognized in other comprehensive income for the year ended December 31, 2021 was $767 net of tax. There was $146, net of tax, reclassified from accumulated other comprehensive loss into earnings for the year ended December 31, 2021.
As of December 31, 2021, approximately $389 is expected to be reclassified from accumulated other comprehensive loss into interest expense over the next 12 months.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
11. SHAREHOLDERS’ EQUITY (DEFICIT)
Initial Public Offering
On November 3, 2021, the Company completed its initial public offering (“IPO”) in which the Company issued and sold 6,900,000 shares, which included 900,000 shares that were offered and sold pursuant to the full exercise of the underwriters’ over-allotment option, of common stock at a public offering price of $13.00 per share. The Company’s net proceeds from the sale of shares in the IPO was $78,581 after underwriter discounts and commissions, fees and expenses of $11,119, of which $2,250 was paid to Kanders & Company, Inc., a company controlled by Warren Kanders, our Chief Executive Officer.
Dividends
In August 2021, the Company declared and paid a $10,000, or $0.36 per share, dividend to shareholders on record as of August 11, 2021.
On November 11, 2021, the Company announced that its board of directors approved the initiation of a quarterly cash dividend policy of $0.08 per share of the Company’s common stock or $0.32 per share on an annualized basis. The Company’s first quarterly dividend payment of $2,751 was made on December 7, 2021 to shareholders of record as of the close of business on November 22, 2021.
On January 25, 2022, the Company declared a quarterly cash dividend of $2,751, or $0.08 per share, to shareholders on record as of February 4, 2022. The dividend was paid on February 17, 2022.
12. STOCK-BASED COMPENSATION
In November 2021, we adopted the 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of incentive stock options to our employees and any parent and subsidiary companies’ employees, and for the grant of non-statutory stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary companies’ employees and consultants. The maximum aggregate number of shares of common stock that may be issued under the 2021 Plan is 9,650,000 shares. As of December 31, 2021, 7,050,000 shares of common stock were reserved and available for issuance under the 2021 Plan.
Market Condition Restricted Shares
On November 4, 2021, the Company issued and granted to certain employees a total of 2,600,000 restricted stock awards under the 2021 Plan, of which 2,600,000 restricted shares will vest if, on or before November 8, 2031, the Fair Market Value (as defined in the Plan) of the Company’s common stock shall have equaled or exceeded $40.00 per share for twenty consecutive trading days. For computing the fair value of the 2,600,000 restricted shares with a market condition, the fair value of the restricted stock award grant has been estimated as of the date of grant using the Monte-Carlo pricing model with the assumptions below.
Number issued	2,600,000
Vesting period	$40.00 stock price target
Grant price (per share)	$4.65
Dividend yield	0.0%
Expected volatility	32.08%
Risk-free interest rate	1.59%
Expected term (years)	5.67

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
12. STOCK-BASED COMPENSATION (Continued)
A summary of changes in outstanding options and restricted stock awards during the year ended December 31, 2021 is as follows:
	Number of RSAs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	—	—
Granted	2,600,000	$4.65
Vested	—	—
Forfeited	—	—
Outstanding at December 31, 2021	2,600,000	$4.65
Stock-based compensation expense of $355 was recognized in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income.
As of December 31, 2021, there were 2,600,000 unvested restricted stock awards and unrecognized compensation cost of $11,735 related to unvested restricted stock awards. Unrecognized compensation cost of restricted stock awards is expected to be recognized over the weighted average period of 5.5 years.
13. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
In March 2020, the Company settled an administrative enforcement action filed by the U.S. Federal Trade Commission (“FTC”) relating to Company’s sale of VieVu, LLC to Axon Enterprise Inc. (“Axon”) wherein the FTC alleged that the operative agreements contained non-compete and non-solicitation provisions in violation of Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45, and Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18. The FTC’s administrative complaint sought only injunctive relief against the Company to enjoin the enforcement of these provisions, now and in the future, and did not seek monetary damages against the Company. In January 2020, the Company and Axon had rescinded these provisions. Pursuant to a consent agreement and proposed consent order entered into by the FTC and the Company, on June 11, 2020, the FTC issued a Decision and Order accepting the Consent Agreement (the “Order”). Under the Order, the Company agreed to not modify and reinstate the rescinded provisions and to not enter into any new similar provisions with Axon, absent prior approval from the FTC. In addition, as part of the Company’s compliance program, the Order imposes an obligation to distribute to, and train the directors and officers on, the requirements of the consent order and to report annually for five years to the FTC ensuring compliance with the consent order. On July 10, 2020, the Company filed its Interim Verified Compliance Report and, on June 11, 2021, filed its First Annual Compliance Report, both as required by the Order.
In June 2020, the Company received a Civil Investigative Demand (“CID”) from the United States Department of Justice (“DOJ”), Western District of Washington (Seattle, WA), pertaining to a False Claims Act investigation, 31 U.S.C, sections 3729-3733 (“FCA”), concerning allegations that soft body armor vest accessory panels sold by the Company are falsely labeled as compliant with the National Institute of Justice performance standards. In September 2020, the Company made its First Production of Documents which contained only documents and data that had been deemed to be of a “priority” nature pursuant to an agreement reached between the Company’s counsel and the Assistant U.S. Attorney handling the matter. In July 2021, the Company received a request for additional information relating to the subject matter of the investigation, with which the Company intends to comply. In October 2021, November 2021 and

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
13. COMMITMENTS AND CONTINGENCIES (Continued)
December 2021, the Company produced additional documents responsive to the correspondence containing requests for specific documents and supplemental information. At this preliminary stage of the investigation, the Company does not have enough information to make an evaluation of the merits, exposure or potential risks regarding this matter.
In June 2021, two subcommittees of the U.S. House Committee on Oversight and Reform initiated an inquiry into the safety of crowd control products. Major U.S. manufacturers of crowd control products, including us, received a letter from the subcommittees requesting information and documents about the production, sale, safety, and regulation of crowd control products. The Company has provided information to the subcommittees who released a Memorandum on this issue on October 14, 2021, noting the absence of Federal regulation on the use of tear gas and the safety risks arising from its use. The implementation of additional regulations governing the sale of crowd control products would not be expected to have a material effect on our business.
In September 2021, Safariland, LLC, a wholly-owned subsidiary of the Company, received a jury verdict awarding $7,500 to a plaintiff relating to a personal injury case wherein the plaintiff alleged various product liability claims against Safariland, LLC. The plaintiff in the proceeding, Mr. David Hakim, instituted the proceeding on July 24, 2015, through the filing of a complaint with the United States District Court, Northern District of Illinois, Eastern Division. In the proceeding, the plaintiff, a SWAT officer with the DuPage County Sheriff’s Office (“DCSO”), alleged that he suffered injuries during a training exercise conducted by DCSO in which a Defense Technology Shotgun Breaching TKO round was deployed and passed through a door and lower-floor ceiling causing a fragment to strike plaintiff’s back resulting in injury. Prior to the jury rendering its verdict, the court deferred ruling on Safariland, LLC’s Motion for Judgment as a Matter of Law (“JMOL”) and, thus, no judgment has been issued. On November 8, 2021, Safariland, LLC filed its post-trial motions, including a supplemental JMOL, motion for new trial and remittitur. On January 11, 2022, Plaintiff filed its response, including certain affidavits, to defendants’ post-trial motions. On February 9, 2022, Safariland, LLC filed its reply to Plaintiff’s response, as well as a motion to strike the affidavits filed by Plaintiff. Thereafter, Plaintiff filed a response, and Safariland, LLC filed a reply, concerning the motion to strike the affidavits. At this time, no further filings are due to the court. In the event of an unfavorable ruling by the court, Safariland, LLC intends to pursue an appeal. While any litigation contains an element of uncertainty, the Company believes it is reasonably possible, not probable, that the Company could incur losses related to this case, however, any losses would be indemnified by our insurance carrier under applicable policies.
The Company is also involved in various legal disputes and other legal proceedings and claims that arise from time to time in the ordinary course of business. The Company vigorously defends itself against all lawsuits and evaluates the amount of reasonably possible losses that the Company could incur as a result of these matters. While any litigation contains an element of uncertainty, the Company believes that the reasonably possible losses that the Company could incur in excess of insurance coverage would not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.
Insurance
The Company has various insurance policies, including product liability insurance, covering risks and in amounts it considers adequate. There can be no assurance that the insurance coverage maintained by the Company is sufficient or will be available in adequate amounts or at a reasonable cost.
International
As an international company, we are, from time to time, the subject of investigations relation to the Company’s international operations, including under U.S. export control laws (such as ITAR), the FCPA and other similar U.S. and international laws.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
13. COMMITMENTS AND CONTINGENCIES (Continued)
Leases
The Company leases office, warehouse, and distribution space under non-cancelable operating leases. As leases expire, it can be expected that, in the normal course of business, certain leases will be renewed or replaced. Our leases generally contain multi-year renewal options and escalation clauses. Total rent expense of the Company for the years ended December 31, 2021 and 2020 was $4,663 and $4,403, respectively.
The Company maintains capital lease agreements. As of December 31, 2021, and 2020 the Company recorded capital lease obligations of $43 and $43 within accrued liabilities and $4 and $46, respectively, within other liabilities in the consolidated balance sheets.
Future minimum lease payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year and the Company’s capital lease agreements are as follows:
	Capital Leases	Operating Leases
2022	43	4,293
2023	4	3,853
2024	—	2,725
2025	—	1,391
2026	—	406
Thereafter	—	35
Total minimum lease payments	$47	$12,703
Less: Amount representing interest	(11)
Capital lease obligation	$36
There were no material future minimum sublease payments to be received under non-cancelable subleases as of December 31, 2021. There was no material sublease income as of December 31, 2021 and 2020, respectively.
14. INCOME TAXES
Consolidated income from continuing operations before income taxes consists of the following:
	Year ended December 31,
	2021	2020
U.S. operations	$18,243	$23,776
Foreign operations	949	4,099
Income before benefit for income taxes	$19,192	$27,875

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
14. INCOME TAXES (Continued)
The benefit for income taxes is detailed below:
	Year ended December 31,
	2021	2020
Current tax provision:
Federal	$—	$—
State	(907)	(188)
Foreign	(852)	(1,482)
Total current provision	(1,759)	(1,670)
Deferred tax (provision) benefit:
Federal	(4,704)	10,233
State	(897)	1,949
Foreign	829	66
Total deferred (provision) benefit	(4,772)	12,248
Total income tax (provision) benefit	$(6,531)	$10,578
The following is a reconciliation of the statutory federal income tax rate to the effective rate reported in the Company’s consolidated financial statements:
	Year ended December 31,
	2021	2020
Federal statutory rate	21.0%	21.0%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income taxes	8.4	7.7
Change in valuation allowance	0.8	(71.1)
Current year tax credits	(4.7)	(2.3)
Difference between foreign and federal tax rate	2.8	2.0
Permanent items	5.2	2.8
Reserve for uncertain tax positions	—	1.3
Other	0.5	0.7
Effective tax rate	34.0%	(37.9)%
Deferred taxes have not been recognized for the excess financial reporting basis over the tax basis of investments of foreign subsidiaries. It is the Company’s intent to permanently reinvest the earnings of those foreign subsidiaries in those jurisdictions. It is not practical to determine the amount of any unrecognized deferred tax liability on this item.
Deferred income tax assets and liabilities are determined based on the difference between the financial reporting carrying amounts and tax bases of existing assets and liabilities and operating loss and tax credit carryforwards. The tax effects of temporary differences giving rise to significant components of the Company’s deferred income tax assets and liabilities are as follows:

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
14. INCOME TAXES (Continued)
	December 31,
	2021	2020
Deferred tax assets:
Net operating loss and other carry forwards	$12,477	$15,531
Accrued liabilities	3,831	4,201
Reserves and other	2,265	3,587
263A uniform capitalization costs	657	1,067
Other deferred tax assets	1,911	2,122
Total deferred tax assets	21,141	26,508
Valuation allowance	(1,890)	(1,729)
Net deferred tax assets	19,251	24,779
Deferred tax liabilities:
Intangibles	(2,624)	(3,626)
Depreciation	(3,403)	(3,667)
Goodwill	(6,594)	(6,182)
Other	(868)	(489)
Total deferred tax liabilities	(13,489)	(13,964)
Total deferred income taxes	$5,762	$10,815
In assessing the realizability of deferred income tax assets, the Company performs an evaluation of whether it is more likely than not that some portion, or all, of its deferred income tax assets will not be realized. During the course of this evaluation, the Company considers all available positive and negative evidence and if, based upon the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded. Based on its current evaluation, the Company determined it was appropriate to increase its valuation allowance by $161 for the year ended December 31, 2021.
As of December 31, 2021, the Company had net operating loss carryforwards that expire in varying amounts beginning in 2022 through 2038 and tax credit carryforwards that expire in varying amounts beginning in 2032 through 2042.
The total amount of unrecognized benefits on uncertain tax positions that, if recognized, would affect the Company’s effective tax rate was $2,090. A reconciliation of the change in the unrecognized income tax benefit for the year ended December 31, 2021 is as follows:
	Year ended December 31,
	2021	2020
Beginning unrecognized tax benefits	$2,122	$1,754
Current period unrecognized tax benefits	(32)	368
Ending unrecognized tax benefits	$2,090	$2,122
The Company recognizes interest expense and penalties related to unrecognized tax benefits as income tax expense. No amounts representing penalties and interest were recorded as income tax expense during the years ended December 31, 2021 and 2020. The Company had no interest or penalties accrued in the consolidated balance sheets as of December 31, 2021 and 2020.

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
14. INCOME TAXES (Continued)
The Company and its subsidiaries file income tax returns in the U.S. federal, various state and local, and certain foreign jurisdictions. As of December 31, 2021, the Company’s tax years subsequent to 2016 are subject to examination by tax authorities with few exceptions. One of the Company’s Canadian subsidiaries is currently undergoing an examination of its tax filings for the period June 1, 2016 through December 31, 2017. In January 2022, the Company received notification that the Canadian tax authority has completed its examination and proposed no changes to the tax filings.
15. COMPENSATION AND DEFINED CONTRIBUTION PLANS
The Company and its wholly owned subsidiaries sponsor Internal Revenue Code Section 401(k) defined contribution plans for the benefit of all full-time and part-time employees. Employees are entitled to make tax- deferred contributions up to the maximum allowed by law of their eligible compensation.
The Company sponsors various other non-U.S. Defined Contribution and Defined Profit-Sharing Plans that are offered by the Company’s foreign subsidiaries. Many of these plans were assumed through the Company’s acquisitions or are required by local regulatory requirements. The Company may deposit funds for these plans with insurance companies, or into government-managed accounts consistent with local regulatory requirements, as applicable.
Contribution to the plans are made by both the employee and the Company. The Company’s contributions to the plans was $1,780 and $1,812 for the years ended December 31, 2021 and 2020, respectively.
In March 2021, the Company initiated a cash-based long-term incentive plan. Each award granted under the plan shall be eligible to vest in three equal annual installments over a period of three consecutive one-year performance periods, with each installment of the award vesting on the last day of the applicable performance period, subject to the achievement of the performance metrics established by the board of directors for the applicable annual performance period. Compensation expense related to this plan was $2,162 for the year ended December 31, 2021.
The Company maintains a cash-based executive compensation plan for certain employees. The Company’s board of directors awarded 1,433,500 (split-adjusted) interests in the plan (“units”). Each unit represents an unfunded and unsecured right, subject to certain conditions as set forth by the plan. One-third of the units granted to any holder will vest on each of the first, second, and third anniversaries of March 18, 2021 during the term of such holder’s employment with the Company. Payment of a holder’s vested balance is dependent upon a transaction or series of related transactions constituting a qualifying exit event, as defined by the executive compensation plan. The plan will expire on March 18, 2025, at which time the plan and all awarded units will be terminated for no consideration if a qualifying exit event has not occurred before that date. If a qualifying exit event becomes probable, the fair value of the units would be the closing stock price of the Company on the day the qualifying exit event becomes probable and compensation expense would be recognized at that time.
16. RELATED PARTY TRANSACTIONS
The Company leases 5 distribution warehouses and retail stores from related parties. During the years ended December 31, 2021 and 2020 the Company made payments and recorded rent expense related to these leases of $579 and $635 respectively which are included in related party expense in the Company’s consolidated statements of operations and comprehensive income.
For the year ended December 31, 2021, the Company made the following payments to Kanders & Company, Inc., a company controlled by Warren Kanders, our Chairman of the Board:

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
16. RELATED PARTY TRANSACTIONS (Continued)
•
$2,250 for services related to the Company’s initial public offering, which is included in direct offering costs and recorded against offering proceeds in additional paid in capital in the Company’s consolidated balance sheets.

•
$1,000 for services related to the execution of the New Credit Agreement, which is included in debt issuance costs and recorded as an offset to long-term debt in the Company’s consolidated balance sheets.

For the year ended December 31, 2020, the Company paid $1,000 to Kanders & Company, Inc. in connection with the execution of a debt refinancing. This payment is included in related party expense in the Company’s consolidated statements of operations and comprehensive income.
17. RESTRUCTURING
During the year ended December 31, 2017, the Company initiated a plan to perform a companywide reorganization (the “2017 Restructuring Plan”) which resulted in the realignment of reporting structures and elimination of redundant positions. In addition, prior to the sale of Mustang, all of the foregoing operations were relocated into existing facilities. These initiatives consisted of one-time termination benefits and other shutdown costs that continued through the year ended December 31, 2020. During the year ended December 31, 2020, we incurred and paid $160 of restructuring charges related to the 2017 Restructuring Plan. We have incurred $5,080 of cumulative restructuring charges since the commencement of the 2017 Restructuring Plan.
During the year ended December 31, 2021, the Company initiated and completed a plan to consolidate operations in the U.K. and incurred and paid $395 of restructuring changes.
Restructuring expenses are included within restructuring and transactions costs in the Company’s consolidated statements of operations and comprehensive income.
18. SEGMENT DATA
Our operations are comprised of two reportable segments: Products and Distribution. Segment information is consistent with how the chief operating decision maker (“CODM”), our chief executive officer, reviews the business, makes investing and resource allocation decisions and assesses operating performance. Senior management evaluates segment performance based on segment profit. Each segment’s profit is measured as gross profit. The CODM is not provided asset information or operating expenses by segment.
	Year ended December 31, 2021
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$362,189	$90,043	$(24,944)	$427,288
Cost of goods sold	213,881	67,649	(24,932)	256,598
Gross profit	$148,308	$22,394	$(12)	$170,690

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
18. SEGMENT DATA (Continued)
	Year ended December 31, 2020
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$343,689	$84,922	$(23,969)	$404,642
Cost of goods sold	211,048	64,761	(24,105)	251,704
Gross profit	$132,641	$20,161	$136	$152,938

(1)
Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

19. SUPPLEMENTAL DISCLOSURES TO CASH FLOWS
Supplemental non-cash and other cash flow information consists of the following:
	Year Ended December 31,
	2021	2020
Supplemental disclosures:
Cash paid for income taxes, net of refunds	$1,158	$879
Cash paid for interest	13,336	23,316
Non-cash transactions:
Accruals and accounts payable for capital expenditures	197	—
Stock received in the sale of business	—	4,731
20. SUBSEQUENT EVENTS
On January 11, 2022, the Company acquired Radar Leather Division S.r.l. (“Radar”) for approximately $21,000. The purchase accounting for this acquisition is in progress.
On March 9, 2022, the Company’s board of directors modified the performance condition, specifically the definition of a qualifying exit event, in the cash-based executive compensation plan disclosed in Note 15. In addition, the board of directors approved the settlement of vested and unvested units in common stock rather than cash, which resulted in a change in classification of the outstanding units from liability to equity. As a result, modification of the units occurred on March 9, 2022 with a grant date fair value of $23.45, the closing stock price of the Company on the date of modification. There are 632,500 units that are expected to vest on March 18, 2022 and 801,000 units that will vest in equal amounts on the second and third anniversaries of the plan. The Company recognized compensation expense of $22,100 on March 9, 2022, the date the performance condition became probable. Unrecognized compensation expense related to the unvested units was $11,516 as of March 9, 2022.
On March 9, 2022, the Company’s board of directors approved the common stock settlement of vested awards of the long-term incentive plan disclosed in Note 15. The board of directors also approved the future settlement of unvested awards in common stock. Modification accounting was not applied as this change did not affect the fair value of the awards, vesting conditions, or the liability classification of the awards.
On March 9, 2022, the Company’s board of directors granted 85,108 restricted stock units (“RSUs”) and issued 309,479 stock options under the Safariland Long-Term Incentive Plan. The RSUs will vest in three equal installments over a three-year period from the date of grant and have a grant date fair

CADRE HOLDINGS, INC.
Notes to Consolidated Financial Statements (Continued)
(In thousands, except for share amounts)
20. SUBSEQUENT EVENTS (Continued)
value of $23.45, the closing stock price of the Company on the date of grant. The options issued will vest and become exercisable in equal installments over a three-year period from the date of grant and expire ten years from the date of the grant. The fair value of the options has been estimated as of the grant date using the Black-Scholes option-pricing model and resulted in a grant date fair value of approximately $6.72 per option. No compensation expense was recognized on the date of grant. Unrecognized compensation expense was $1,996 and $2,079 related to the RSUs and options, respectively, as of March 9, 2022.

CADRE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)
	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$9,877	$33,857
Accounts receivable, net of allowance for doubtful accounts of $749 and $645, respectively	52,001	48,344
Inventories	69,401	63,978
Prepaid expenses	7,747	10,353
Other current assets	4,360	3,171
Assets held for sale	271	278
Total current assets	143,657	159,981
Property and equipment, net of accumulated depreciation and amortization of $38,631 and $37,171, respectively	35,729	33,053
Deferred tax assets, net	12,979	7,059
Intangible assets, net	50,158	42,415
Goodwill	72,510	66,262
Other assets	5,965	3,026
Total assets	$320,998	$311,796
Liabilities, Mezzanine Equity and Shareholders’ Equity
Current liabilities
Accounts payable	$27,477	$19,328
Accrued liabilities	34,363	40,736
Income tax payable	2,239	1,255
Liabilities held for sale	120	128
Current portion of long-term debt	11,700	13,174
Total current liabilities	75,899	74,621
Long-term debt	144,661	146,516
Deferred tax liabilities	3,799	1,297
Other liabilities	694	722
Total liabilities	225,053	223,156
Commitments and contingencies (Note 7)
Mezzanine equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2022 and December 31, 2021)	—	—
Shareholders’ equity
Common stock ($0.0001 par value, 190,000,000 shares authorized, 34,782,271 shares and 34,383,350 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	3	3
Additional paid-in capital	144,978	127,606
Accumulated other comprehensive income (loss)	931	(1,917)
Accumulated deficit	(49,967)	(37,052)
Total shareholders’ equity	95,945	88,640
Total liabilities, mezzanine equity and shareholders’ equity	$320,998	$311,796
The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(Unaudited)
(In thousands, except share and per share amounts)
	Three Months Ended March 31,
	2022	2021
Net sales	$104,406	$110,536
Cost of goods sold	64,217	66,577
Gross profit	40,189	43,959
Operating expenses
Selling, general and administrative	53,950	28,051
Restructuring and transaction costs	599	321
Related party expense	122	153
Total operating expenses	54,671	28,525
Operating (loss) income	(14,482)	15,434
Other expense
Interest expense	(1,490)	(5,044)
Other expense, net	(205)	(44)
Total other expense, net	(1,695)	(5,088)
(Loss) income before provision for income taxes	(16,177)	10,346
Benefit (provision) for income taxes	6,012	(3,482)
Net (loss) income	$(10,165)	$6,864
Net (loss) income per share:
Basic	$(0.30)	$0.25
Diluted	$(0.30)	$0.25
Weighted average shares outstanding:
Basic	34,446,318	27,483,350
Diluted	34,446,318	27,483,350
Net (loss) income	$(10,165)	$6,864
Other comprehensive income:
Unrealized holding gains, net of tax(1)	3,077	—
Reclassification adjustments for gains included in net loss, net of tax(2)	131	—
Total unrealized gains on interest rate swaps, net of tax	3,208	—
Foreign currency translation adjustments, net of tax(3)	(360)	284
Other comprehensive income	2,848	284
Comprehensive (loss) income, net of tax	$(7,317)	$7,148

(1)
Net of income tax expense of $1,026 for the three months ended March 31, 2022.

(2)
Amount reclassified to net income relates to gains on interest rate swaps and is included in Interest expense above. Amount is net of income tax expense of $44 for the three months ended March 31, 2022.

(3)
Net of income tax expense of $18 and $93 for the three months ended March 31, 2022 and 2021, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Three Months Ended March 31,
	2022	2021
Cash Flows From Operating Activities:
Net (loss) income	$(10,165)	$6,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,544	3,539
Amortization of original issue discount and debt issue costs	111	677
Deferred income taxes	(6,951)	3,319
Stock-based compensation	23,588	—
(Recoveries from) provision for losses on accounts receivable	45	(91)
Foreign exchange loss	253	109
Changes in operating assets and liabilities, net of impact of acquisition:
Accounts receivable	(1,693)	(5,626)
Inventories	(2,956)	(2,496)
Prepaid expenses and other assets	3,158	(141)
Accounts payable and other liabilities	(18)	10,678
Net cash provided by operating activities	8,916	16,832
Cash Flows From Investing Activities:
Purchase of property and equipment	(950)	(788)
Business acquisition, net of cash acquired	(19,787)	—
Net cash used in investing activities	(20,737)	(788)
Cash Flows From Financing Activities:
Proceeds from revolving credit facilities	—	88,593
Principal payments on revolving credit facilities	—	(88,593)
Principal payments on term loans	(2,506)	(566)
Principal payments on insurance premium financing	(1,474)	(917)
Payment of capital leases	(11)	(7)
Taxes paid in connection with employee stock transactions	(6,216)	—
Dividends distributed	(2,750)	—
Net cash used in financing activities	(12,957)	(1,490)
Effect of foreign exchange rates on cash and cash equivalents	798	13
Change in cash and cash equivalents	(23,980)	14,567
Cash and cash equivalents, beginning of period	33,857	2,873
Cash and cash equivalents, end of period	$9,877	$17,440
Supplemental Disclosure of Cash Flows Information:
Cash (received) paid for income taxes, net	$(100)	$15
Cash paid for interest	$1,282	$4,292
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accruals and accounts payable for capital expenditures	$119	$—
The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)
(In thousands, except per share amounts)
	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2021	34,383,350	$3	$127,606	$(1,917)	$(37,052)	$88,640
Net loss	—	—	—	—	(10,165)	(10,165)
Dividends declared	—	—	—	—	(2,750)	(2,750)
Stock-based compensation	—	—	22,436	—	—	22,436
Common stock issued under employee compensation plans	580,990	—	1,152	—	—	1,152
Common stock withheld related to net share settlement of stock-based compensation	(182,069)	—	(6,216)	—	—	(6,216)
Foreign currency translation adjustments	—	—	—	(360)	—	(360)
Change in fair value of derivative instruments	—	—	—	3,208	—	3,208
Balance, March 31, 2022	34,782,271	$3	$144,978	$931	$(49,967)	$95,945
	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2020	27,483,350	$3	$48,670	$(2,860)	$(36,962)	$8,851
Net income	—	—	—	—	6,864	6,864
Foreign currency translation adjustments	—	—	—	284	—	284
Balance, March 31, 2021	27,483,350	$3	$48,670	$(2,576)	$(30,098)	$15,999
The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(in thousands, except share and per share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Cadre Holdings, Inc., D/B/A The Safariland Group (the “Company”, “Cadre”, “we”, “us”, and “our”), a Delaware corporation, began operations on April 12, 2012. The Company, headquartered in Jacksonville, Florida, is a global leader in manufacturing and distributing safety and survivability products and other related products for the law enforcement, first responder and military markets. The business operates through 14 manufacturing plants within the U.S., Mexico, Canada, the United Kingdom, Italy, and Lithuania, and sells its products worldwide through its direct sales force, distribution channel and distribution partners, online stores, and third-party resellers.
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting, and include the accounts of the Company, its wholly owned subsidiaries, and other entities consolidated as required by GAAP. Accordingly, they do not include all of the information and footnotes required by GAAP for annual audited financial statements. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. These interim consolidated financial statements and notes thereto should be read in conjunction with the Company’s most recently completed annual consolidated financial statements. All adjustments considered necessary for a fair presentation have been included. All intercompany transactions have been eliminated in consolidation.
Stock Split
In July 2021, the Company effected a 50-for-1 stock split of its common stock and preferred stock. All share and per share information has been retroactively adjusted to reflect the stock split for all periods presented.
Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.
In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we may not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Use of Estimates
The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
The presentation of revenue by channel previously reported in the notes to the consolidated financial statements has been reclassified to conform to the current financial statement presentation.
Fair Value Measurements
The Company follows the guidance of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance also establishes the following three-level hierarchy based upon the transparency of inputs to the valuation of an asset or liability on the measurement date:
Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Unobservable inputs that reflect assumptions about what market participants would use in pricing assets or liabilities based on the best information available.
The Company’s financial instruments consist principally of cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities, income tax payable and debt. The carrying amounts of certain of these financial instruments, including cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities and income tax payable approximate their current fair value due to the relatively short-term nature of these accounts.
The following table presents our fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:
	March 31, 2022				December 31, 2021
	Carrying amount	Fair Value			Carrying amount	Fair Value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets:
Interest rate swap (Note 6)	$5,495	$—	$5,495	$—	$1,607	$—	$1,607	$—
Liabilities:
Interest rate swap (Note 6)	$—	$—	$—	$—	$389	$—	$389	$—
There were no transfers of assets or liabilities between levels during the three months ended March 31, 2022 and 2021.
The carrying value of our long-term debt obligations approximates the fair value, as the long-term debt was entered into recently and contains a floating interest rate component.

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
Goodwill and Other Intangible Assets
The Company tests goodwill and intangible assets determined to have indefinite useful lives for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. The Company performs these annual impairment tests as of October 31st each year.
In evaluating goodwill for impairment, qualitative factors are considered to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of these qualitative factors may include macroeconomic conditions, industry and market considerations, a change in financial performance, or entity-specific events. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the Company performs a two-step goodwill impairment test. The first step involves a comparison of the fair value of a reporting unit to its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process is performed, which compares the implied value of the reporting unit goodwill with the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
The Company determines the fair value of its reporting units based on a combination of the income approach and market approach, weighted based on the circumstances. Both values are discounted using a rate that reflects the Company’s best estimate of the weighted average cost of capital of a market participant and is adjusted for appropriate risk factors.
Revenue Recognition
The Company derives revenue primarily from the sale of physical products. The Company recognizes revenue when a contract exists with a customer that specifies the goods and services to be provided at an agreed upon sales price and when the performance obligation is satisfied by transferring the goods or service to the customer. The performance obligation is considered satisfied when control transfers, which is generally determined when products are shipped or delivered to the customer but could be delayed until the receipt of customer acceptance, depending on the terms of the contract. Sales are made on normal and customary short-term credit terms or upon delivery for point of sale transactions.
The Company enters into contractual arrangements primarily with customers in the form of individual customer orders which specify the goods, quantity, pricing, and associated order terms. The Company has some long-term contracts that may contain research and development performance obligations that are satisfied over time. The Company invoices the customer once the billing milestone is reached and collects under customary short-term credit terms. For long-term contracts, the Company recognizes revenue using the input method based on costs incurred, as this method is an appropriate measure of progress toward the complete satisfaction of the performance obligation. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.
At the time of revenue recognition, the Company also provides for estimated sales returns and miscellaneous claims from customers as reductions to revenues. The estimates are based on historical rates of product returns and claims. The Company accrues for such estimated returns and claims with an estimated

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
accrual and associated reduction of revenue. Additionally, the Company records inventory that it expects to be returned as part of inventories, with a corresponding reduction to cost of goods sold.
Charges for shipping and handling fees billed to customers are included in net sales and the corresponding shipping and handling expenses are included in cost of goods sold in the accompanying consolidated statements of operations and comprehensive (loss) income. We consider our costs related to shipping and handling after control over a product has transferred to a customer to be a cost of fulfilling the promise to transfer the product to the customer.
Sales commissions paid to employees as compensation are expensed as incurred for contracts with service periods less than a year. For contracts with service periods greater than a year, these costs are capitalized and amortized over the life of the contract. These costs are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive (loss) income.
Product Warranty
Some of the Company’s manufactured products carry limited warranty provisions for defects in quality and workmanship. A warranty reserve is established at the time of sale to cover estimated costs based on the Company’s history of warranty repairs and replacements, and is recorded in cost of goods sold in the Company’s consolidated statements of operations and comprehensive (loss) income.
The following table represents changes in the Company’s accrued warranties, which is recorded in accrued liabilities in the consolidated balance sheets, and related costs:
	Three months ended March 31,
	2022	2021
Beginning accrued warranty expense	$1,256	$1,133
Current period claims	(116)	(56)
Provision for current period sales	93	63
Ending accrued warranty expense	$1,233	$1,140
Net (loss) Income per Share
Basic income or loss per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding during the periods presented. Diluted income or loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of potential common shares, determined using the treasury-stock method. The calculation of weighted average shares outstanding and net (loss) income per share are as follows:

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
	Three months ended March 31,
	2022	2021
Net (loss) income	$(10,165)	$6,864
Weighted average shares outstanding—basic	34,446,318	27,483,350
Effect of dilutive securities:
Stock-based awards	—	—
Weighted average shares outstanding—diluted	34,446,318	27,483,350
Net (loss) income per share:
Basic	$(0.30)	$0.25
Diluted	$(0.30)	$0.25
For the three months ended March 31, 2022, 886,108 restricted stock awards and 357,479 stock options were anti-dilutive and therefore not included in diluted weighted average shares outstanding. There were no dilutive instruments outstanding for the three months ended March 31, 2021.
Recent Accounting Pronouncements
Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is intended to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. In July 2018, the FASB issued additional guidance which provided an additional transition method for adopting the updated guidance. Under the additional transition method, entities may elect to recognize a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption. In June 2020, the FASB issued additional guidance which extends the effective date of ASU 2016-02 for emerging growth companies to begin in fiscal years beginning after December 15, 2021, and interim periods beginning after December 15, 2022. Early adoption is permitted. The Company adopted this standard as of the effective date and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 includes an impairment model (known as the current expected credit loss model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. The use of forecasted information is intended to incorporate more timely information in the estimate of expected credit loss. In November 2019, the FASB issued additional guidance which extends the effective date of ASU 2016-13 for emerging growth companies to begin in fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company plans to adopt this standard on January 1, 2023 and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying existing guidance. For emerging growth companies, this ASU is

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
1. SIGNIFICANT ACCOUNTING POLICIES (Continued)
effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.
There were no other new accounting standards that the Company expects to have a potential material impact to the financial position or results of operations upon adoption.
2. ACQUISITIONS
On January 11, 2022, Safariland, LLC, a wholly-owned subsidiary of the Company, completed the accretive acquisition of Radar Leather Division S.r.l. (“Radar”), a premiere family-owned duty gear business based in Italy that specializes in the production of high-quality holsters, belts, duty belts, and other accessories.
The acquisition was accounted for as a business combination. Total acquisition-related costs for the acquisition of Radar were $627, of which $95 was incurred and recognized during the three months ended March 31, 2022.
Total consideration, net of cash acquired, was $19,787 for 100% of the equity interests in Radar. The total consideration was as follows:
Cash paid	$21,266
Less: cash acquired	(1,479)
Total consideration, net	$19,787
The following table summarizes the total purchase price consideration and the preliminary fair value amounts recognized for the assets acquired and liabilities assumed, which have been estimated at their fair values. The fair value estimates for the purchase price allocation are based on the Company’s best estimates and assumptions as of the reporting date and are considered preliminary. The fair value measurements of identifiable assets and liabilities, and the resulting goodwill related to the Radar acquisition are subject to change and the final purchase price allocation could be different from the amounts presented below. We expect to finalize the valuations as soon as practicable, but no later than one year from the date of the acquisition. The excess of purchase consideration over the assets acquired and liabilities assumed is recorded as goodwill. Goodwill for the Radar acquisition is included in the Products segment and consists largely of the growth and profitability expected from this acquisition.

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
2. ACQUISITIONS (Continued)
Total consideration, net	$19,787
Accounts receivable	$2,347
Inventories	2,500
Prepaid expenses	682
Other current assets	612
Property and equipment	3,053
Intangible assets	10,200
Goodwill	6,711
Total assets acquired	26,105
Accounts payable	1,120
Deferred tax liabilities	2,548
Accrued liabilities	2,106
Long-term debt	544
Total liabilities assumed	6,318
Net assets acquired	$19,787
In connection with the acquisition, the Company acquired exclusive rights to Radar’s trademarks, customer relationships, and product technologies. The amounts assigned to each class of intangible asset, other than goodwill acquired, and the related average useful lives are as follows:
	Gross	Average Useful Life
Customer relationships	$9,300	15
Technology	600	10
Trademarks	300	7
Total	$10,200
The full amount of goodwill of $6,711 is expected to be non-deductible for tax purposes. No pre-existing relationships existed between the Company and Radar prior to the acquisition. Radar revenue and cost of goods sold are included in the Products segment. The acquisition was not material to our consolidated financial statements.
3. REVENUE RECOGNITION
The following tables disaggregate net sales by channel and geography:
	Three months ended March 31,
	2022	2021
U.S. state and local agencies(a)	$57,923	$59,377
Commercial	11,034	11,842
U.S. federal agencies	7,914	15,593
International	27,019	21,994
Other	516	1,730
Net sales	$104,406	$110,536

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
3. REVENUE RECOGNITION (Continued)

(a)
Includes all Distribution sales

	Three months ended March 31,
	2022	2021
United States	$77,387	$88,542
International	27,019	21,994
	$104,406	$110,536
Contract Liabilities
Contract liabilities are recorded as a component of other liabilities when customers remit cash payments in advance of the Company satisfying performance obligations which are satisfied at a future point of time. Contract liabilities are reduced when the performance obligation is satisfied. Contract liabilities are included in accrued liabilities in the Company’s consolidated balance sheets and totaled $9,608 and $10,949 as of March 31, 2022 and December 31, 2021, respectively. Revenue recognized during the three months ended March 31, 2022 from amounts included in contract liabilities as of December 31, 2021 was $4,991.
Remaining Performance Obligations
As of March 31, 2022, we had $18,642 of remaining performance obligations, which included amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under ASC Topic 606, Revenue from Contracts with Customers, as of March 31, 2022. We expect to recognize approximately 67% of this balance over the next twelve months and expect the remainder to be recognized in the following two years.
4. INVENTORIES
The following table sets forth a summary of inventories stated at lower of cost or net realizable value, as of March 31, 2022 and December 31, 2021:
	March 31, 2022	December 31, 2021
Finished goods	$29,736	$28,707
Work-in-process	5,800	4,053
Raw materials and supplies	33,865	31,218
	$69,401	$63,978

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
5. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The following table summarizes the changes in goodwill for the three months ended March 31, 2022:
	Products	Distribution	Total
Balance, December 31, 2021	$63,646	$2,616	$66,262
Radar acquisition	6,711	—	6,711
Foreign currency translation adjustments	(463)	—	(463)
Balance, March 31, 2022	$69,894	$2,616	$72,510
Gross goodwill and accumulated impairment losses was $80,095 and $7,585, respectively, as of March 31, 2022 and $73,899 and $7,585, respectively, as of December 31, 2021.
Intangible Assets
Intangible assets such as certain customer relationships and patents on core technologies and product technologies are amortizable over their estimated useful lives. Certain trade names and trademarks which provide exclusive and perpetual rights to manufacture and sell their respective products are deemed indefinite-lived and are therefore not subject to amortization.
Intangible assets consisted of the following as of March 31, 2022 and December 31, 2021:
	March 31, 2022
	Gross	Accumulated amortization	Net	Weighted Average Useful Life
Definite lived intangibles:
Customer relationships	$83,095	$(54,301)	$28,794	11
Technology	12,523	(11,033)	1,490	7
Tradenames	6,700	(3,523)	3,177	4
Non-compete agreements	1,021	(1,021)	—	4
	$103,339	$(69,878)	$33,461
Indefinite lived intangibles:
Tradenames	16,697	—	16,697	Indefinite
Total	$120,036	$(69,878)	$50,158

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
5. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)
	December 31, 2021
	Gross	Accumulated amortization	Net	Weighted Average Useful Life
Definite lived intangibles:
Customer relationships	$74,078	$(52,536)	$21,542	11
Technology	11,978	(10,988)	990	7
Tradenames	6,473	(3,264)	3,209	4
Non-compete agreements	1,037	(1,037)	—	4
	$93,566	$(67,825)	$25,741
Indefinite lived intangibles:
Tradenames	16,674	—	16,674	Indefinite
Total	$110,240	$(67,825)	$42,415
The Company recorded amortization expense of $2,157 and $2,186 for the three months ended March 31, 2022 and 2021, respectively, of which $50 and $198 was included in cost of goods sold in the consolidated statements of operations and comprehensive (loss) income for the respective periods.
The estimated amortization expense for finite-lived intangible assets for the remaining nine months of 2022, the next four years and thereafter is as follows:
Remainder of 2022	$6,202
2023	7,442
2024	4,541
2025	2,553
2026	2,132
Thereafter	10,591
$33,461

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
6. DEBT
The Company’s debt is as follows:
	March 31, 2022	December 31, 2021
Short-term debt:
Insurance premium financing	$1,700	$3,174
Current portion of term loan	10,000	10,000
	$11,700	$13,174
Long-term debt:
Revolver	—	—
Term loan	146,064	148,564
Other	535	—
	$146,599	$148,564
Unamortized debt discount and debt issuance costs	(1,938)	(2,048)
Total long-term debt, net	$144,661	$146,516
The following summarizes the aggregate principal payments of our long-term debt, excluding debt discount and debt issuance costs, for the remaining nine months of 2022, the next four years and thereafter:
Remainder of 2022	$7,500
2023	10,132
2024	10,269
2025	10,134
2026	118,564
Thereafter	—
Total principal payments	$156,599
New Credit Facility
On August 20, 2021 (the “Closing Date”), the Company refinanced its existing credit facilities and entered into a new credit agreement whereby Safariland, LLC, as borrower (the “Borrower”), the Company and certain domestic subsidiaries of the Borrower, as guarantors (the “Guarantors”), closed on and received funding under a credit agreement (initially entered into on July 23, 2021), pursuant to a First Amendment to Credit Agreement (collectively, the “New Credit Agreement”) with PNC Bank, National Association (“PNC”), as administrative agent, and the several lenders from time to time party thereto (together with PNC, the “Lenders”) pursuant to which the Borrower (i) borrowed $200,000 under a term loan (the “Term Loan”), and (ii) may borrow up to $100,000 under a revolving credit facility (including up to $15,000 for letters of credit and up to $10,000 for swing line loans) (the “Revolving Loan”). Each of the Term Loan and the Revolving Loan mature on July 23, 2026. Commencing December 31, 2021, the New Term Loan requires scheduled quarterly payments in amounts equal to 1.25% per quarter of the original aggregate principal amount of the Term Loan, with the balance due at maturity. The New Credit Agreement is guaranteed, jointly and severally, by the Guarantors and, subject to certain exceptions, secured by a first-priority security interest in substantially all of the assets of the Borrower and the Guarantors pursuant to a Security and Pledge Agreement and a Guaranty and Suretyship Agreement, each dated as of the Closing Date.

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
6. DEBT (Continued)
There were no amounts outstanding under the Revolving Loan as of March 31, 2022 and 2021. As of March 31, 2022, there were $3,069 in outstanding letters of credit and $96,931 of availability.
The Borrower may elect to have the Revolving Loan and Term Loan under the New Credit Agreement bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings, in each case based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also requires the Borrower to pay a commitment fee on the unused portion of the loan commitments. Such commitment fee will range between 0.175% and 0.25% per annum, and is also based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also contains customary representations and warranties, and affirmative and negative covenants, including limitations on additional indebtedness, dividends, and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens on the assets of the Borrowers or any Guarantor, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions, dispositions, and mandatory prepayments in connection with certain liquidity events. The New Credit Agreement contains certain restrictive debt covenants, which require us to: (i) maintain a minimum fixed charge coverage ratio of 1.25 to 1.00, starting with the quarter ended December 31, 2021, which is to be determined for each quarter end on a trailing four quarter basis and (ii) maintain a quarterly maximum consolidated total net leverage ratio of 3.75 to 1.00 from the quarter ended December 31, 2021 until the quarter ended September 30, 2022, and thereafter 3.50 to 1.00, which is in each case to be determined on a trailing four quarter basis; provided that under certain circumstances and subject to certain limitations, in the event of a material acquisition, we may temporarily increase the consolidated total net leverage ratio by up to 0.50 to 1.00 for four fiscal quarters following such acquisition. The New Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the New Credit Agreement may be accelerated and the Lenders could foreclose on their security interests in the assets of the Borrowers and the Guarantors.
Canadian Credit Facility
On October 14, 2021, Med-Eng Holdings ULC and Pacific Safety Products Inc., the Company’s Canadian subsidiaries, as borrowers (the “Canadian Borrowers”), and Safariland, LLC, as guarantor (the “Canadian Guarantor”), closed on a line of credit pursuant to a Loan Agreement (the “Canadian Loan Agreement”) and a Revolving Line of Credit Note (the “Note”) with PNC Bank Canada Branch (“PNC Canada”), as lender pursuant to which the Canadian Borrowers may borrow up to CDN$10,000 under a revolving line of credit (including up to $3,000 for letters of credit) (the “Revolving Canadian Loan”). The Revolving Canadian Loan matures on July 23, 2026. The Canadian Loan Agreement is guaranteed by the Canadian Guarantor pursuant to a Guaranty and Suretyship Agreement (the “Canadian Guaranty Agreement”).
The Canadian Borrowers may elect to have borrowings either in United States dollars or Canadian dollars under the Canadian Loan Agreement, which will bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin, in the case of borrowings in United States dollars, or at a Canadian Prime Rate (as announced from time to time by PNC Canada) or a Canadian deposit offered rate (“CDOR”) as determined from time to time by PNC Canada in accordance with the Canadian Loan Agreement. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings and Canadian Prime Rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
6. DEBT (Continued)
borrowings and CDOR borrowings. The Canadian Loan Agreement also requires the Canadian Borrowers to pay (i) an unused line fee on the unused portion of the loan commitments in an amount ranging between 0.175% and 0.25% per annum, based upon the level of the Company’s consolidated total net leverage ratio, and (ii) an upfront fee equal to 0.25% of the principal amount of the Note.
There were no amounts outstanding under the Revolving Canadian Loan as of March 31, 2022.
The Canadian Loan Agreement also contains customary representations and warranties, and affirmative and negative covenants, including, among others, limitations on additional indebtedness, entry into new lines of business, entry into guarantee agreements, making of any loans or advances to, or investments in, any other person, restrictions on liens on the assets of the Canadian Borrowers and mergers, transfers of assets and acquisitions. The Canadian Loan Agreement and Note also contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions.
Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the Canadian Loan Agreement may be accelerated.
Interest Rate Swaps
In September 2021, we entered into an interest rate swap agreement to hedge forecasted monthly interest rate payments on our floating rate debt. As of March 31, 2022, we had the following interest rate swap agreement (the “Swap Agreement”):
Effective date	Notional amount	Fixed rate
September 30, 2021 through July 23, 2026	$100,000	0.875%
Under the terms of the Swap Agreement, we receive payments based on the 1-month LIBOR (approximately 0.46% as of March 31, 2022).
During the three months ended March 31, 2022, there were no interest rate swap agreements that expired.
We entered into the Swap Agreement to convert a portion of the interest rate exposure on our floating rate debt from variable to fixed. We designated this Swap Agreement as a cash flow hedge. A portion of the amount included in accumulated other comprehensive income (loss) is reclassified into interest expense, net as a yield adjustment as interest is either paid or received on the hedged debt. The fair value of our Swap Agreement is based upon Level 2 inputs. We have considered our own credit risk and the credit risk of the counterparties when determining the fair value of our Swap Agreement.
It is our policy to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes. We believe our interest rate swap counterparty will be able to fulfill their obligations under our agreement, and we believe we will have debt outstanding through the expiration date of the swap such that the occurrence of future cash flow hedges remains probable.
The estimated fair value of our Swap Agreement in the consolidated balance sheets was as follows:
Balance sheet accounts	March 31, 2022	December 31, 2021
Other current assets	$880	$—
Other assets	$4,615	$1,607
Accrued liabilities	$—	$389

CADRE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
(in thousands, except share and per share amounts)
6. DEBT (Continued)
A cumulative gain, net of tax, of $4,121 and $913 as of March 31, 2022 and December 31, 2021, respectively, is reflected in accumulated other comprehensive income (loss).
The amount of gain recognized in other comprehensive income for the three months ended March 31, 2022 was $3,077 net of tax. There was $131 reclassified from accumulated other comprehensive income (loss) into earnings for the three months ended March 31, 2022.
As of March 31, 2022, approximately $885 is expected to be reclassified from accumulated other comprehensive income (loss) into interest expense over the next 12 months.
7. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
In March 2020, the Company settled an administrative enforcement action filed by the U.S. Federal Trade Commission (“FTC”) relating to Company’s sale of VieVu, LLC to Axon Enterprise Inc. (“Axon”) wherein the FTC alleged that the operative agreements contained non-compete and non-solicitation provisions in violation of Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45, and Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18. The FTC’s administrative complaint sought only injunctive relief against the Company to enjoin the enforcement of these provisions, now and in the future, and did not seek monetary damages against the Company. In January 2020, the Company and Axon had rescinded these provisions. Pursuant to a consent agreement and proposed consent order entered into by the FTC and the Company, on June 11, 2020, the FTC issued a Decision and Order accepting the Consent Agreement (the “Order”). Under the Order, the Company agreed to not modify and reinstate the rescinded provisions and to not enter into any new similar provisions with Axon, absent prior approval from the FTC. In addition, as part of the Company’s compliance program, the Order imposes an obligation to distribute to, and train the directors and officers on, the requirements of the consent order and to report annually for five years to the FTC ensuring compliance with the consent order. On July 10, 2020, the Company filed its Interim Verified Compliance Report and, on June 11, 2021, filed its First Annual Compliance Report, both as required by the Order.
In June 2020, the Company received a Civil Investigative Demand (“CID”) from the United States Department of Justice (“DOJ”), Western District of Washington (Seattle, WA), pertaining to a False Claims Act investigation, 31 U.S.C, sections 3729-3733 (“FCA”), concerning allegations that soft body armor vest accessory panels sold by the Company are falsely labeled as compliant with the National Institute of Justice performance standards. In September 2020, the Company made its First Production of Documents which contained only documents and data that had been deemed to be of a “priority” nature pursuant to an agreement reached between the Company’s counsel and the Assistant U.S. Attorney handling the matter. In July 2021, the Company received a request for additional information relating to the subject matter of the investigation, with which the Company intends to comply. In October 2021, November 2021 and December 2021, the Company produced additional documents responsive to the correspondence containing requests for specific documents and supplemental information. At this preliminary stage of the investigation, the Company does not have enough information to make an evaluation of the merits, exposure or potential risks regarding this matter.
In September 2021, Safariland, LLC, a wholly-owned subsidiary of the Company, received a jury verdict awarding $7,500 to a plaintiff relating to a personal injury case wherein the plaintiff alleged various product liability claims against Safariland, LLC. The plaintiff in the proceeding, Mr. David Hakim, instituted the proceeding on July 24, 2015, through the filing of a complaint with the United States District Court, Northern District of Illinois, Eastern Division. In the proceeding, the plaintiff, a SWAT officer with the

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7. COMMITMENTS AND CONTINGENCIES (Continued)
DuPage County Sheriff’s Office (“DCSO”), alleged that he suffered injuries during a training exercise conducted by DCSO in which a Defense Technology Shotgun Breaching TKO round was deployed and passed through a door and lower-floor ceiling causing a fragment to strike plaintiff’s back resulting in injury. Prior to the jury rendering its verdict, the court deferred ruling on Safariland, LLC’s Motion for Judgment as a Matter of Law (“JMOL”). On November 8, 2021, Safariland, LLC filed its post-trial motions, including a supplemental JMOL, motion for new trial and remittitur. On April 18, 2022, the court denied Safariland, LLC’s JMOL, motion for new trial and remittitur and, accordingly, entered a judgment in favor of plaintiff, David Hakim, as to the Third Claim. Safariland, LLC will be filing an appeal on or before May 18, 2022. While any litigation contains an element of uncertainty, the Company believes it is reasonably possible, not probable, that the Company could incur losses related to this case, however, any losses would be indemnified by our insurance carrier under applicable policies.
The Company is also involved in various legal disputes and other legal proceedings and claims that arise from time to time in the ordinary course of business. The Company vigorously defends itself against all lawsuits and evaluates the amount of reasonably possible losses that the Company could incur as a result of these matters. While any litigation contains an element of uncertainty, the Company believes that the reasonably possible losses that the Company could incur in excess of insurance coverage would not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.
Insurance
The Company has various insurance policies, including product liability insurance, covering risks and in amounts it considers adequate. There can be no assurance that the insurance coverage maintained by the Company is sufficient or will be available in adequate amounts or at a reasonable cost.
International
As an international company, we are, from time to time, the subject of investigations relation to the Company’s international operations, including under U.S. export control laws (such as ITAR), the FCPA and other similar U.S. and international laws. To the best of the Company’s knowledge, there are not any potential or pending investigations at this time.
Leases
The Company leases office, warehouse, and distribution space under non-cancelable operating leases. As leases expire, it can be expected that, in the normal course of business, certain leases will be renewed or replaced. Our leases generally contain multi-year renewal options and escalation clauses. Total rent expense of the Company for the three months ended March 31, 2022 and 2021 was $1,200 and $1,150, respectively.
Future minimum lease payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year for the remaining nine months of 2022, the next four years and thereafter is as follows:
Remainder of 2022	$3,367
2023	4,047
2024	2,851
2025	1,422
2026	486
Thereafter	109
Total minimum lease payments	$12,282

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7. COMMITMENTS AND CONTINGENCIES (Continued)
There were no material future minimum sublease payments to be received under non-cancelable subleases as of March 31, 2022. There was no material sublease income for the three months ended March 31, 2022 and 2021.
8. INCOME TAXES
The Company and its subsidiaries file income tax returns in the U.S. federal, various state and local, and certain foreign jurisdictions. As of March 31, 2022, the Company’s tax years subsequent to 2016 are subject to examination by tax authorities with few exceptions. During the three months ended March 31, 2022, one of the Company’s Canadian subsidiaries concluded an examination of its tax filings for the period June 1, 2016 through December 31, 2017 that resulted in no changes to the filings or the amount of tax due. The 2018 and 2019 tax returns of a separate Canadian subsidiary were selected for examination by the Canadian Revenue Agency.
In assessing the realizability of deferred tax assets, the Company performs a quarterly evaluation of whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. During the course of this evaluation, the Company considers all available positive and negative evidence and if, based upon the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded. Based on the Company’s evaluation, a valuation allowance of $1,890 has been recorded as of March 31, 2022.
The Company’s effective tax rate for the three months ended March 31, 2022 and 2021 was 37.2% and 32.5%, respectively. The increase in the effective tax rate period over period primarily relates to nondeductible executive compensation.
9. COMPENSATION PLANS
Long-Term Incentive Plan
In March 2021, the Company initiated a cash-based long-term incentive plan. Each award granted under the plan shall be eligible to vest in three equal annual installments over a period of three consecutive one-year performance periods, with each installment of the award vesting on the last day of the applicable performance period, subject to the achievement of the performance metrics established by the board of directors for the applicable annual performance period. Compensation expense related to this plan was $384 and $952 for the three months ended March 31, 2022 and 2021, respectively, and is included in selling, general and administrative in the Company’s consolidated statements of operations and comprehensive (loss) income.
On March 9, 2022, the Company’s board of directors approved the common stock settlement of vested awards of the long-term incentive plan. The board of directors also approved the future settlement of unvested awards in common stock. Modification accounting was not applied as this change did not affect the fair value of the awards, vesting conditions, or the liability classification of the awards.
Executive Compensation Plan
The Company maintains a cash-based executive compensation plan for certain employees. The Company’s board of directors awarded 1,433,500 (split-adjusted) interests in the plan (“units”). Each unit represents an unfunded and unsecured right, subject to certain conditions as set forth by the plan. One-third of the units granted to any holder will vest on each of the first, second, and third anniversaries of March 18, 2021 during the term of such holder’s employment with the Company. Payment of a holder’s vested balance is dependent upon a transaction or series of related transactions constituting a qualifying exit event, as defined by the executive compensation plan. The plan will expire on March 18, 2025, at which

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9. COMPENSATION PLANS (Continued)
time the plan and all awarded units will be terminated for no consideration if a qualifying exit event has not occurred before that date. If a qualifying exit event becomes probable, the fair value of the units would be the closing stock price of the Company on the day the qualifying exit event becomes probable and compensation expense would be recognized at that time.
On March 9, 2022, the Company’s board of directors modified the performance condition, specifically the definition of a qualifying exit event, in the cash-based executive compensation plan. In addition, the board of directors approved the settlement of the majority of vested and unvested units in common stock rather than cash, which resulted in a change in classification of those outstanding units from liability to equity. As a result, modification of the units occurred on March 9, 2022 with a grant date fair value of $23.45, the closing stock price of the Company on the date of modification. There were 632,500 units that vested on March 18, 2022 and 801,000 units that will vest in equal amounts on the second and third anniversaries of the plan. The Company recognized compensation expense of $23,008 in selling, general and administrative in the Company’s consolidated statements of operations and comprehensive (loss) income for the three months ended March 31, 2022, the period in which the performance condition was determined to be satisfied. Unrecognized compensation expense related to the unvested units was $10,713 as of March 31, 2022. Liability classified units were remeasured at the Company’s closing stock price on March 31, 2022, resulting in $722 recorded in accrued liabilities in the Company’s consolidated balance sheet as of March 31, 2022.
Stock Incentive Plan
On March 9, 2022, the Company’s board of directors granted 85,108 restricted stock awards (“RSAs”) and issued 309,479 stock options under the Cadre Stock Incentive Plan. The RSAs will vest in three equal installments over a three-year period from the date of grant and have a grant date fair value of $23.45, the closing stock price of the Company on the date of grant. The options issued will vest and become exercisable in equal installments over a three-year period from the date of grant and expire ten years from the date of the grant. The fair value of the options has been estimated as of the grant date using the Black-Scholes option-pricing model and resulted in a grant date fair value of approximately $6.72 per option. The Company recognized compensation expense of $40 and $42 related to the RSAs and options, respectively, in selling, general and administrative in the Company’s consolidated statements of operations and comprehensive (loss) income for the three months ended March 31, 2022. Unrecognized compensation expense was $1,956 and $2,037 related to the RSAs and options, respectively, as of March 31, 2022.
10. ASSETS AND LIABILITIES HELD FOR SALE
In October 2021, the Company designated our Daventry, UK facility as held for sale. Accordingly, during 2021, the Company determined that the assets and liabilities associated with the Daventry facility met the criteria for classification as held for sale but did not meet the criteria for classification as discontinued operations as the deconsolidation did not represent a strategic shift in the business. Total assets and liabilities associated with the Daventry facility were $271 and $120, respectively, and are presented in our consolidated balance sheet as of March 31, 2022 as current assets held for sale and current liabilities held for sale, respectively. The Company expects to complete the sale of this facility in 2022.
11. RELATED PARTY TRANSACTIONS
The Company leases 4 distribution warehouses and retail stores from certain employees. The Company recorded rent expense related to these leases of $122 and $153 for the three months ended March 31, 2022 and 2021, respectively. Rent expense related to these leases is included in related party expense in the Company’s consolidated statements of operations and comprehensive (loss) income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
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12. SEGMENT DATA
Our operations are comprised of two reportable segments: Products and Distribution. Segment information is consistent with how the chief operating decision maker (“CODM”), our chief executive officer, reviews the business, makes investing and resource allocation decisions and assesses operating performance. The CODM is not provided asset information or operating expenses by segment.
	Three months ended March 31, 2022
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$85,386	$24,096	$(5,076)	$104,406
Cost of goods sold	51,120	18,172	(5,075)	64,217
Gross profit	$34,266	$5,924	$(1)	$40,189
	Three months ended March 31, 2021
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$93,818	$22,660	$(5,942)	$110,536
Cost of goods sold	55,594	16,921	(5,938)	66,577
Gross profit	$38,224	$5,739	$(4)	$43,959

(1)
Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

13. SUBSEQUENT EVENTS
In May 2022, the Company acquired Cyalume Technologies, Inc, CT SAS Holdings, Inc. and Cyalume Technologies SAS (collectively “Cyalume”) for approximately $35,000. The purchase accounting for this acquisition is in progress. In connection with the acquisition, the purchase price was funded with a draw on the Company’s Revolving Loan of $35,000.

4,000,000 Shares
Common Stock

PROSPECTUS

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